As filed with the Securities and Exchange Commission on October 12, 2006
Registration No. 333-137400

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL CITY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6021	34-1111088
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Classification Code Number)

National City Center
1900 East Ninth Street
Clevelan d, Ohio 44114-3484
(216) 222-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David L. Zoeller, Esq.
Executive Vice President and General Counsel
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114-3484
(216) 222-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Linda K. Erkkila, Esq. National City Corporation 1900 East Ninth Street Cleveland, Ohio 44114 (216) 222-2227 Fax: (216) 222-2336	Alan Schick, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue Suite 400 Washington, D.C. 20015 (202) 274-2008 Fax: (202) 362-2902

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering	Aggregate Offering	Amount of
of Securities to be Registered	Registered (1)	Price Per Unit	Price (2)	Registration Fee (3)
Common Stock, par value of $4.00 per share	14,523,283	NA	$551,884,754	$59,052

(1)	Estimated maximum number of shares that may be issued in connection with the proposed merger based upon 26,461,297 which as of September 18, 2006 represents the total number of shares of common stock of Fidelity Bankshares, Inc. outstanding, subject to allocation procedures that will allow 50% of the Fidelity outstanding shares to receive stock and 50% to cash, multiplied by the exchange ratio of 1.0977 shares of National City common stock.

(2)	The proposed maximum offering price is estimated solely for the purpose of computing the registration fee and is calculated in accordance with Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of a share of common stock of Fidelity Bankshares, Inc. as reported on the Nasdaq Global Select Market on September 11, 2006.

(3)	Previously paid on September 18, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of National City Corporation (“National City”) and Fidelity Bankshares, Inc. unanimously approved the merger agreement between National City and Fidelity Bankshares pursuant to which Fidelity Bankshares will be merged with and into National City. Fidelity Bankshares stockholders will have the opportunity to elect the form of merger consideration to be received for each share of Fidelity Bankshares common stock owned. Each Fidelity Bankshares stockholder may elect to receive 1.0977 shares of National City common stock or a cash payment of $39.50 for each share of Fidelity Bankshares common stock they own. However, because 50% of the total number of shares of Fidelity Bankshares common stock outstanding at the closing will be converted into National City common stock and the remaining 50% of the outstanding shares will be converted into cash, you may receive a combination of cash and shares of National City common stock for your Fidelity Bankshares shares that is different than what you elect, depending on the elections made by other Fidelity Bankshares stockholders.

The value of the stock component of the merger consideration will fluctuate with the market price of National City common stock. Based on the closing price of $36.77 per share of National City common stock on October 6, 2006, the latest practicable trading day before the distribution of this document, each share of Fidelity Bankshares common stock that is exchanged solely for National City common stock would be converted into 1.0977 shares of National City common stock having an implied value of $40.36. The market prices of both National City common stock and Fidelity Bankshares common stock will fluctuate before the merger. You should obtain current market quotations for the shares of both companies from a newspaper, the internet or your broker. National City common stock is listed on the New York Stock Exchange under the symbol “NCC.” Fidelity Bankshares common stock is listed on the Nasdaq Global Select Market under the symbol “FFFL.”

We expect that the merger will generally be tax-free to you with respect to any shares of National City common stock that you receive and will generally be taxable to you with respect to any cash that you receive.

The merger cannot be completed unless the stockholders of Fidelity Bankshares approve the merger agreement. Fidelity Bankshares has scheduled a special meeting for its stockholders to vote on the merger agreement. Fidelity Bankshares’ board of directors unanimously recommends that its stockholders vote “FOR” approval of the merger agreement.

Fidelity Bankshares will hold its special meeting on Monday, November 20, 2006, at 2:00 p.m., local time, at the Crowne Plaza Hotel, Belvedere Road, West Palm Beach, Florida 33406.

This document serves as the proxy statement for the special meeting of stockholders of Fidelity Bankshares and the prospectus for the shares of National City to be issued in the merger. This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read this entire proxy statement/prospectus carefully. In particular, you should carefully consider the discussion in the section titled “Risk Factors” beginning on page 21. You can also obtain information about our companies from documents that each company has filed with the Securities and Exchange Commission.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger. If you do not return the proxy card, it will have the same effect as a vote against the merger. You may also vote your shares by telephone or the internet using the instructions on the enclosed proxy or voting instruction card (if those options are provided to you).

The securities of National City to be issued pursuant to the merger are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, nor any state securities regulator, has approved or disapproved of the securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 12, 2006 and is first being mailed to stockholders of Fidelity Bankshares on or about that date.
Vince A. Elhilow
President and Chief Executive Officer

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about National City and Fidelity Bankshares from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain National City’s documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from National City at the following address:

National City Corporation
1900 East Ninth Street, Locator 01-2229
Cleveland, Ohio 44114
Attention: Investor Relations
Telephone: 1-800-622-4204

You can obtain Fidelity Bankshares’ documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from Fidelity Bankshares at the following address:

Fidelity Bankshares, Inc.
205 Datura Street
West Palm Beach, Florida 33401
Attention: Elizabeth M. Cook
Telephone: (561) 803-9900

Fidelity Bankshares stockholders requesting documents should do so by November 10, 2006 in order to receive them before the special meeting.

If you have any questions, or need assistance in completing and returning your proxy, you may also contact Fidelity Bankshares’ soliciting agent, Georgeson Stockholder Communications, Inc., at the following address and telephone number:

17 State Street 10th Floor New York, New York Telephone: (866) 278-2916

See “Where You Can Find More Information” on page 81.

205 Datura Street
West Palm Beach, Florida 33401
(561) 803-9900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On November 20, 2006

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Fidelity Bankshares, Inc. will be held at the Crowne Plaza Hotel, located at 1601 Belvedere Road, West Palm Beach, Florida, at 2:00 p.m., local time, on November 20, 2006, to consider and vote upon the following matters:

•	a proposal to approve the agreement and plan of merger, by and between National City and Fidelity Bankshares, dated as of July 26, 2006, and all of the matters contemplated in the merger agreement, pursuant to which Fidelity Bankshares will merge with and into National City, with National City as the surviving corporation; and
•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes at the time of the special meeting to approve the merger agreement.

The merger with National City is more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting.

The board of directors of Fidelity Bankshares has fixed September 29, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of Fidelity Bankshares common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. A list of stockholders entitled to vote at the special meeting will be available at Fidelity Bankshares, 205 Datura Street, West Palm Beach, Florida, for ten days prior to the special meeting and also will be available at the special meeting.

The Fidelity Bankshares board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that you vote “FOR” approval of the merger and the transactions contemplated in the merger agreement.

Regardless of whether you plan to attend the special meeting, please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at Fidelity Bankshares’ special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,
Elizabeth M. Cook
Corporate Secretary
West Palm Beach, Florida
October 12, 2006

IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. YOU MAY ALSO BE ABLE TO VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET. IF TELEPHONE OR INTERNET VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON THE PROXY CARD OR VOTING INSTRUCTION CARD SENT TO YOU.

APPENDICES:

APPENDIX A
Agreement and Plan of Merger, dated as July 26, 2006, by and between National City and Fidelity Bankshares, Inc.	A-1

APPENDIX B
Delaware General Corporation Law — Section 262	B-1

APPENDIX C
Fairness Opinion dated July 26, 2006 of Keefe, Bruyette & Woods, Inc., financial advisor to Fidelity Bankshares	C-1

EX-8
EX-23.4
EX-23.5

QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES
FOR THE SPECIAL MEETING

Q:     WHAT DO I NEED TO DO NOW?

A:     After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Fidelity Bankshares special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will vote your shares in favor of the merger agreement and any other proposals to be voted on at the special meeting. You can also vote by using the telephone or internet.

Q:     WHY IS MY VOTE IMPORTANT?

A:     The merger must be approved by the holders of a majority of the outstanding shares of Fidelity Bankshares common stock entitled to vote at the Fidelity Bankshares special meeting. Therefore, the failure of a Fidelity Bankshares stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. In addition, if you do not return your proxy card at or prior to the special meeting, it will be more difficult for Fidelity Bankshares to obtain the necessary quorum to hold the special meeting.

Q:     HOW DO I VOTE?

A:     You can vote by mail. For this method you will need to complete, sign, date and return your proxy card in the postage paid envelope provided. You may also vote by using the telephone or internet using the instructions on the enclosed proxy or voting instruction card (if these options are available to you). You can also vote in person at the special meeting. Even if you plan to attend the special meeting in person, please take the time to properly return the proxy card to ensure that your vote is counted.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:     No. Your broker cannot vote on the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your broker can vote your shares on the proposal to adjourn the meeting without your instructions.

Q:     WHAT IF I FAIL TO INSTRUCT MY BROKER?

A:     If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against the merger agreement.

Q:     CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:     Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the special meeting.

Q:     CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of Fidelity Bankshares stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card or change your vote using the internet or by telephone. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

If you vote using the internet, you can change your vote at the internet address shown on your proxy card. The internet voting system is available 24 hours a day until 11:59 p.m., eastern time, on November 19, 2006.

If you vote by telephone, you can change your vote by using the toll-free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., eastern time, on November 19, 2006.

Q:     SHOULD I SEND IN MY FIDELITY BANKSHARES STOCK CERTIFICATES NOW?

A:     No. You should not send in your stock certificates at this time. National City will separately send you an election form with instructions for exchanging your Fidelity Bankshares stock certificates.

Q:     WHEN DO YOU EXPECT TO MERGE?

A:     We are working toward completing the merger as quickly as possible. We expect to complete the merger in the first quarter of 2007, however, we cannot assure you when or if the merger will occur. The approval of stockholders of Fidelity Bankshares and all necessary regulatory approvals must be obtained prior to completing the merger.

Q:     DO I HAVE DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER?

A:     Yes. Under the Delaware General Corporation Law, holders of Fidelity Bankshares common stock have the right to obtain an appraisal of the value of their shares of Fidelity Bankshares common stock in connection with the merger. To perfect appraisal rights, a Fidelity Bankshares stockholder must deliver a written demand for appraisal to Fidelity Bankshares before the vote on the merger agreement is taken at the Fidelity Bankshares special meeting, must not vote in favor of the approval of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law. Casting a vote against the merger agreement will not cause a Fidelity Bankshares stockholder to lose his or her dissenters’ rights. For more information on these procedures, see the section of this proxy statement/prospectus entitled “The Proposed Merger — Dissenters’ Rights of Appraisal” and Appendix B to this proxy statement/prospectus.

Q:     WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A:	You should contact:

Georgeson Stockholder Communications, Inc.
17 State Street
10th Floor
New York, New York
Phone Number: (866) 278-2916

SUMMARY

This is a summary of certain information regarding the proposed merger and the stockholder meeting to vote on the merger. It may not contain all of the information that may be important to you. We urge you to carefully read this entire proxy statement/prospectus, including the Appendices, before deciding how to vote.

WHAT THIS DOCUMENT IS ABOUT

The boards of directors of Fidelity Bankshares and National City unanimously approved the merger agreement between Fidelity Bankshares and National City pursuant to which Fidelity Bankshares will merge with and into National City. The merger cannot be completed unless the stockholders of Fidelity Bankshares approve the merger. Fidelity Bankshares’ stockholders will vote on the merger at Fidelity Bankshares’ special meeting. This document is the proxy statement used by your board to solicit proxies for the special meeting. It is also the prospectus of National City regarding the shares of National City common stock to be issued to Fidelity Bankshares stockholders if the merger is completed.

THE FIDELITY BANKSHARES SPECIAL MEETING

Date, Time and Place

Fidelity Bankshares will hold its special meeting of stockholders to consider and vote on the merger at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, Florida, 33406 at 2:00 p.m., local time, on Monday, November 20, 2006.

Record Date

The record date for stockholders entitled to vote at the special meeting of stockholders is September 29, 2006. On the record date 25,384,215 shares of Fidelity Bankshares common stock were outstanding and entitled to vote at the special meeting.

Vote Required

A majority of the outstanding shares of Fidelity Bankshares common stock entitled to vote must be cast in favor of the merger for it to be approved. Therefore, your failure to vote, your failure to instruct your broker to vote your shares (a broker non-vote), or your abstaining from voting will have the same effect as a vote against the merger.

Approval of any adjournment of the special meeting may be obtained by the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum. Because approval of such adjournment is based on the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against this proposal.

As of the record date, the directors and executive officers of Fidelity Bankshares and their affiliates beneficially owned 2,347,191 shares, or approximately 9.25% of the outstanding shares of Fidelity Bankshares common stock entitled to vote at the special meeting. As of the record date, none of the directors and executive officers of National City or their affiliates beneficially owned any shares of Fidelity Bankshares common stock.

Fidelity Bankshares’ board of directors has unanimously approved the merger agreement and unanimously recommends that Fidelity Bankshares stockholders vote “FOR” the merger.

THE COMPANIES

National City Corporation

National City, a Delaware corporation, is a financial holding company and registered under the federal Bank Holding Company Act. National City, headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network in Ohio,

Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s web site at www.NationalCity.com. The information on National City’s web site does not constitute part of this proxy statement/prospectus.

As of June 30, 2006, National City reported, on a consolidated basis, total assets of $141.5 billion, portfolio loans of $101.0 billion, deposits of $83.2 billion and stockholders’ equity of $12.6 billion. National City’s principal executive offices are located at 1900 East Ninth Street, Cleveland, Ohio 44114. National City’s telephone number is (216) 222-2000.

Fidelity Bankshares, Inc.

Fidelity Bankshares, a Delaware corporation, is the holding company for Fidelity Federal Bank & Trust, a federally chartered savings bank that operates 52 offices in Broward, Martin, St. Lucie and Palm Beach Counties in Florida. The Federal Deposit Insurance Corporation insures the deposits of Fidelity Federal Bank & Trust. At June 30, 2006, Fidelity Bankshares had $4.2 billion in total consolidated assets. Fidelity Bankshares’ principal executive offices are located at 205 Datura Street, West Palm Beach, Florida 33401. Fidelity Bankshares’ telephone number is (561) 803-9900.

RECENT ANNOUNCEMENTS INVOLVING NATIONAL CITY

On July 10, 2006, National City signed a definitive agreement to acquire Harbor Florida Bancshares, Inc. (“Harbor”), a banking company operating 40 branches along the central east coast of Florida through its subsidiary, Harbor Federal Savings Bank. As of June 30, 2006, Harbor had total loans and deposits of $2.6 billion and $2.2 billion, respectively. Under the terms of the agreement, Harbor stockholders will receive National City common stock worth $45 for each share of Harbor common stock. The exchange ratio will be based on the average closing price for National City common stock for the 10 trading days immediately preceding Federal Reserve Board approval of the acquisition. The total indicated value of the transaction is approximately $1.1 billion. Subject to regulatory and stockholder approval, completion of the transaction is expected to occur in the fourth quarter of 2006.

On July 22, 2006, all subsidiary banks of National City merged with and into National City Bank, Cleveland, Ohio.

On September 5, 2006, National City announced that it entered into an agreement with Merrill Lynch & Co. (“Merrill Lynch”) for Merrill Lynch to acquire the First Franklin Financial Corporation (“First Franklin”) origination franchise and related servicing platform from National City. First Franklin, headquartered in San Jose, California, originates, purchases, sells and securitizes non-conforming residential first and second lien mortgage loans and is a leading originator of non-prime residential mortgage loans through a nationwide wholesale network. National City previously announced, on July 10, 2006, that it was considering strategic alternatives for First Franklin. Under the terms of the agreement, Merrill Lynch will pay a $1.3 billion purchase price for First Franklin and affiliated businesses National City Home Loan Services, Inc. and NationPoint. National City Home Loan Services, Inc., headquartered in Pittsburgh, Pennsylvania, services First Franklin loans for National City as well as third parties. NationPoint, headquartered in Lake Forest, California, is engaged in direct-to-consumer mortgage lending. The transactions will result in a one-time pre-tax gain for National City of approximately $1 billion, equivalent to approximately $1.00 per share after tax, expected to be realized in the fourth quarter upon closing, subject to regulatory approval. In a separate transaction, National City also expects to sell to Merrill Lynch approximately $5.6 billion of First Franklin loans from National City’s loan portfolio. There can be no assurance that any of the transactions will be consummated.

THE MERGER

General Description

Fidelity Bankshares will merge with and into National City, with National City as the surviving entity. The merger will be completed seven business days after the latest of (i) January 5, 2007, (ii) the first date on which the merger can be completed in accordance with government approvals and (iii) the date of stockholder approval, unless National City and Fidelity Bankshares agree on a different closing date. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein.

Consideration Payable to Fidelity Bankshares Stockholders

Fidelity Bankshares stockholders will be offered the opportunity to elect to receive merger consideration in the form of 1.0977 shares of National City common stock, or $39.50 in cash in exchange for each share of Fidelity Bankshares common stock. However, because the merger agreement provides that 50% of the total number of shares of Fidelity Bankshares common stock outstanding at the closing will be converted into National City common stock and the remaining 50% of the outstanding shares will be converted into cash, a Fidelity Bankshares stockholder may actually receive a combination of cash and shares of National City common stock that is different than such stockholder elected, depending on the elections made by other Fidelity Bankshares stockholders. All elections will be subject to the allocation and proration procedures described in the merger agreement. See “The Proposed Merger — Merger Consideration; Cash or Stock Election.”

Election of Cash or Stock Consideration

No later than 15 business days before the expected date of completion of the merger or on such earlier date as National City and Fidelity may mutually agree, National City’s exchange agent will send an election form to Fidelity Bankshares stockholders that you may use to indicate whether your preference is to receive cash, National City common stock or a combination of cash and National City common stock, or whether you have no preference as to what you receive in exchange for your shares of Fidelity Bankshares common stock. See “The Proposed Merger — Election Procedures; Surrender of Stock Certificates.”

Fidelity Bankshares stockholders should not send in their stock certificates until they receive instructions from the National City exchange agent.

The merger agreement contains allocation and proration provisions that are designed to ensure that 50% of the outstanding shares of common stock of Fidelity Bankshares will be exchanged for shares of National City common stock and the remaining 50% of the outstanding shares of common stock of Fidelity Bankshares will be exchanged for cash.

Therefore, if the holders of more than 50% of the outstanding Fidelity Bankshares common stock elect to receive National City common stock for such shares, the amount of National City common stock that each such stockholders would receive from National City will be reduced on a pro rata basis. Under these circumstances, Fidelity Bankshares stockholders will receive cash consideration for any Fidelity Bankshares shares for which they do not receive National City common stock.

Similarly, if the holders of more than 50% of the outstanding Fidelity Bankshares common stock elect to receive cash for such shares, the amount of cash that each such stockholders would receive from National City will be reduced on a pro rata basis. Under these circumstances, stockholders will receive National City common stock for any Fidelity Bankshares shares for which they do not receive cash.

The deadline for returning the election form is the close of business on the fifteenth day following the mailing date of the election form, not including the date of mailing, unless Fidelity Bankshares and National City mutually agree upon another deadline date. If you do not make an election, you will be allocated either cash or shares of National City common stock, or a combination of cash and shares of National City common stock, depending on the elections made by other Fidelity Bankshares stockholders.

Comparative Market Prices and Share Information

National City common stock is listed on the New York Stock Exchange under the symbol “NCC.” Fidelity Bankshares common stock is listed on the Nasdaq Global Select Market under the symbol “FFFL.” Based on the closing price of $36.74 per share of National City common stock on July 26, 2006 and the exchange ratio of 1.0977 shares of National City common stock for each share of Fidelity Bankshares common stock, the equivalent per share market value of each share of Fidelity Bankshares common stock to be exchanged solely for National City common stock would be $40.33 per share, if you elect and receive all stock consideration. The equivalent per share market value of each share of Fidelity Bankshares common stock to be exchanged solely for cash would be $39.50, if you elect and receive all cash consideration. On October 6, 2006, the closing price of Fidelity Bankshares was $39.14 per share. Based on the closing price of $36.77 per share of National City common stock on that date and the exchange ratio of 1.0977 shares of National City common stock for each share of Fidelity Bankshares common stock, the equivalent per share market value of each share of Fidelity Bankshares common stock to be exchanged solely for National City common stock would be $40.36 per share, if you elect and receive all stock consideration. The equivalent per share market value of each share of Fidelity Bankshares common stock to be exchanged solely for cash would be $39.50, if you elect and receive all cash consideration. For more information, see “The Proposed Merger — Merger Consideration; Cash or Stock Election,” and for more information about the stock prices and dividends of National City and Fidelity Bankshares, see “The Proposed Merger — Fidelity Bankshares and National City Stock Trading and Dividend Information.”

The table below presents the per share closing prices of National City’s and Fidelity Bankshares’ common stock and the equivalent per share price for Fidelity Bankshares common stock on (1) July 26, 2006, the last trading date before public announcement of the merger agreement, and on (2) October 6, 2006, the latest practicable date before distribution of this proxy statement/prospectus.

	Last Reported Sale Price for Shares of
	National City	Fidelity Bankshares	Equivalent Per Share Price
	Common Stock	Common Stock	For All Stock Election

July 26, 2006	$36.74	$36.12	$40.33
October 6, 2006	$36.77	$39.14	$40.36

The market price of National City’s and Fidelity Bankshares’ common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place, and National City’s common stock will also fluctuate after completion of the merger. Fidelity Bankshares stockholders are advised to obtain current market quotations for National City’s common stock. No assurance can be given as to the market price of National City’s common stock at the time of the merger or thereafter.

National City Dividends

National City currently pays a quarterly cash dividend of $0.39 per share on its common stock. National City currently expects to continue to pay a quarterly cash dividend on its common stock. The dividend payout ratio is continually reviewed by management and the board of directors, and the current intention is to pay out approximately 45% of earnings in dividends over time.

Dissenters’ Rights for Fidelity Bankshares Stockholders

Under Delaware General Corporation Law, holders of Fidelity Bankshares common stock have the right to obtain an appraisal of the value of their shares of Fidelity Bankshares common stock in connection with the merger. To perfect appraisal rights, a Fidelity Bankshares stockholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law. For more information on these procedures see “The Proposed Merger — Dissenters’ Rights of Appraisal.”

We have included a copy of the Delaware General Corporation Law — Section 262 — Appraisal Rights as Appendix B to this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger

The merger has been structured to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. It is a condition to the obligations of the parties to complete the merger that National City receive a legal opinion to the effect that the merger will so qualify. The consequences described below assume that, as expected, the merger will qualify as a tax-free reorganization for federal income tax purposes. The federal income tax consequences of the merger to you will depend on the form of consideration you receive in the merger.

If you receive solely National City common stock in exchange for your Fidelity Bankshares common stock, you will generally not recognize any gain or loss for federal income tax purposes (except with respect to cash received in lieu of any fractional shares). If you receive solely cash in exchange for your Fidelity Bankshares common stock, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in your shares of Fidelity Bankshares common stock exchanged.

If you receive a combination of National City common stock and cash in exchange for your shares of Fidelity Bankshares common stock, and your tax basis in your shares of Fidelity Bankshares common stock is less than the sum of the amount of cash and the fair market value of the National City common stock you receive, you generally will recognize gain in an amount equal to the lesser of:

(1)	the sum of the amount of cash and the fair market value of the National City common stock you receive minus your tax basis in Fidelity Bankshares common stock exchanged in the merger; or

(2)	the amount of cash that you receive in the merger.

If you receive a combination of National City common stock and cash in exchange for your shares of Fidelity Bankshares and you realize a loss because your tax basis in your shares of Fidelity Bankshares common stock is greater than the sum of the amount of cash and the fair market value of the National City common stock you receive, the loss will not be recognized for tax purposes until such time as you dispose of the shares you receive in the merger.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR OWN SITUATION. IN ADDITION, YOU MAY BE SUBJECT TO STATE, LOCAL OR FOREIGN TAX LAWS THAT ARE NOT DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

Treatment of Fidelity Bankshares Stock Options

Each holder of an option to purchase a share of Fidelity Bankshares common stock will have their options cancelled and they will cease to be exercisable. In consideration for the cancellation, National City will, with respect to each share underlying an outstanding Fidelity Bankshares option, pay to the holder an amount equal to the excess (if any) of $39.50 over the exercise price of the outstanding Fidelity Bankshares option, less any required tax withholding.

Reselling the Stock You Receive in the Merger

The shares of National City common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. Except as noted below, stockholders may freely transfer those shares after they receive them. Fidelity Bankshares has identified certain of its directors, executive officers and others who may be deemed “affiliates” of Fidelity Bankshares and those persons’ ability to transfer the shares they will receive in the merger will be restricted.

Differences in Stockholders’ Rights

In the merger, each Fidelity Bankshares stockholder who receives National City common stock will become a National City stockholder. The rights of Fidelity Bankshares stockholders are currently governed by the Delaware General Corporation Law and Fidelity Bankshares’ certificate of incorporation and bylaws. The rights of National City stockholders are currently governed by the Delaware General Corporation Law and National City’s certificate of incorporation and bylaws. There are differences in the rights of stockholders of Fidelity Bankshares and National City stockholders with respect to voting requirements and various other matters. See “The Proposed Merger — Comparison of Stockholders’ Rights for Existing Stockholders of Fidelity Bankshares.”

Reasons for the Merger

Fidelity Bankshares entered into the merger agreement at the conclusion of a process in which Fidelity Bankshares determined that a merger with National City was in the best interests of its stockholders. The Fidelity Bankshares board of directors believes that the merger is fair to Fidelity Bankshares stockholders and urges stockholders to vote “FOR” approval of the merger. See “The Proposed Merger — Fidelity Bankshares’ Reasons for the Merger; Recommendation of Fidelity Bankshares’ Board of Directors” for a detailed discussion of Fidelity Bankshares’ reasons for the merger.

National City wants to expand its presence into growth markets, and the merger with Fidelity is consistent with this growth strategy and will also help National City serve its customers who visit or live part of the year in Florida.

Opinion of Fidelity Bankshares’ Financial Advisor

Among other factors considered in deciding to approve the merger agreement, the board of directors of Fidelity Bankshares considered the opinion of Keefe, Bruyette & Woods, Inc., (“Keefe Bruyette & Woods”) its financial advisor, provided to the Fidelity Bankshares board of directors on July 26, 2006, that as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations in its opinion, the per share merger consideration provided for in the merger agreement was fair from a financial point of view to holders of Fidelity Bankshares common stock. This opinion was also confirmed in writing as of July 26, 2006, the date of the merger agreement. Holders of Fidelity Bankshares common stock should carefully read Keefe Bruyette & Woods’ opinion in its entirety. A copy of the full text of Keefe Bruyette & Woods’ fairness opinion is included as Appendix C to this proxy statement/prospectus. Keefe Bruyette & Woods’ opinion is not intended to be and does not constitute a recommendation to any holder of Fidelity Bankshares common stock as to how such holder should vote in connection with the merger transaction. See “The Proposed Merger — Opinion of Fidelity Bankshares’ Financial Advisor.”

Pursuant to an engagement letter between Fidelity Bankshares and Keefe Bruyette & Woods, Fidelity Bankshares agreed to pay Keefe Bruyette & Woods a fee, the principal portion of which is payable upon completion of the merger.

Financial Interests of Fidelity Bankshares’ Directors and Executive Officers in the Merger

Fidelity Bankshares’ directors and executive officers have financial interests in the merger that are in addition to their interests as stockholders. The Fidelity Bankshares board of directors considered these interests in deciding to approve the merger agreement. Contemporaneously with the execution of the merger agreement, each of President and Chief Executive Officer Vince A. Elhilow and Executive Vice Presidents Richard D. Aldred, Joseph C. Bova, Christopher H. Cook, and Robert L. Fugate entered into an agreement (the “Settlement Agreements”) in order to quantify and settle payments owed to them under their employment and change in control agreements with Fidelity Bankshares and Fidelity Federal Bank & Trust, and the employee plans in which the executives participate. According to the terms of the merger agreement, Fidelity Bankshares and National City agreed that Fidelity Bankshares will adopt amendments before December 31, 2006, in order to merge the Fidelity Federal Bank & Trust Long-Term Deferred Compensation Plan into the Fidelity Federal Bank & Trust 2005 Long-Term Deferred Compensation Plan, and to permit participants to elect prior to December 31, 2006 to change their current distribution election under the 2005 Long-Term Deferred Compensation Plan to a lump sum distribution on a “change in control” as such term is defined for purposes of Section 409A of the Internal Revenue Code. Additionally, National City and Fidelity have agreed that Fidelity will amend the Fidelity Federal Bank & Trust Supplemental Executive Retirement Plan (“SERP”) prior to December 31, 2006 to permit participants to change their current distribution election to a lump sum distribution on a “change in control” as defined in Section 409A of the Internal Revenue Code, regardless of whether the participant is eligible for normal or early retirement under the SERP as of the date of the change in control.

Mr. Elhilow also entered into an employment agreement and a consulting agreement with National City contemporaneously with the execution of the merger agreement. The employment agreement is effective upon the closing of the merger and is for a term of 12 months ending on the first anniversary of the closing date of the merger. Under the employment agreement, National City will pay Mr. Elhilow an initial base salary of $465,000. Mr. Elhilow’s consulting agreement with National City becomes effective on the date of termination of his employment agreement with National City and ends on the second anniversary of the closing date of the merger. Under the consulting agreement, National City will pay Mr. Elhilow a sum of $650,000, payable in equal monthly installments. Messrs. Bova and Fugate have also entered into employment agreements with National City that commence on the closing date of the merger and end on the first anniversary of the closing date of the merger. Under their employment agreements, National City will pay each of Messrs. Bova and Fugate a base salary of $255,000.

In addition to the foregoing payments owed to the executives under the Settlement Agreements, National City will also pay an additional amount to an executive in the event that any of the payments or benefits in connection with the merger or termination of the executive’s employment are “excess parachute payments” under Section 280G of the Internal Revenue Code. National City has also agreed to indemnify and hold harmless the executive with respect to any additional taxes in the event that the Internal Revenue Service or a court determines that additional excise taxes may be owed.

Below is a summary of the payments that will be made to Messrs. Aldred, Bova, Cook, Elhilow and Fugate upon a change of control under their employment and change in control agreements.

Employment Agreements. Under Mr. Elhilow’s existing employment agreements, in the event of a change in control, Mr. Elhilow is entitled to receive: (A) a cash severance payment equal to three times the sum of (i) the highest base salary and (ii) the highest bonus awarded to the executive during the prior three years, (B) continued health care coverage for Mr. Elhilow and his current spouse for life following the change in control, (C) a lump sum cash payment under Fidelity Bankshares’ tax qualified 401(k) and employee stock ownership plans in an amount equal to the present value of the amount that Fidelity Bankshares would have contributed to such plans on behalf of the executive had he continued working for a period of 36 months following the change in control, and (D) a lump sum cash payment equal to the excess of the present value of the benefits to which he would be entitled under the SERP had he continued working for a period of 36 months following the change in control, over the present value of the benefits to which he is actually entitled under the SERP. Mr. Elhilow will be entitled to a cash severance payment of approximately $3.7 million pursuant to the employment agreements and up to an additional $284,705 if National City is unable to provide replacement insurance coverage for prescriptions, dental and life insurance for Mr. Elhilow and his spouse.

Change in Control Agreements. Messrs. Aldred, Bova, Cook and Fugate’s existing change in control agreements provide that, in the event of a change in control, each executive is entitled to receive: (A) a payment equal to three times the sum of (i) the highest base salary and (ii) the highest bonus awarded to the executive during the prior three years, (B) continued health care coverage for a period of 36 months following the change in control, (C) a lump sum cash payment under Fidelity Bankshares’ tax qualified 401(k) and employee stock ownership plans in an amount equal to the present value of the amount that Fidelity Bankshares would have contributed to such plans on behalf of the executives had they continued working for a period of 36 months following the change in control, and (D) a lump sum cash payment equal to the excess of the present value of the benefits to which they would be entitled under the SERP had they continued working for a period of 36 months following the change in control, over the present value of the benefits to which they are actually entitled under the SERP. Messrs. Aldred, Bova, Cook, and Fugate will each be entitled to a payment of approximately $1.5 million under the change of control agreements.

Stock Options. In addition to their employment contract and change in control agreement payments, Messrs. Aldred, Bova, Cook, Elhilow and Fugate will receive a cash payment for their stock options equal to the amount by which $39.50 exceeds the exercise price of their Fidelity Bankshares stock options, multiplied by the number of shares underlying the options. Assuming no stock options are exercised prior to the effective date of the merger, Messrs. Aldred, Bova, Cook, Elhilow and Fugate will receive cash payments of $1.4 million, $1.4 million, $1.0 million, $4.5 million, and $1.9 million, respectively.

Indemnification and Directors’ and Officers’ Liability Insurance. National City has agreed to indemnify the directors and officers of Fidelity Bankshares and Fidelity Federal Bank & Trust against certain liabilities for a period of six years following the completion of the merger. National City has also agreed to provide directors’ and officers’ liability insurance for a period of six years following the completion of the merger.

For additional information on the benefits of the merger to Fidelity Bankshares management, see page 50.

Conditions to the Merger

Completion of the merger is contingent on a number of customary conditions, including approval of the merger agreement by Fidelity Bankshares stockholders at the special meeting and receipt of the required regulatory approvals. See “The Proposed Merger — Conditions to the Merger.”

Regulatory Approvals

The merger and related transactions are subject to the approval of the Board of Governors of the Federal Reserve System. National City has filed the application required to obtain the necessary regulatory approval. As of the date of this proxy statement/prospectus, we have not received the required approval. Approval by the Board of Governors of the Federal Reserve System does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Fidelity Bankshares stockholders.

Terminating the Merger Agreement

The merger agreement may be terminated at any time prior to completion by mutual written agreement of National City and Fidelity Bankshares, or by either party in the following circumstances, among others:

•	if the merger has not been completed by June 30, 2007, and the terminating party is not in material breach of the merger agreement;

•	if the vote of stockholders of Fidelity Bankshares is not sufficient to approve the merger agreement;

•	if the required regulatory approvals are denied (and the denial is final and nonappealable);

•	if the conditions precedent to the obligations of that party cannot be satisfied or fulfilled;

•	if the other party materially breaches the merger agreement and does not cure such breach within 30 days after written notice thereof; or

•	if the non-terminating party has suffered a material adverse effect that cannot be cured within 30 days of the occurrence of the action or event giving rise to the material adverse effect, and in which the terminating party is not the cause.

In addition, National City may terminate the merger agreement if, among other things, Fidelity Bankshares fails to convene a meeting of stockholders to approve the merger agreement within certain time frames, Fidelity Bankshares’ board of directors withdraws or modifies its recommendations to approve the merger agreement or Fidelity Bankshares receives a proposal that would constitute an acquisition transaction (as defined in the merger agreement) and recommends such a proposal or its stockholders enter into an agreement with respect to such proposal.

Amending the Merger Agreement

Subject to applicable law, the merger agreement may be amended by National City and Fidelity Bankshares at any time prior to the completion of the merger. However, an amendment that reduces the amount or value, or changes the form, of the merger consideration payable to Fidelity Bankshares stockholders cannot be made following approval of the merger agreement by Fidelity Bankshares stockholders without their approval.

Accounting Treatment

National City will account for the merger using the purchase method of accounting. Under the purchase method, National City will record, at fair value, the acquired assets and assumed liabilities of Fidelity Bankshares. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, National City will record goodwill. National City will include in its consolidated results of operations the results of Fidelity Bankshares’ operations after the merger is completed.

Fidelity Bankshares has Agreed Not to Solicit Alternative Transactions

In the merger agreement, Fidelity Bankshares has agreed not to directly or indirectly solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all of a material amount of the assets of or any securities of, or any proposal for merger, consolidation, or business consolidation, recapitalization, liquidation, dissolution of similar transactions involving Fidelity Bankshares or any of its subsidiaries. However, Fidelity Bankshares may participate in such discussions or negotiations in the exercise of its fiduciary duties, if its board of directors determines to do so in good faith, after consultation with outside legal counsel, and Fidelity Bankshares immediately notifies National City of the inquiries, proposals or information requests.

Fidelity Bankshares will be required to pay a termination fee in the amount of $31.0 million to National City if: (i) Fidelity Bankshares enters into another merger agreement with a third party within 18 months of National City terminating the merger agreement as a result of (a) a breach by Fidelity Bankshares or (b) Fidelity Bankshares fails to convene its stockholders’ meeting to approve the merger agreement by the later of November 30, 2006, or 65 days after the Securities and Exchange Commission declares effective the registration statement of which this proxy statement/prospectus is a part; or (ii) National City terminates the merger agreement because the board of directors of Fidelity Bankshares withdraws or modifies its recommendation to stockholders with respect to voting on the merger (subject to certain exceptions), fails to recommend that the stockholders vote in favor of the merger, recommends an acquisition transaction with a third party or fails to recommend against a third party takeover or exchange offer for 25% or more of any class of Fidelity Bankshares’ equity securities.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA OF
NATIONAL CITY CORPORATION

The following tables set forth selected consolidated historical financial and other data of National City for the periods and at the dates indicated. The information in the tables is derived in part from and should be read together with the audited consolidated financial statements and notes thereto included in National City’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporate herein by reference. Financial data at June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 are derived from unaudited financial data included in the Form 10-Q for the three and six months ended June 30, 2006, which is incorporated herein by reference. See “Where You Can Find More Information.” National City believes that the interim financial data reflects all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. The results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the full year.

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Statements of Income (In Thousands)
Interest income	$2,236,130	$1,856,977	$4,381,210	$3,600,893
Interest expense	1,075,871	694,298	2,044,656	1,288,240

Net interest income	1,160,259	1,162,679	2,336,554	2,312,653
Provision for loan losses	59,917	25,827	86,960	96,274

Net interest income after provision for loan losses	1,100,342	1,136,852	2,249,594	2,216,379
Noninterest income	784,081	981,028	1,439,728	1,780,636
Noninterest expense	1,175,967	1,181,393	2,318,279	2,326,159

Income before income taxes	708,456	936,487	1,371,043	1,670,856
Income tax expense	235,530	311,360	439,310	561,587

Net income	$472,926	$625,127	$931,733	$1,109,269

Net income applicable to common stock	$472,511	$624,734	$930,903	$1,108,483

Per Common Share
Net Income:
Basic	$0.77	$0.98	$1.52	$1.73
Diluted	0.77	0.97	1.51	1.71
Dividends declared	0.37	0.35	0.74	0.70
Book value	20.84	20.42	20.84	20.42
Average shares:
Basic	609,656,508	636,882,733	610,777,446	639,926,863
Diluted	618,230,041	644,134,005	618,959,606	648,287,671
Financial Ratios
Return on average common equity	15.08%	19.65%	15.00%	17.51%
Return on average assets	1.35	1.80	1.34	1.61
Average stockholders’ equity to average assets	8.97	9.13	8.96	9.18
Net interest margin	3.73	3.76	3.77	3.77
Annualized net charge-offs to average portfolio loans	0.30	0.27	0.38	0.31
Efficiency ratio	60.29	55.03	61.36	56.89

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

At Period End (In Millions)
Assets	$141,486	$144,143	$141,486	$144,143
Portfolio loans	100,973	106,808	100,973	106,808
Loans held for sale or securitization	12,964	11,539	12,964	11,539
Securities available for sale	7,726	7,694	7,726	7,694
Deposits	83,224	83,139	83,224	83,139
Long-term debt	32,525	33,666	32,525	33,666
Stockholders’ equity	12,610	13,002	12,610	13,002

	As of/ For the Years Ended December 31,
	2005	2004(a)	2003	2002	2001

Statements of Income (In Thousands)
Interest income	$7,731,819	$6,026,003	$5,965,930	$5,901,171	$6,407,359
Interest expense	3,036,071	1,593,335	1,629,816	1,910,541	2,975,903

Net interest income	4,695,748	4,432,668	4,336,114	3,990,630	3,431,456
Provision for loan losses	283,594	323,272	638,418	681,918	605,295

Net interest income after provision for loan losses	4,412,154	4,109,396	3,697,696	3,308,712	2,826,161
Noninterest income	3,304,319	4,440,181	3,593,071	2,548,459	2,685,216
Noninterest expense	4,755,310	4,471,637	4,053,301	3,688,370	3,344,876

Income before income taxes	2,961,163	4,077,940	3,237,466	2,168,801	2,166,501
Income tax expense	975,934	1,298,006	1,120,402	722,158	778,393

Net income	$1,985,229	$2,779,934	$2,117,064	$1,446,643	$1,388,108

Net income applicable to common stock	$1,983,613	$2,779,149	$2,117,064	$1,446,622	$1,387,092

Per Common Share
Net Income:
Basic	$3.13	$4.37	$3.46	$2.37	$2.30
Diluted	3.09	4.31	3.43	2.35	2.27
Dividends declared	1.44	1.34	1.25	1.20	1.16
Book value	20.51	19.80	15.39	13.35	12.15
Average shares:
Basic	633,431,660	635,450,188	611,205,682	610,186,786	603,611,073
Diluted	641,600,969	645,510,514	616,410,043	616,174,238	611,936,906
Financial Ratios
Return on average common equity	15.54%	24.56%	23.60%	18.14%	19.94%
Return on average assets	1.40	2.23	1.79	1.40	1.49
Average stockholders’ equity to average assets	9.02	9.10	7.57	7.70	7.49
Net interest margin	3.74	4.02	4.08	4.33	4.08
Annualized net charge-offs to average portfolio loans	0.36	0.39	0.80	0.83	0.68
Efficiency ratio	59.41	50.35	51.24	56.85	55.70

	As of/ For the Years Ended December 31,
	2005	2004(a)	2003	2002	2001

At Period End (In Millions)
Assets	$142,397	$139,414	$114,102	$118,153	$105,905
Portfolio loans	106,039	100,271	79,344	72,174	68,058
Loans held for sale or securitization	9,667	12,430	15,368	24,501	16,831
Securities available for sale	7,875	8,765	6,525	8,675	9,479
Deposits	83,986	85,955	63,930	65,119	63,130
Long-term debt	30,970	28,696	23,666	22,730	17,316
Stockholders’ equity	12,613	12,804	9,329	8,161	7,381

(a)	Results for 2004 were affected by the acquisitions of Allegiant Bancorp, Inc., Provident Financial Group, Inc. and Wayne Bancorp, and the sale of National Processing, Inc. Refer to footnote 3 in National City Corporation’s 10-K for further details.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF FIDELITY BANKSHARES, INC.

The following tables set forth selected consolidated historical financial and other data of Fidelity Bankshares for the periods and at the dates indicated. The information is derived in part from, and should be read together with, the audited Consolidated Financial Statements and Notes thereto of Fidelity Bankshares included in Fidelity Bankshares Form 10-K for the year ended December 31, 2005, which is incorporated by reference. Financial data at June 30, 2006 and 2005 and for the three and six months ended June 30, 2006 and 2005 are derived from unaudited financial data included in the Form 10-Q for the three and six months ended June 30, 2006, which is incorporated by reference. Fidelity Bankshares believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for these periods. The results for the three and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the entire year.

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Statements of Income (In Thousands)
Interest income	$64,621	$50,076	$126,286	$95,400
Interest expense	28,703	17,093	56,141	32,344

Net interest income	35,918	32,983	70,145	63,056
Provision for loan losses	186	422	626	994

Net interest income after provision for loan losses	35,732	32,561	69,519	62,062
Noninterest income	6,134	5,719	11,966	11,192
Noninterest expense	27,865	24,346	54,725	48,282

Income before income taxes	14,001	13,934	26,760	24,972
Income tax expense	5,350	5,287	10,233	9,509

Net income	$8,651	$8,647	$16,527	$15,463

Net income applicable to common stockholders	$8,651	$8,647	$16,527	$15,463

Per Common Share
Net income:
Basic(a)	$0.35	$0.35	$0.67	$0.64
Diluted(a)	0.34	0.35	0.65	0.63
Dividends declared(a)	0.08	0.08	0.16	0.16
Book value(a)	11.66	10.95	11.66	10.95
Average shares:
Basic(a)	24,681,186	24,436,475	24,649,758	24,139,049
Diluted(a)	25,329,066	24,995,395	25,305,542	24,716,758
Financial Ratios
Return on average equity	11.80%	12.91%	11.36%	11.83%
Return on average assets	0.82	0.94	0.79	0.86
Average stockholders’ equity to average assets	6.96	7.27	6.92	7.27
Net interest margin	3.67	3.83	3.58	3.77
Net charge-offs to average portfolio loans	—	—	—	—
Efficiency ratio	66.26	62.91	66.65	65.03

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

At Period End (In Millions)
Assets	$4,235	$3,797	$4,235	$3,797
Portfolio loans	3,289	2,734	3,289	2,734
Securities available for sale	349	468	349	468
Securities held to maturity	264	270	264	270
Deposits	3,357	3,198	3,357	3,198
Long-term debt	324	178	324	178
Stockholders’ equity	294	275	294	275

	As of/ For the Years Ended December 31,
	2005	2004	2003	2002	2001

Statements of Income (In Thousands)
Interest income	$206,551	$164,664	$143,683	$137,867	$138,480
Interest expense	76,211	59,864	57,164	61,768	81,422

Net interest income	130,340	104,800	86,519	76,099	57,058
Provision for loan losses	1,877	2,736	3,122	1,986	2,054

Net interest income after provision for loan losses	128,463	102,064	83,397	74,113	55,004
Noninterest income	23,353	22,143	19,640	14,603	12,014
Noninterest expense	100,059	86,620	73,637	61,181	53,972

Income before income taxes	51,757	37,587	29,400	27,535	13,046
Income tax expense	19,675	14,690	11,479	10,737	5,166

Net income	$32,082	$22,897	$17,921	$16,798	$7,880

Net income applicable to common stockholders	$32,082	$22,897	$17,921	$16,798	$7,880

Per Common Share
Net income:
Basic(a)	$1.32	$1.04	$0.82	$0.75	$0.34
Diluted(a)	1.28	1.01	0.81	0.74	0.34
Dividends declared(a)	0.32	0.28	0.27	0.27	0.27
Book value(a)	11.34	10.29	8.19	7.10	7.50
Average shares:
Basic(a)	24,344,880	22,068,136	21,747,880	22,436,460	22,860,966
Diluted(a)	25,012,528	22,748,552	22,063,321	22,639,098	23,074,701
Financial Ratios
Return on average equity	11.87%	11.49%	10.15%	9.49%	5.46%
Return on average assets	0.85	0.69	0.64	0.71	0.38
Average stockholders’ equity to average assets	7.18	5.97	6.31	7.53	7.02
Net interest margin	3.74	3.36	3.31	3.51	2.85
Net charge-offs to average portfolio loans	0.01	0.01	0.02	0.03	—
Efficiency ratio	65.10	68.24	69.36	67.45	78.14

	As of/ For the Years Ended December 31,
	2005	2004	2003	2002	2001

At Period End (In Millions)
Assets	$4,083	$3,471	$3,048	$2,439	$2,137
Portfolio loans	3,053	2,570	2,203	1,944	1,588
Securities available for sale	410	506	594	235	332
Securities held to maturity	242	89	—	—	—
Deposits	3,541	2,815	2,460	1,898	1,559
Long-term debt	146	304	317	282	319
Stockholders’ equity	285	251	185	169	178

(a)	Average shares and per share data has been adjusted to reflect the second step conversion of Fidelity Bankshares, MHC in 2002 and the 3-for-2 stock split, in the form of a stock dividend, distributed in January 2005.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF HARBOR

The following tables present selected financial data for Harbor on an historical basis. The financial information for the years 2001 through 2005 was derived from Harbor’s financial statements. The financial information for the three and nine-month periods ended June 30, 2006 and 2005 was derived from Harbor’s unaudited interim financial statements.

	(Unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Statements of Income (In Thousands)
Interest income	$51,108	$42,481	$146,052	$120,727
Interest expense	21,641	14,447	58,808	40,094

Net interest income	29,467	28,034	87,244	80,633
Provision for loan losses	370	463	1,072	1,450

Net interest income after provision for loan losses	29,097	27,571	86,172	79,183
Noninterest income	6,337	6,056	19,010	16,748
Noninterest expense	14,886	13,987	44,453	39,738

Income before income taxes	20,548	19,640	60,729	56,193
Income tax expense	8,056	7,701	23,831	22,009

Net income	$12,492	$11,939	$36,898	$34,184

Net income applicable to common stock	$12,492	$11,939	$36,898	$34,184

Per Common Share
Net Income:
Basic	$0.54	$0.52	$1.60	$1.50
Diluted	0.53	0.51	1.58	1.47
Dividends declared	0.275	0.20	0.75	0.56
Book value	14.27	13.04	14.27	13.04
Average shares:
Basic	23,148,135	22,838,844	23,075,637	22,763,166
Diluted	23,494,752	23,357,560	23,423,284	23,271,223
Financial Ratios
Return on average common equity	14.66%	15.55%	14.82%	15.24%
Return on average assets	1.55	1.63	1.58	1.64
Average stockholders’ equity to average assets	10.60	10.50	10.66	10.76
Net interest margin	3.85	4.01	3.89	3.97
Net charge-offs to average portfolio loans	—	—	—	—
Efficiency ratio	41.58	41.03	41.84	40.81
At Period End (In Millions)
Assets	$3,220	$2,935	$3,220	$2,935
Portfolio loans	2,579	2,197	2,579	2,197
Loans held for sale or securitization	8	9	8	9
Securities available for sale	109	129	109	129
Securities held to maturity	337	420	337	420
Deposits	2,204	1,991	2,204	1,991
Long-term debt	640	595	640	595
Stockholders’ equity	344	312	344	312

	As of/ For the Years Ended September 30,
	2005	2004	2003	2002	2001

Statements of Income (In Thousands)
Interest income	$164,885	$142,085	$134,905	$131,807	$126,050
Interest expense	56,065	47,426	49,665	56,631	65,234

Net interest income	108,820	94,659	85,240	75,176	60,816
Provision for loan losses	1,915	1,652	1,946	1,515	798

Net interest income after provision for loan losses	106,905	93,007	83,294	73,661	60,018
Noninterest income	23,439	23,547	21,780	15,816	12,330
Noninterest expense	54,399	49,867	43,027	37,343	32,614

Income before income taxes	75,945	66,687	62,047	52,134	39,734
Income tax expense	29,749	25,691	24,188	20,350	15,626

Net income	$46,196	$40,996	$37,859	$31,784	$24,108

Net income applicable to common stock	$46,196	$40,996	$37,859	$31,784	$24,108

Per Common Share
Net Income:
Basic	$2.03	$1.81	$1.68	$1.40	$1.04
Diluted	1.98	1.77	1.64	1.36	1.02
Dividends declared	0.76	0.625	0.5175	0.4375	0.3875
Book value	13.37	12.05	11.01	9.97	9.20
Average shares:
Basic	22,810,546	22,617,504	22,563,688	22,746,983	23,178,084
Diluted	23,276,451	23,154,636	23,133,860	23,346,662	23,716,736
Financial Ratios
Return on average common equity	15.31%	15.06%	15.14%	13.78%	10.89%
Return on average assets	1.61	1.64	1.73	1.67	1.44
Average stockholders’ equity to average assets	10.53	10.87	11.42	12.13	13.20
Net interest margin	3.96	3.93	4.03	4.09	3.75
Net charge-offs to average portfolio loans	—	—	0.01	0.04	0.01
Efficiency ratio	42.24	43.70	42.60	42.38	45.91
At Period End (In Millions)
Assets	$3,012	$2,627	$2,352	$2,091	$1,755
Portfolio loans	2,296	1,909	1,627	1,555	1,415
Loans held for sale or securitization	11	2	3	8	5
Securities available for sale	129	130	247	147	46
Securities held to maturity	389	444	358	181	154
Deposits	2,056	1,745	1,550	1,373	1,200
Long-term debt	590	540	479	424	286
Stockholders’ equity	321	287	262	239	225

COMPARATIVE PER SHARE DATA

The following table presents at the dates and for the periods indicated certain historical per share data for National City common stock and for Fidelity Bankshares common stock. The information is based upon and should be read in conjunction with the respective historical consolidated financial statements of National City and Fidelity Bankshares incorporated by reference in this proxy statement/prospectus.

		Fidelity
	National City	Bankshares
	Historical	Historical

Book value per share at December 31, 2005	$20.51	$11.34
Cash dividends paid per share for the year ended December 31, 2005	$1.44	$0.32
Basic earnings per share for the year ended December 31, 2005	$3.13	$1.32
Diluted earnings per share for the year ended December 31, 2005	$3.09	$1.28
Book value per share at June 30, 2006	$20.84	$11.66
Cash dividends paid per share for the six months ended June 30, 2006	$0.74	$0.16
Basic earnings per share for the six months ended June 30, 2006	$1.52	$0.67
Diluted earnings per share for the six months ended June 30, 2006	$1.51	$0.65

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks Related to the Merger

Because the Market Price of National City Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Stock Portion of the Merger Consideration That You Will Receive.

Upon completion of the merger, shares of Fidelity Bankshares common stock will be converted into merger consideration consisting of shares of National City common stock or cash or a combination of both pursuant to the terms of the merger agreement. The market value of the stock portion of the merger consideration may vary from the closing price of National City common stock on the date we announced the merger, on the date that this proxy statement/prospectus was mailed to Fidelity Bankshares stockholders, on the date of the special meeting of the Fidelity Bankshares stockholders and on the date we complete the merger and thereafter. Any change in the market value of National City common stock prior to completion of the merger will affect the value of the stock portion of the merger consideration that Fidelity Bankshares stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Fidelity Bankshares stockholders will not know or be able to calculate the market value of the stock portion of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in National City’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond National City’s control. You should obtain current market quotations for shares of National City common stock and for shares of Fidelity Bankshares common stock.

You May Not Receive the Form of Merger Consideration that You Elect.

The merger agreement contains provisions that are designed to ensure that 50% of the outstanding shares of Fidelity Bankshares common stock are exchanged for cash and the other 50% of the Fidelity Bankshares shares are exchanged for shares of National City common stock. If elections are made by Fidelity Bankshares stockholders that would otherwise result in more or less than 50% of such shares being converted into National City stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of National City common stock, will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of gain for federal income tax purposes with respect to the cash received). If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of common stock as National City shall determine.

National City May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, National City’s ability to realize anticipated cost savings and to combine the businesses of National City Bank and Fidelity Federal Bank & Trust in a manner that does not materially disrupt the existing customer relationships of National City Bank or Fidelity Federal Bank & Trust or result in decreased revenues from any loss of customers. If National City is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

National City and Fidelity Bankshares have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of National City’s or Fidelity Bankshares’ ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of National City to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

The Market Price of National City Common Stock After the Merger May Be Affected by Factors Different From Those Affecting the Shares of Fidelity Bankshares or National City Currently.

The businesses of National City and Fidelity Bankshares differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Fidelity Bankshares. For a discussion of the businesses of National City and Fidelity Bankshares and of certain factors to consider in connection with those businesses, see the National City documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” and the information regarding Fidelity Bankshares set forth in this proxy statement/prospectus under “Information About Fidelity Bankshares.”

The Opinion Obtained by Fidelity Bankshares From its Financial Advisor Will Not Reflect Changes in Circumstances Between Signing the Merger Agreement and the Merger.

Fidelity Bankshares has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of National City or Fidelity Bankshares, general market and economic conditions and other factors that may be beyond the control of National City and Fidelity Bankshares, and on which the financial advisor’s opinion was based, may significantly alter the value of National City or Fidelity Bankshares or the prices of shares of National City common stock or Fidelity Bankshares common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Fidelity Bankshares currently does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Fidelity Bankshares received from its financial advisor, please refer to “The Proposed Merger — Opinion of Fidelity Bankshares’ Financial Advisor.” For a description of the other factors considered by Fidelity Bankshares’ board of directors in determining to approve the merger, please refer to “The Proposed Merger — Fidelity Bankshares’ Reasons for the Merger; Recommendation of Fidelity Bankshares’ Board of Directors.”

The Termination Fee Set Forth in the Merger Agreement May Limit the Opportunity for Fidelity Bankshares Stockholders to Realize a Greater Price to be Paid for Their Shares.

Fidelity Bankshares will be required to pay a termination fee in the amount of $31.0 million to National City if: (i) Fidelity Bankshares enters into another merger agreement with a third party within 18 months of National City terminating the merger agreement as a result of (a) a breach by Fidelity Bankshares or (b) Fidelity Bankshares fails to convene its stockholders’ meeting to approve the merger agreement by the later of November 30, 2006 or 65 days after the Securities and Exchange Commission declares effective the registration statement of which this proxy statement/prospectus is a part; or (ii) National City terminates the merger agreement because the board of directors of Fidelity Bankshares withdraws or modifies its recommendation to stockholders with respect to voting on the merger (subject to certain exceptions), fails to recommend that the stockholders vote in favor of the merger, recommends an Acquisition Transaction with a third party or fails to recommend against a third party takeover or exchange offer for 25% or more of any class of Fidelity Bankshares’ equity securities.

National City required Fidelity Bankshares to agree to these provisions as a condition to National City’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of Fidelity Bankshares from considering or proposing such an acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Fidelity Bankshares than it might otherwise have proposed to pay.

The Merger is Subject to the Approval of a Governmental Entity that May Impose Conditions that Could Have an Adverse Effect on National City.

The Board of Governors of the Federal Reserve System must approve the merger before it may be completed. This governmental entity may impose conditions on the completion of the merger or require changes to the terms of the merger. Although National City and Fidelity Bankshares do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of National City following the merger, any of which might have a material adverse effect on National City following the merger.

Fidelity Bankshares Directors and Executive Officers Have Interests in the Merger that are Different from, or in Addition to, Those of a Stockholder.

Executive officers of Fidelity Bankshares negotiated the terms of the merger agreement with their counterparts at National City, and the board of directors of Fidelity Bankshares approved the merger agreement and is recommending that Fidelity Bankshares stockholders vote for the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Fidelity Bankshares’ executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Fidelity Bankshares stockholders. For example, certain executive officers have entered into agreements with Fidelity Bankshares that provide for, among other things, severance and other benefits following the merger. National City has entered into Settlement Agreements with certain of the executive officers providing for cash payments to be made to each executive at closing. In addition, certain executive officers have entered into employment agreements and consulting agreements that provide for cash payments, for a period of time following the completion of the merger. For more information regarding the financial interests that executive officers and directors have see “The Proposed Merger — Financial Interests of Directors and Executive Officers in the Merger.”

Fidelity Bankshares Stockholders Who Make Elections Must Include Their Stock Certificates With Their Election Forms and, Therefore, Will Be Unable to Sell Their Shares in the Market After Making Their Election.

Fidelity Bankshares stockholders may elect to receive the merger consideration in the form of cash or stock, or both. Stockholders making an election must turn in their Fidelity Bankshares stock certificates with their election form. During the time between when the election is made and when National City stock certificates are received by stockholders following the completion of the merger, Fidelity Bankshares stockholders who make an election will not have possession of their stock certificates and, therefore, will be unable to sell their Fidelity Bankshares common stock, unless they revoke their election before the election deadline. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

Fidelity Bankshares Stockholders Will Not Control National City’s Future Operations.

Following the merger, Fidelity Bankshares stockholders in the aggregate will become the owners of approximately 2.2% of the outstanding shares of National City common stock. Accordingly, former Fidelity Bankshares stockholders will not have a significant impact on the election of directors or on whether future National City proposals are approved or rejected.

Risks About National City

National City Could Experience Difficulties in Managing its Growth and Effectively Integrating Fidelity Bankshares and Harbor.

National City may not be able to manage its growth adequately and profitably or to integrate the operations of Fidelity Bankshares or Harbor effectively. Acquiring these entities will involve risks commonly associated with acquisitions, including, without limitation, potential exposure to liabilities of these entities, difficulty and expense of integrating the operations and personnel of these entities, potential disruption to the business of these entities, potential diversion of the time and attention of management of these entities and impairment of relationships with, and the possible loss of, key employees and customers of these entities.

If National City Does Not Adjust to Rapid Changes in the Financial Services Industry, its Financial Performance May Suffer.

National City’s ability to maintain its historical financial performance and return on investment to stockholders will depend in part on National City’s ability to expand its scope of available financial services to its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, many of National City’s competitors offer one-stop financial services shopping to customers, which includes securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies. The increasingly competitive environment primarily is a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

Future Governmental Regulation and Legislation Could Limit National City’s Future Growth.

National City and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of National City and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and deposit insurance funds. The impact of any changes to these laws may negatively affect National City’s ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on National City, these changes could be materially adverse to National City’s stockholders.

Changes in Interest Rates Could Reduce National City’s Income and Cash Flows.

National City’s income and cash flow depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on the interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond National City’s control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, and changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect National City.

Upon Completion of the Merger National City will Assume Fidelity Bankshares’ Agreement to Pay Up to $50 Million in Connection with the Settlement of a Class Action Lawsuit.

On July 26, 2006, Fidelity Bankshares’ wholly owned subsidiary, Fidelity Federal Bank & Trust entered into a settlement agreement with the plaintiffs of two class action lawsuits, James Kehoe v. Fidelity Federal Bank & Trust (the “Kehoe litigation”) and Timothy Neilsen and Timothy G. Martin v. Fidelity Federal Bank & Trust (the “Neilsen and Martin litigation”). Each of these lawsuits alleged that Fidelity Federal Bank & Trust violated the Federal Driver’s Privacy Protection Act by obtaining driver registration information from the State of Florida for use in Fidelity Federal Bank & Trust’s marketing efforts.

Under the terms of the settlement agreement, any class members who qualify and timely submit a claim form will receive payment of an amount not to exceed $160 per person. Fidelity Federal Bank & Trust has agreed to pay plaintiffs’ attorneys’ fees in an amount not to exceed $10 million plus their reasonable expenses not to exceed $120,000. Fidelity Federal Bank & Trust has agreed to pay class representative James Kehoe not more than $10,000, and class representatives Timothy Neilsen and Timothy G. Martin not more than $3,000 each for their participation on behalf of all class members. Additionally, Fidelity Federal Bank & Trust has agreed to certain injunctive relief, including certifying that Fidelity Federal Bank & Trust did not keep or maintain any data, and agreeing to a privacy audit, the cost of which shall not exceed $25,000. Under the terms of the settlement, Fidelity Federal Bank & Trust’s total costs and expense, including the payments to class members, cannot exceed $50 million.

In addition to final court approval, the settlement agreement is contingent upon the consummation of the acquisition of Fidelity Bankshares by National City.

Additional Risks and Uncertainties Could Have a Negative Effect on National City’s Financial Performance.

Additional factors could have a negative effect on the financial performance of National City and its subsidiaries and National City common stock. Such factors include, without limitation, changes in general economic and financial market conditions, changes in competitive conditions, continuing consolidation in the financial services industry, new litigation or changes in existing litigation, losses, customer bankruptcy, claims and assessments.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of National City and Fidelity Bankshares, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions.

The ability of National City and Fidelity Bankshares to predict results or the actual effects of its respective plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of National City or Fidelity Bankshares;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of National City and Fidelity Bankshares;

•	lower than expected revenues following the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Fidelity Bankshares stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference, or such other relevant historical date in this or incorporated documents.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to National City or Fidelity Bankshares or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, National City and Fidelity Bankshares undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE FIDELITY BANKSHARES SPECIAL MEETING

This section contains information about the special meeting of Fidelity Bankshares stockholders that has been called to consider and approve the merger.

Together with this proxy statement/prospectus, Fidelity Bankshares is also sending you a notice of the special meeting and a form of proxy that is solicited by the Fidelity Bankshares board of directors. The special meeting will be held at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, Florida, at 2:00 p.m., local time, on November 20, 2006. This proxy statement/prospectus is first being mailed to stockholders of Fidelity Bankshares on or about October 12, 2006.

Matters to Be Considered

The purpose of the special meeting is to vote on a proposal for approval of the merger agreement.

You may be asked to vote upon a proposal to adjourn or postpone the Fidelity Bankshares special meeting, if necessary. Fidelity Bankshares could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger.

Proxies

You may vote your shares:

1.	By Internet. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., eastern time, on November 19, 2006. Once you use the Internet voting system, you can record and confirm (or change) your voting instructions.

2.	By telephone. Use the toll-free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., eastern time, on November 19, 2006. Once you use the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

3.	By mail. Mark and sign the enclosed proxy card and return it in the enclosed postage-paid envelope. All properly executed proxies received by Fidelity Bankshares will be voted in accordance with the instructions marked on the proxy card. If you return an executed proxy card without marking your instructions, your executed proxy will be voted “FOR” the proposals identified in the preceding Notice of Special Meeting of Stockholders. Returning a proxy card will not prevent you from voting in person if you attend the special meeting.

Alternatively, you may attend the special meeting and vote in person. If you are a stockholder whose shares are not registered in your own name, you will need an assignment of voting rights or a proxy from your stockholder of record to vote personally at the special meeting.

If your shares are held in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you provide.

If you hold stock in your name as a stockholder of record, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Fidelity Bankshares prior to the voting of such proxy;

•	submitting a properly executed proxy (via internet, telephone or mail) bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:
Fidelity Bankshares, Inc.
205 Datura Street
West Palm Beach, Florida 33401
Attention: Elizabeth M. Cook

If your shares are held in “street name” through a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that Fidelity Bankshares receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger. The Fidelity Bankshares board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, Fidelity Bankshares intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

Fidelity Bankshares stockholders should NOT send stock certificates with their proxy cards. Fidelity Bankshares stockholders will be sent election forms and instructions, at which time they will be requested to submit their stock certificates. If the merger is completed, Fidelity Bankshares stockholders who did not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Fidelity Bankshares stock certificates for the merger consideration.

Solicitation of Proxies

Fidelity Bankshares will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Fidelity Bankshares will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Fidelity Bankshares common stock and secure their voting instructions, if necessary. Fidelity Bankshares will reimburse the record holders for their reasonable expenses in taking those actions. Fidelity Bankshares has also made arrangements with Georgeson Stockholder Communications Inc. to assist it in soliciting proxies and has agreed to pay them a fee of $8,500 plus out-of-pocket expenses for these services. If necessary, Fidelity Bankshares may use several employees of Fidelity Federal Bank & Trust, who will not be specially compensated, to solicit proxies from Fidelity Bankshares stockholders, either personally or by telephone, facsimile or letter.

Record Date

The Fidelity Bankshares board of directors has fixed the close of business on September 29, 2006 as the record date for determining the Fidelity Bankshares stockholders entitled to receive notice of and to vote at the special meeting. On the record date, 25,384,215 shares of Fidelity Bankshares common stock were outstanding and held by approximately 3,200 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Fidelity Bankshares common stock is necessary to constitute a quorum at the special meeting. Abstentions and any unvoted proxies submitted by a bank or broker (referred to as broker non-votes) will be counted solely for the purpose of determining whether a quorum is present.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Fidelity Bankshares common stock entitled to vote at the special meeting. Because the affirmative vote of the holders of a majority of the outstanding shares of Fidelity Bankshares common stock entitled to vote at the special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the Fidelity Bankshares board of directors urges Fidelity Bankshares stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker.

Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum. Because approval of such adjournments is based on the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against this proposal.

You are entitled to one vote for each share of Fidelity Bankshares common stock you held as of the record date. However, Fidelity Bankshares’ certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of Fidelity Bankshares are not entitled to any vote with respect to the shares held in excess of the 10% limit. As of the record date, directors and executive officers of Fidelity Bankshares and their affiliates had the right to vote 2,347,191 shares of Fidelity Bankshares common stock, or 9.25% of the outstanding Fidelity Bankshares common stock at that date. As of the record date, none of the directors and executive officers of National City or their affiliates had the right to vote shares of Fidelity Bankshares common stock.

Recommendation of the Board of Directors

The Fidelity Bankshares board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Fidelity Bankshares board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Fidelity Bankshares and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

See “The Proposed Merger — Fidelity Bankshares’ Reasons for the Merger; Recommendation of Fidelity Bankshares’ Board of Directors” for a more detailed discussion of the Fidelity Bankshares board of directors’ recommendation.

Attending the Special Meeting

All holders of Fidelity Bankshares common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Participants in Fidelity Bankshares’ and Fidelity Federal Bank & Trust’s Benefit Plans

Participants in Fidelity Federal Bank & Trust’s Employee Stock Ownership Plan (“employee stock ownership plan”) have the right to direct the trustee as to the voting of Fidelity Bankshares common stock allocated to their plan accounts, but do not have the right to vote these shares personally at the special meeting. Participants in the Fidelity Federal Bank & Trust 401(k) Savings Plan (“401(k) Plan”) have the right to direct the trustee as to voting of the units held in the employer stock fund, but do not have the right to vote these shares personally at Fidelity Bankshares’ special meeting. Participants in the Senior Management Performance Incentive Award Program (the “SMPIAP”) have the right to direct the trustee as to the voting of shares of Fidelity Bankshares’ common stock allocated to the participants’ accounts, but do not have the right to vote these shares personally at Fidelity Bankshares’ special meeting. Such participants should refer to the voting instructions provided by each plan’s trustee for information on how to direct the voting of these shares.

Under the employee stock ownership plan, each participant directs the employee stock ownership plan trustee as to how to vote the shares allocated to the participant’s account. The employee stock ownership plan trustee then votes any allocated shares for which it has received no voting instructions, to the extent consistent with its fiduciary responsibilities, in the same proportions as the votes it receives on allocated shares. The employee stock ownership plan trustee will vote the unallocated shares held in the employee stock ownership plan loan suspense account as directed by Fidelity Bankshares, consistent with its fiduciary duties.

Under the 401(k) Plan, each participant with trust fund units in the employer stock fund has the right to participate in the exercise of voting rights of shares held in the plan by filing a direction with the trustee. The trustee will then vote any shares for which it has received no voting instructions, to the extent consistent with its fiduciary obligations under ERISA, in the same proportion as the shares for which voting instructions have been received. Under the SMPIAP, each participant directs the trustee as to how to vote the shares allocated to the participant’s account. The trustee will then vote any shares for which it has received no voting instructions, to the extent consistent with its fiduciary obligations under ERISA, in the same proportion as the shares for which voting instructions have been received.

Security Ownership of Certain Beneficial Owners of Fidelity Bankshares

The following table sets forth certain information as to those persons that Fidelity Bankshares believes are beneficial owners of more than 5% of Fidelity Bankshares’ outstanding common stock as of September 29, 2006. Persons and groups that beneficially own in excess of 5% of Fidelity Bankshares’ common stock are required to file certain reports with Fidelity Bankshares and with the Securities and Exchange Commission regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Stock Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after September 29, 2006. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. As of September 29, 2006, there were 25,384,215 shares of Fidelity Bankshares common stock outstanding.

	Amount of Shares Owned
	and Nature of Beneficial	Percent of Common
Name and Address of Beneficial Owner	Ownership	Stock Outstanding

Fidelity Federal Bank & Trust Employee Stock Ownership Plan(1) 205 Datura Street West Palm Beach, Florida 33401	1,318,317	5.19%
Private Capital Management(2) 8889 Pelican Bay Boulevard Naples, Florida 34108	2,486,285	9.17%

(1)	Excludes amounts owned by named executive officers.

(2)	This information is based upon a Schedule 13G filed by the reporting person. The reporting person reports shared voting and investment power over all shares reported.

Beneficial Stock Ownership of Management

The following table sets forth information with respect to the shares of Fidelity Bankshares common stock beneficially owned by each director of Fidelity Bankshares, by certain executive officers of Fidelity Bankshares and by all directors and executive officers as a group as of September 29, 2006. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock indicated. The titles for the individuals listed in the following table are Fidelity Bankshares titles. The business address of each director and executive officer is 205 Datura Street, West Palm Beach, Florida 33401.

		Number of Shares of
	Position with Fidelity	Common Stock Beneficially	Percent of All Common
Name of Beneficial Owner	Bankshares	Owned	Stock Outstanding(1)

Vince A. Elhilow(2)	President, Chief Executive Officer and Chairman of the Board	700,096	2.76%
Keith D. Beaty(3)	Director	280,152	1.10
Paul C. Bremer(4)	Director	92,089	.36
F. Ted Brown, Jr.(5)	Director	165,645	.65
William H. Sned, Jr.	Director	33,880	.13
Donald E. Warren, M.D.(6)	Director	153,013	.60
Karl H. Watson(7)	Director	99,606	.39
Richard D. Aldred(8)	Executive Vice President and Chief Financial Officer	267,742	1.05
Joseph C. Bova(9)	Executive Vice President	205,449	.81
Robert L. Fugate(10)	Executive Vice President	289,213	1.14
Christopher H. Cook(11)	Executive Vice President and General Counsel	159,412	.63
Savings Plan for Fidelity Federal Bank & Trust(12)		900,056	3.55
All directors and executive officers as a group.(13)		2,347,191	9.25%

(1)	Based upon 25,384,215 shares outstanding.

(2)	Includes 104,426 shares held by the management performance plan. Includes 22,709 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 48,130 shares held under the savings plan for employees for the benefit of Mr. Elhilow. Includes 13,800 shares of restricted stock and options to purchase 179,785 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(3)	Includes 5,217 shares of restricted stock and options to purchase 65,100 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(4)	Includes 3,600 shares of restricted stock and options to purchase 65,100 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(5)	Includes 5,217 shares of restricted stock and options to purchase 65,100 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(6)	Includes 5,217 shares of restricted stock and options to purchase 65,100 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(7)	Includes 4,200 shares of restricted stock and options to purchase 65,100 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(8)	Includes 21,324 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 15,845 shares held under the savings plan for employees for the benefit of Mr. Aldred. Includes 9,000 shares of restricted stock and options to purchase 59,666 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(9)	Includes 19,315 shares held by the management performance plan. Includes 20,808 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 30,283 shares held under the savings plan for employees for the benefit of Mr. Bova. Includes 9,000 shares of restricted stock and options to purchase 59,880 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(10)	Includes 33,639 shares held by the management performance plan. Includes 18,847 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 50,855 shares held under the savings plan for employees for the benefit of Mr. Fugate. Includes 9,000 shares of restricted stock and options to purchase 73,500 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(11)	Includes 8,020 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 9,000 shares of restricted stock and options to purchase 38,500 shares pursuant to the 2002 Incentive Stock Benefit Plan.

(12)	Excludes amounts owned by named executive officers.
(13)	Unless otherwise indicated, includes shares held directly by the individuals as well as by spouses, in trust, and other indirect forms of ownership of shares over which the individuals effectively exercise sole or shared voting and investment power. Includes 325,500 shares of common stock which non-employee directors of Fidelity Bankshares, Inc. have the right to acquire within 60 days of the record date pursuant to the exercise of stock options granted under the Fidelity Federal Bank & Trust stock option plan for non-employee directors.

THE PROPOSED MERGER
(Proposal One)

The description of the merger and the merger agreement contained in this proxy statement/prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A, and it is incorporated by reference into this proxy statement/prospectus. We encourage you to read the merger agreement.

General

Pursuant to the merger agreement, Fidelity Bankshares will merge with and into National City, with National City as the surviving entity. Each outstanding share of Fidelity Bankshares common stock will be converted into the right to receive cash, shares of National City common stock or a combination of cash and stock. Cash will be paid in lieu of any fractional share of National City common stock. See “— Merger Consideration; Cash or Stock Election” below. As a result of the merger, the separate corporate existence of Fidelity Bankshares will cease and National City will succeed to all of the rights and be responsible for all of the obligations of Fidelity Bankshares.

Background of the Merger

The Fidelity Bankshares board of directors has periodically discussed and reviewed with management the business, strategic direction, performance and prospects of Fidelity Bankshares in the context of the current and prospective business, economic and regulatory environment. Since going public in 1994, Fidelity Bankshares and Fidelity Federal Bank & Trust have benefited from the strong and growing economies of Martin, St. Lucie and Palm Beach Counties. The Fidelity Bankshares board of directors at times has also discussed with management various potential strategic options, including strategies to grow Fidelity Bankshares’ business through marketing initiatives and changing the mix of loans originated by Fidelity Federal Bank & Trust. In this regard, the management of Fidelity Bankshares has from time to time communicated informally with representatives of other financial institutions regarding industry trends and issues. In order to take advantage of growth opportunities, Fidelity Bankshares and Fidelity Federal Bank & Trust have raised capital periodically through the sale of trust preferred securities and equity offerings for the purpose of supporting asset growth and new branch expansion. During the latter half of the 1990’s, Fidelity Federal Bank & Trust revised its business model to take advantage of the commercial lending opportunities that existed in its market. Fidelity Bankshares’ latest capital raising effort occurred during December 2004 when it raised $43.8 million in net proceeds through the sale of shares of common stock in a firm commitment underwritten offering.

During December 2004, Fidelity Bankshares’ President and Chief Executive Officer received an unsolicited offer to acquire Fidelity Bankshares from the chief executive officer of another financial institution. This unsolicited offer did not include any specific terms, but was the first time a financial institution expressed an interest in acquiring Fidelity Bankshares. Fidelity Bankshares’ President and Chief Executive Officer informed the board of directors of the unsolicited offer at the next regularly scheduled board meeting.

At the February 2005 board meeting, the board considered the substance of the unsolicited offer. While the board decided that it was not interested at that time in pursuing discussions with the other financial institution, the board asked that an analysis of Fidelity Bankshares’ current business plan be undertaken by Keefe Bruyette & Woods, and that Keefe Bruyette & Woods also prepare a presentation of the market for mergers and acquisitions generally, and in the State of Florida. The board of directors asked Keefe Bruyette & Woods to prepare materials detailing Fidelity Bankshares’ market value as compared to a peer group of institutions, as well as an analysis of Fidelity Bankshares’ prospects for continued growth and profitability on a stand-alone basis and the value that might reasonably be obtained in a sale of control of the company. The board also requested that special counsel to Fidelity Bankshares make a presentation to the board regarding the board’s fiduciary duties in the context of responding to, and evaluating, inquiries relating to a potential strategic transaction. It was determined that the presentation by Keefe Bruyette & Woods and special counsel be made at a board meeting after the annual meeting of stockholders.

At a special board meeting held during May 2005, special counsel and Keefe Bruyette & Woods reviewed Fidelity Bankshares’ historical success in implementing its business plan. Keefe Bruyette & Woods then provided an analysis of Fidelity Bankshares’ current business plan and the current business environment in Florida. Keefe Bruyette & Woods gave a detailed presentation of the current mergers and acquisitions environment, including a discussion of institutions that would be interested in entering, or expanding in, Fidelity Bankshares’ market area. Keefe Bruyette & Woods also outlined the procedures associated with obtaining a valuation of Fidelity Bankshares. Keefe Bruyette & Woods’ presentation included an analysis of the relative strength of the Florida economy and the desire of out-of-market financial institutions to enter the Florida market. Keefe Bruyette & Woods also provided an analysis of financial institutions that could potentially acquire Fidelity Bankshares.

At the June 2005 board meeting, the board of directors authorized Fidelity Bankshares to engage Keefe Bruyette & Woods as its financial advisor. The board of directors asked Keefe Bruyette & Woods to prepare a presentation about Fidelity Bankshares’ franchise for the purpose of conducting a market check as to the potential interest other financial institutions might have in Fidelity Bankshares. At this time, the board of directors had not determined to pursue a sale of the institution. However, the board recognized that other Florida-based financial institutions had recently been acquired, or had entered into agreements to be acquired, for multiples of book value or earnings significantly in excess of Fidelity Bankshares’ imputed value, based on the trading price of its common stock. The board of directors also considered the current and expected future operating environment for Fidelity Bankshares, and concluded that a market check would provide the board with a reasonable measure of the value that could be provided to stockholders over the short and medium term upon a sale of control, as compared to the value that could be provided if Fidelity Bankshares continued to operate as an independent entity.

During July 2005, Keefe Bruyette & Woods contacted 18 financial institutions to determine their level of interest in pursuing an acquisition of Fidelity Bankshares. Of these institutions, National City showed the strongest interest in proceeding with an acquisition of Fidelity Bankshares, offering a half-stock, half-cash transaction valued at $38.00 per share at that time.

At the July 2005 board meeting, the board of directors decided to permit National City to conduct a detailed due diligence review of Fidelity Bankshares and upon satisfactory completion of due diligence, the negotiation of a merger agreement. During the due diligence phase National City become concerned with the potential exposure it might assume as a result of the Kehoe litigation against Fidelity Bankshares and Kehoe’s effort to certify a class action. As a result of those concerns, negotiations between Fidelity Bankshares and National City terminated during September 2005.

Representatives of National City and Fidelity Bankshares continued to speak to one another periodically, on an informal basis, during the winter and spring of 2006. As a result of favorable developments occurring in May 2006 in the Kehoe litigation, National City contacted Fidelity Bankshares and suggested that National City would be willing to reconsider a strategic transaction with Fidelity Bankshares if the parties could agree to structuring a settlement of the lawsuit on terms acceptable to National City. At that time National City indicated that it would be willing to offer $40.00 per share to acquire Fidelity Bankshares. National City indicated that they would offer cash, stock or a combination thereof, and that the offer would be subject to further due diligence.

On June 9, 2006, a second lawsuit, Timothy Neilsen and Timothy Martin v. Fidelity Federal Bank & Trust was filed. This litigation was based on the same facts as the Kehoe litigation.

At a June 12, 2006 special board meeting, representatives of Keefe Bruyette & Woods and legal counsel met with the Fidelity Bankshares’ board and management. At the meeting, the board reviewed in detail Keefe Bruyette & Woods’ presentation on the current mergers and acquisitions environment and an analysis of Fidelity Bankshares’ business plan. The board was advised of the latest developments in the Kehoe litigation, the Neilsen and Martin litigation and their implications with respect to a possible transaction with

National City. Legal counsel reviewed with the board of directors their fiduciary duties and responsibilities in the event that the board decided to proceed with negotiations with National City.

Following these discussions, Keefe Bruyette & Woods distributed a preliminary term sheet from National City outlining National City’s interest in acquiring Fidelity Bankshares and the terms of a settlement of the Kehoe litigation and the Neilsen and Martin litigation that would be acceptable to National City. Keefe Bruyette & Woods indicated that based on discussions with other financial institutions, no other institution expressed a current interest in acquiring Fidelity Bankshares at a price comparable to National City’s offer. After detailed discussions, the board authorized management to permit a due diligence review of Fidelity Bankshares and authorized management to continue discussions with National City and to begin a due diligence review of National City.

At the June 20, 2006 board of directors meeting, the board reviewed the National City term sheet, as revised to reflect the results of National City’s and Fidelity Bankshares’ negotiations to date. Following completion of due diligence, National City adjusted the per share merger consideration it was prepared to pay to $39.50. Following a detailed discussion, the directors approved the term sheet subject to minor adjustments and authorized management to work with National City toward negotiation of a settlement of the Kehoe litigation and the Neilsen and Martin litigation.

Legal counsel to National City prepared an initial draft of the merger agreement, and during July, legal counsel to National City and Fidelity Bankshares negotiated the definitive merger agreement, settlement agreements relating to the executive officers of Fidelity Bankshares and other related agreements with respect to the proposed merger. During July, Fidelity Federal Bank & Trust proceeded to negotiate a settlement with the attorneys for Kehoe and Neilsen and Martin, while simultaneously negotiating a definitive agreement.

On July 23, 2006, the board of directors of National City held a special meeting at which members of senior management were present. National City’s in-house legal counsel then reviewed the agreement and plan of merger and all related documents and the actions taken with respect to the proposed transaction. Following its presentation, National City’s board approved the proposed transaction and the documents presented.

On July 25, 2006, Fidelity Bankshares’ management was advised that the plaintiffs in the Kehoe litigation and Neilsen and Martin litigation were prepared to enter into an agreement to settle their claims against Fidelity Federal Bank & Trust.

On July 26, 2006, Fidelity Federal Bank & Trust entered into a settlement agreement with the plaintiffs of the Kehoe litigation and the Neilsen and Martin litigation. Under the settlement agreement, and without admitting any liability or fault, Fidelity Federal Bank & Trust agreed to the certification of a conditional settlement class, solely for settlement purposes, subject to preliminary and final court approval.

Under the terms of the settlement agreement, any class members who qualify and timely submit a claim form will receive payment of an amount not to exceed $160 per person. Fidelity Federal Bank & Trust has agreed to pay plaintiffs’ attorneys’ fees in an amount not to exceed $10 million plus their reasonable expenses not to exceed $120,000. Fidelity Federal Bank & Trust will pay class representative James Kehoe not more than $10,000, and class representatives Timothy Neilsen and Timothy G. Martin not more than $3,000 each for their participation in this case on behalf of all class members. Additionally, Fidelity Federal Bank & Trust has agreed to certain injunctive relief, including certifying that Fidelity Federal Bank & Trust did not keep or maintain any data, and agreeing to a privacy audit, the cost of which shall not exceed $25,000. Under the terms of the settlement, Fidelity Federal Bank & Trust’s total costs and expense, including the payments to class members, cannot exceed $50 million.

In addition to final court approval, the settlement agreement is contingent upon the consummation of the acquisition of Fidelity Bankshares by National City.

On July 26, 2006, the board of directors of Fidelity Bankshares held a special meeting. Mr. Elhilow and other members of senior management, together with Fidelity Bankshares’ financial and legal advisors, reviewed with the board of directors the terms of the proposed merger with National City and the settlement of the Kehoe litigation and Neilsen and Martin litigation. Counsel and representatives of Keefe Bruyette &

Woods also reviewed the history of the board’s actions taken up to the date of this board meeting, during which the board reviewed their business plan as if they were to remain independent, and the negotiations with National City’s counsel. Mr. Elhilow and other members of senior management, as well as representatives of Keefe Bruyette & Woods and counsel, also discussed with the board the results of their due diligence review of National City.

In addition, representatives of Keefe Bruyette & Woods discussed a range of matters, including the matters set forth below under “— Opinion of Fidelity Bankshares’ Financial Advisor.” Representatives of Luse Gorman Pomerenk & Schick, P.C. then reviewed the legal terms of the proposed merger and the related agreements. After this discussion, Keefe Bruyette & Woods rendered to the Fidelity Bankshares board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of the board meeting and based upon and subject to the considerations described in its opinion, the proposed merger consideration was fair, from a financial point of view, to holders of Fidelity Bankshares common stock.

After further discussion, and taking into consideration the factors described under “— Fidelity Bankshares’ Reasons for the Merger; Recommendation of Fidelity Bankshares’ Board of Directors,” the Fidelity Bankshares board determined that the combined company would have better future prospects than Fidelity Bankshares was likely to achieve on a stand-alone basis, and that the proposed merger with National City presented the best opportunity for enhancing Fidelity Bankshares stockholder value. Accordingly, the Fidelity Bankshares board determined that the National City transaction was advisable and in the best interests of Fidelity Bankshares and its stockholders, and the Fidelity Bankshares board unanimously approved the merger with National City.

Following the approval of the Fidelity Bankshares and National City boards of directors on July 26, 2006, the parties executed the merger agreement. The next day, the parties publicly announced the transaction by issuing a joint press release.

Fidelity Bankshares’ Reasons for the Merger; Recommendation of Fidelity Bankshares’ Board of Directors

The Fidelity Bankshares board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors in determining that the proposed merger is in the best interests of Fidelity Bankshares and its stockholders. In reaching its conclusion to approve the merger agreement, the Fidelity Bankshares board of directors considered a number of factors, including the following:

•	The fact that Fidelity Bankshares stockholders may receive cash and/or stock and thereby participate in any growth opportunities of the combined company through the stock component, and realize cash for the value of their shares through the cash component, subject to the allocation procedures in the merger agreement in the event that either form of merger consideration is over-subscribed.

•	Its understanding of the business, operations, financial condition, earnings and future prospects of Fidelity Bankshares.

•	Its understanding of the business, operations, financial condition, earnings and future prospects of National City, taking into account Fidelity Bankshares’ due diligence investigation of National City.

•	The current and prospective environments in which Fidelity Bankshares and National City operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the trend toward consolidation in the financial services industry.

•	The review by the Fidelity Bankshares board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and cash consideration offered by National City.

•	The reports of Fidelity Bankshares’ management and the financial presentation by Keefe Bruyette & Woods to Fidelity Bankshares’ board of directors concerning the operations, financial condition and prospects of National City and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

•	The likelihood that the regulatory approvals needed to complete the transaction would be obtained.

•	The historical and current market prices of shares of National City common stock and shares of Fidelity Bankshares common stock.

•	The opinion delivered to the Fidelity Bankshares board of directors by Keefe Bruyette & Woods that, as of the date of the opinion and based upon and subject to the financial and other assumptions in its opinion, the merger consideration was fair, from a financial point of view, to holders of Fidelity Bankshares common stock.

•	The benefits of increased liquidity that Fidelity Bankshares stockholders would have as stockholders of National City.

•	The higher cash dividend per share paid by National City on its shares of common stock.

The Fidelity Bankshares board of directors also considered potential risks associated with the merger in connection with its deliberation of the proposed transaction, including:

•	The challenges of combining the businesses, assets and workforces of the two companies, which could affect the post-merger success of the combined company, and the ability to achieve anticipated cost savings and other potential synergies.

•	That the fixed exchange ratio component of the merger consideration would not adjust to compensate for changes in the stock price of National City or Fidelity Bankshares prior to completion of the merger.

•	The interests of Fidelity Bankshares’ executive officers and directors with respect to the merger apart from their interests as holders of Fidelity Bankshares common stock, and the risk that these interests might influence their decision with respect to the merger. See “— Financial Interests of Directors and Executive Officers In the Merger.”

•	The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by National City as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Fidelity Bankshares from proposing such a transaction.

The discussion of the information and factors considered by the Fidelity Bankshares board of directors is not exhaustive, but includes all material factors considered by the Fidelity Bankshares board of directors. In view of the wide variety of factors considered by the Fidelity Bankshares board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Fidelity Bankshares board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of Fidelity Bankshares and its stockholders. In considering the factors described above, individual members of the Fidelity Bankshares board of directors may have given different weights to different factors. The Fidelity Bankshares board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the Fidelity Bankshares board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The Fidelity Bankshares board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Fidelity Bankshares and its stockholders. The board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Fidelity Bankshares’ business strategies. Accordingly, the board of directors unanimously approved the merger agreement and unanimously recommends that Fidelity Bankshares stockholders vote “FOR” approval of the merger agreement.

Opinion of Fidelity Bankshares’ Financial Advisor

Fidelity Bankshares engaged Keefe Bruyette & Woods to render financial advisory and investment banking services. Keefe Bruyette & Woods assisted Fidelity Bankshares in analyzing, structuring and negotiating the merger of Fidelity Bankshares with and into National City. Fidelity Bankshares selected Keefe Bruyette & Woods because Keefe Bruyette & Woods is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Fidelity Bankshares and its business. As part of its investment banking business, Keefe Bruyette & Woods is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On July 26, 2006, the Fidelity Bankshares board held a meeting to evaluate the proposed merger with National City. At this meeting, Keefe Bruyette & Woods reviewed the financial aspects of the proposed merger and rendered a verbal opinion that the consideration to be received by Fidelity Bankshares stockholders in the merger was fair to those stockholders from a financial point of view. The Fidelity Bankshares board approved the merger agreement at this meeting.

The full text of Keefe Bruyette & Woods’ opinion, dated July 26, 2006, is attached as Appendix C to this proxy statement/prospectus. Holders of Fidelity Bankshares common stock are encouraged to read Keefe Bruyette & Woods’ opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Keefe Bruyette & Woods in connection with the rendering of its opinion. Keefe Bruyette & Woods’ opinion speaks only as of the date of the opinion. The opinion is directed to the Fidelity Bankshares board and addresses only the fairness, from a financial point of view, of the merger consideration to Fidelity Bankshares stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Fidelity Bankshares stockholder as to how the stockholder should vote at the Fidelity Bankshares special meeting on the merger or any related matter.

In rendering its opinion, Keefe Bruyette & Woods:

•	reviewed the merger agreement;

•	reviewed certain historical financial and other information concerning National City, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	reviewed certain historical financial and other information concerning Fidelity Bankshares, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	held discussions with members of senior management of Fidelity Bankshares and National City regarding past and current business operations, regulatory matters, financial condition and future prospects;

•	reviewed earnings per share estimates for the years ending December 31, 2006 and 2007 published by First Call and discussed them with management of National City;

•	reviewed earnings per share estimates for the years ending December 31, 2006 and 2007 published by First Call and discussed them with management of Fidelity Bankshares;

•	reviewed and studied the historical stock prices and trading volumes of the common stock of National City and Fidelity Bankshares;

•	analyzed certain publicly available financial information and valuation multiples of other financial institutions deemed comparable or otherwise relevant, and compared National City and Fidelity Bankshares to those institutions;

•	compared the financial terms of the merger with the financial terms of certain other transactions deemed comparable or otherwise relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, Keefe Bruyette & Woods relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe Bruyette & Woods or that was discussed with, or reviewed by, Keefe Bruyette & Woods, or that was publicly available. Keefe Bruyette & Woods did not attempt or assume any responsibility to verify such information independently. Keefe Bruyette & Woods relied upon the management of Fidelity Bankshares and National City as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Keefe Bruyette & Woods. Keefe Bruyette & Woods assumed, without independent verification, that the aggregate allowances for loan and lease losses for National City and Fidelity Bankshares are adequate to cover those losses. Keefe Bruyette & Woods did not make or obtain any evaluations or appraisals of any properties of National City or Fidelity Bankshares, or examine or review any individual credit files.

For purposes of rendering its opinion, Keefe Bruyette & Woods assumed that, in all respects material to its analyses:

•	there has been no material change in National City’s or Fidelity Bankshares’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available prior to rendering the opinion;

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers;

•	the merger will quality as a tax-free reorganization for federal income tax purposes; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Keefe Bruyette & Woods further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles. Keefe Bruyette & Woods’ opinion is not an expression of an opinion as to the prices at which shares of Fidelity Bankshares common stock or shares of National City common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Keefe Bruyette & Woods made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Keefe Bruyette & Woods, Fidelity Bankshares and National City. Any estimates contained in the analyses performed by Keefe Bruyette & Woods are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe Bruyette & Woods opinion was among several factors taken into consideration by the Fidelity Bankshares board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Fidelity Bankshares board with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by Keefe Bruyette & Woods to the Fidelity Bankshares board on July 26, 2006, in connection with its verbal opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the Keefe Bruyette & Woods opinion or the presentation made by Keefe Bruyette & Woods to the Fidelity Bankshares board, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe Bruyette & Woods did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Keefe Bruyette & Woods did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Keefe Bruyette & Woods made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment, after considering the results of all its analyses taken as a whole. Accordingly, Keefe Bruyette & Woods believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of Keefe Bruyette & Woods’ financial analyses.

Summary of Proposal. Keefe Bruyette & Woods reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of Fidelity Bankshares common stock will receive $39.50 in cash or 1.0977 shares of National City common stock with 50% of Fidelity Bankshares’ shares of common stock receiving cash and 50% of Fidelity Bankshares’ shares of common stock receiving National City common stock. Based on National City’s closing price of $36.73 on July 25, 2006, Keefe Bruyette & Woods calculated an implied transaction value of $39.91 per share.

Selected Peer Group Analysis. Using publicly available information, Keefe Bruyette & Woods compared the financial performance, financial condition and market valuations of National City to those of a group of comparable super regional banks. Keefe Bruyette & Woods also compared the financial performance, financial condition and market valuations of Fidelity Bankshares to those of a group of comparable Florida banks and thrifts.

Companies included in National City’s peer group were:

Wachovia Corporation
Wells Fargo & Company
U.S. Bancorp
SunTrust Banks, Inc.
BB&T Corporation
Fifth Third Bancorp
KeyCorp
PNC Financial Services Group, Inc.
Regions Financial Corporation
Comerica Incorporated
M&T Bank Corporation

Companies included in Fidelity Bankshares’ peer group were:

BankUnited Financial Corporation
BankAtlantic Bancorp, Inc.
Harbor Florida Bancshares, Inc.
Capital City Bank Group, Inc.
Seacoast Banking Corporation of Florida
TIB Financial Corp.
Commercial Bankshares, Inc.
CenterState Banks of Florida, Inc.

To perform this analysis, Keefe Bruyette & Woods used financial information as of and for the latest quarter available. Market price information was as of July 25, 2006, and earnings per share estimates for 2006 and 2007 were taken from First Call, a nationally-recognized earnings per share estimate consolidator.

Keefe Bruyette & Woods’ analysis showed the following concerning National City’s financial performance:

		National City	National City
		Peer Group	Peer Group
	National City	Average	Median

Core Return on Average Assets(1)	1.34%	1.55%	1.53%
Core Return on Average Equity(1)	14.96%	16.22%	15.50%
Net Interest Margin	3.73%	3.61%	3.67%
Fee Income/Revenue(1)	40.2%	44.9%	42.7%
Efficiency Ratio(1)	59.7%	55.7%	56.1%

Keefe Bruyette & Woods’ analysis showed the following concerning National City’s financial condition:

		National City	National City
		Peer Group	Peer Group
	National City	Average	Median

Equity/Assets	8.91%	9.51%	9.30%
Tangible Equity/Tangible Assets	6.60%	6.08%	5.81%
Loans/Deposits	121.3%	99.5%	102.3%
Securities/Assets	7.8%	16.8%	16.1%
Loan Loss Reserve/Loans	0.87%	1.17%	1.13%
Nonperforming Assets/Loans plus Other Real Estate Owned	0.58%	0.41%	0.40%
Net Charge-Offs/Average Loans	0.27%	0.22%	0.20%

Keefe Bruyette & Woods’ analysis showed the following concerning National City’s market valuations:

			National City		National City
			Peer Group		Peer Group
	National City		Average		Median

Stock Price/Book Value per Share	1.76	x	2.10	x	2.03	x
Stock Price/Tangible Book Value per Share	2.44	x	3.53	x	3.56	x
Stock Price/2006 Estimated GAAP EPS	12.0	x	13.3	x	13.0	x
Stock Price/2007 Estimated GAAP EPS	11.4	x	12.3	x	12.1	x
Dividend Yield	4.2%		3.6%		3.8%
2006 Dividend Payout Ratio	50.5%		46.8%		47.8%

Keefe Bruyette & Woods’ analysis showed the following concerning Fidelity Bankshares’ financial performance:

		Fidelity	Fidelity
		Bankshares	Bankshares
	Fidelity	Peer Group	Peer Group
	Bankshares	Average	Median

Core Return on Average Assets(1)	0.82%	0.98%	0.98%
Core Return on Average Equity(1)	11.80%	11.46%	12.74%
Net Interest Margin	3.67%	3.89%	3.97%
Fee Income/Revenue(1)	14.6%	22.2%	16.5%
Efficiency Ratio(1)	65.8%	62.3%	63.9%

Keefe Bruyette & Woods’ analysis showed the following concerning Fidelity Bankshares’ financial condition:

		Fidelity	Fidelity
		Bankshares	Bankshares
	Fidelity	Peer Group	Peer Group
	Bankshares	Average	Median

Equity/Assets	6.95%	8.61%	8.06%
Tangible Equity/Tangible Assets	6.50%	7.60%	7.40%
Loans/Deposits	98.0%	102.1%	94.0%
Securities/Assets	15.0%	19.0%	18.1%
Loan Loss Reserve/Loans	0.51%	0.82%	0.84%
Nonperforming Assets/Loans plus Other Real Estate Owned	0.32%	0.14%	0.13%
Net Charge-Offs/Average Loans	0.00%	0.05%	0.00%

Keefe Bruyette & Woods’ analysis showed the following concerning Fidelity Bankshares’ market valuations:

			Fidelity		Fidelity
			Bankshares		Bankshares
	Fidelity		Peer Group		Peer Group
	Bankshares		Average(2)		Median(2)

Stock Price/Book Value per Share	3.06	x	2.14	x	1.91	x
Stock Price/Tangible Book Value per Share	3.29	x	2.51	x	2.33	x
Stock Price/2006 Estimated GAAP EPS	25.9	x	19.6	x	18.5	x
Stock Price/2007 Estimated GAAP EPS	22.0	x	16.8	x	16.7	x
Dividend Yield	0.9%		1.4%		1.5%
2006 Dividend Payout Ratio	23.2%		27.5%		28.1%

(1)	Excluded (i) revenue and expense items deemed non-recurring or extraordinary, and (ii) gains or losses on the sale of investment securities.

(2)	Valuation multiples for Harbor Florida Bancshares, Inc. were excluded from the calculations of the peer group average and median because of its pending sale to National City.

Comparable Transaction Analysis. Keefe Bruyette & Woods reviewed certain financial data related to comparably sized acquisitions of bank holding companies and thrifts nationwide that were announced after January 1, 2003, with announced aggregate transaction values between $500 million and $5 billion. The transactions included in the group were:

Survivor	Acquired Entity

National City Corporation	Harbor Florida Bancshares, Inc.
Citizens Banking Corporation	Republic Bancorp Inc.
Banco Bilbao Vizcaya Argentaria, S.A.	Texas Regional Bancshares, Inc.
Washington Mutual, Inc.	Commercial Capital Bancorp, Inc.
BB&T Corporation	Main Street Banks, Inc.
Marshall & Ilsley Corporation	Gold Banc Corporation, Inc.
Sovereign Bancorp, Inc.	Independence Community Bank Corp.
TD Banknorth Inc.	Hudson United Bancorp
Zions Bancorporation	Amegy Bancorporation, Inc.
BNP Paribas Group	Commercial Federal Corporation
Banco Bilbao Vizcaya Argentaria, S.A.	Laredo National Bancshares, Inc.
TD Bank Financial Group	Banknorth Group, Inc.
Fifth Third Bancorp	First National Bankshares of Florida, Inc.
Associated Banc-Corp	First Federal Capital Corp
First Niagara Financial Group, Inc.	Hudson River Bancorp, Inc.
BNP Paribas Group	Community First Bankshares, Inc.
Sovereign Bancorp, Inc.	Waypoint Financial Corp.
National City Corporation	Provident Financial Group, Inc.
Huntington Bancshares Incorporated	Unizan Financial Corporation
Sovereign Bancorp, Inc.	Seacoast Financial Services Corp.
Provident Financial Services, Inc.	First Sentinel Bancorp, Inc.
North Fork Bancorporation, Inc.	The Trust Company of New Jersey
Independence Community Bank Corp.	Staten Island Bancorp, Inc.
PNC Financial Services Group, Inc.	United National Bancorp
NewAlliance Bancshares, Inc.	Connecticut Bancshares, Inc.
New York Community Bancorp, Inc.	Roslyn Bancorp, Inc.
Wells Fargo & Company	Pacific Northwest Bancorp
BB&T Corporation	First Virginia Banks, Inc.

For each precedent transaction, Keefe Bruyette & Woods derived and compared, among other things, the implied ratio of the price per common share paid for the acquired company to:

•	the core earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

•	estimated earnings per share of the acquired company for the current fiscal year in which the transaction was announced;

•	estimated earnings per share of the acquired company for the fiscal year following the year the transaction was announced;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company prior to the announcement of the acquisition;

•	the closing market price of the acquired company, if publicly traded or listed, on the day preceding the announcement of the transaction; and

•	the closing market price of the acquired company, if publicly traded or listed, on the day one month preceding the announcement of the transaction.

Additionally, Keefe Bruyette & Woods compared the core deposit premium paid in each transaction. The core deposit premium is calculated as the premium paid in the transaction over the acquired company’s tangible common equity as a percentage of the acquired company’s core deposits. For purposes of this analysis, core deposits are defined as total deposits less the sum of all certificates of deposits with balances over $100,000 and any brokered or purchased deposits.

Transaction multiples for the merger were derived from the $39.91 per share price for Fidelity Bankshares (based on National City’s closing share price on July 25, 2006). Earnings per share estimates were taken from First Call, a nationally-recognized earnings per share estimate consolidator. Keefe Bruyette & Woods compared these results with announced multiples. The results of the analysis are set forth in the following table.

	National City/
	Fidelity		Comparable		Comparable
	Bankshares		Transaction		Transaction
	Transaction		Average		Median

Deal Price/Trailing 12 Months Core Earnings per Share(1)	30.5	x	20.2	x	20.3	x
Deal Price/Current Year Estimated Earnings per Share	28.9	x	18.8	x	18.6	x
Deal Price/Next Year Estimated Earnings per Share	24.6	x	16.7	x	16.3	x
Deal Price/Book Value per Share	3.42	x	2.44	x	2.32	x
Deal Price/Tangible Book Value per Share	3.67	x	3.35	x	3.12	x
Core Deposit Premium	25.0%		27.3%		26.4%
One Day Market Premium	11.8%		16.5%		15.0%
One Month Market Premium	26.7%		22.8%		23.8%

(1)	Excluded (i) revenue and expense items deemed non-recurring or extraordinary and (ii) gains or losses on the sale of investment securities.

No company or transaction used as a comparison in the above analysis is identical to Fidelity Bankshares, National City or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.

Fidelity Bankshares Discounted Cash Flow Analysis. Keefe Bruyette & Woods performed a dividend discount analysis to generate a range for the implied present value per share of Fidelity Bankshares common stock assuming Fidelity Bankshares continued to operate as a stand-alone entity.

This range was determined by adding (i) the present value of Fidelity Bankshares’ estimated future dividend stream for the years 2006 through 2010 and (ii) the present value of the terminal value of the Fidelity Bankshares common stock. Terminal values for Fidelity Bankshares were calculated based on a range of terminal multiples applied to the 2011 earnings per share estimate.

The earnings per share assumptions that formed the basis of the analysis were based on First Call estimated earnings per share for 2006 and 2007. For a projected dividend stream, Keefe Bruyette & Woods assumed Fidelity Bankshares would maintain its dividend rate constant at $0.32 per share annually.

Keefe Bruyette & Woods estimated the range for the implied present value per share of Fidelity Bankshares common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2011 earnings per share of 16.0x to 24.0x;

•	a range of post 2007 earnings per share growth of 10.0% to 20.0%; and

•	a range of discount rates of 11.5% to 15.5%.

This analysis resulted in a range for the implied present value per share of Fidelity Bankshares common stock of $22.50 to $46.63.

National City Discounted Cash Flow Analysis. Keefe Bruyette & Woods performed a dividend discount analysis to generate a range for the implied present value per share of National City common stock. This range was determined by adding (i) the present value of the estimated future dividend stream that National City could generate for the years 2006 through 2010 and (ii) the present value of the terminal value of the National City common stock. Terminal values for National City were calculated based on a range of terminal multiples applied to the estimated 2011 earnings per share.

The earnings per share assumptions that formed the basis of the analysis were based on First Call estimated earnings per share for 2006 and 2007 and the First Call median estimated long-term growth rate of 8%. For a projected dividend stream, Keefe Bruyette & Woods assumed National City would maintain its current annual dividend rate of $1.56 through 2007 and maintain a dividend payout ratio of 45% of earnings per share after 2007.

Keefe Bruyette & Woods estimated reference ranges for the implied present value per share of National City common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2011 earnings per share of 11.0x to 13.0x;

•	a range of discount rates of 11.0% to 13.0%.

This analysis resulted in a range for the implied present value per share of National City common stock of $33.24 to $41.32.

Keefe Bruyette & Woods stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Fidelity Bankshares or the National City common stock.

Financial Impact Analysis. Keefe Bruyette & Woods analyzed certain pro forma effects of the merger on National City. Keefe Bruyette & Woods made various assumptions regarding cost synergies, revenue synergies, share repurchases, certain purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), and charges and transaction costs associated with the merger.

Keefe Bruyette & Woods’ analysis indicated that the transaction would be mildly dilutive to National City’s GAAP and cash earnings per share estimate in 2007. It further indicated that the transaction would also be mildly dilutive to National City’s 2008 GAAP earnings per share estimate, but mildly accretive to National City’s 2008 cash earnings per share estimate.

For all of the above analyses, the actual results achieved by National City following the merger will vary from the projected results, and the variations may be material.

Other Analysis. Keefe Bruyette & Woods compared the financial and market performance of Fidelity Bankshares and National City to a variety of relevant industry peer groups and indices. Keefe Bruyette & Woods reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for National City and Fidelity Bankshares.

Miscellaneous. The Fidelity Bankshares board retained Keefe Bruyette & Woods as an independent contractor to act as financial adviser to Fidelity Bankshares regarding the merger. As part of its investment banking business, Keefe Bruyette & Woods is continually engaged in the valuation of banks and bank securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe Bruyette & Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette & Woods may, from time to time, purchase securities from, and sell securities to, Fidelity Bankshares and National City. As an active trader in securities, Keefe Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of Fidelity

Bankshares and National City for Keefe Bruyette & Woods’ own account and for the accounts of its customers.

Keefe Bruyette & Woods has previously provided certain other investment banking services to Fidelity Bankshares and to National City in the past and has received compensation for such services.

Fidelity Bankshares and Keefe Bruyette & Woods have entered into an agreement relating to the services to be provided by Keefe Bruyette & Woods in connection with the merger. Fidelity Bankshares paid Keefe Bruyette & Woods a cash fee of $250,000 upon the execution of the merger agreement. Fidelity Bankshares also has agreed to pay Keefe Bruyette & Woods at the time of closing a cash fee of 0.63% of the aggregate market value of the consideration paid in the merger. Pursuant to the Keefe Bruyette & Woods engagement agreement, Fidelity Bankshares also agreed to reimburse Keefe Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention, and to indemnify Keefe Bruyette & Woods and certain related parties against certain expenses and liabilities, including liabilities under the federal securities laws.

National City retained Keefe Bruyette & Woods as its agent for stock repurchases in December 2004 and October 2005. In December 2004, approximately 2.1 million shares were repurchased, and National City paid approximately $63,000 in commissions. In October 2005, approximately 3.2 million shares were repurchased, and National City paid approximately $97,000 in commissions.

National City’s Reasons for the Merger

National City’s acquisition of Fidelity Bankshares is based on its continued desire to improve its growth prospects by investing in strong franchises located in high growth markets. Fidelity Bankshares is a well-run franchise with a strong market position. Fidelity Bankshares’ 52-branch network is located in a highly concentrated market area, focused primarily in the Miami metropolitan area and, specifically, Palm Beach County. Within Palm Beach County, Fidelity Bankshares has the third largest market share based on total deposits and branches. Moreover, Fidelity Bankshares’ market area is a natural extension of Harbor Florida Bancshares, Inc.’s market area, providing National City with over 90 branches in Southeastern Florida and the fourth largest deposit share within its Florida market. Just as with its acquisition of Harbor, this concentrated and developed branch network should provide National City with a significant platform to leverage its core strengths in retail and commercial banking and to complement its wealth management and commercial real estate businesses. National City also expects to be able to leverage the market expertise of Fidelity Bankshares’ executive management team. Additionally, Fidelity Bankshares’ branch network is in high growth markets. Fidelity Bankshares’ market has household growth rates that are two to three times faster than National City’s fastest growing Midwestern markets. Finally, the Fidelity Bankshares acquisition should further enhance National City’s ability to serve and retain its current customers who either visit or spend part of the year in Florida. Ultimately, National City believes that a Florida franchise which includes both Harbor and Fidelity Bankshares will further expand National City’s businesses and branch network, which should create value for National City stockholders.

Merger Consideration; Cash or Stock Election

Merger Consideration. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Fidelity Bankshares common stock (other than dissenting shares and shares held by National City or by Fidelity Bankshares as treasury stock) will be converted into the right to receive, at the election of the holder of such share, either:

•	$39.50 in cash (without interest); or

•	1.0977 shares of National City common stock.

No fractional shares of National City common stock will be issued in connection with the merger. Instead, Fidelity Bankshares stockholders will receive, without interest, a cash payment from National City equal to the product of the fractional share interest they otherwise would have received, and the value of

National City common stock. For this purpose, National City common stock will be valued at the average of its daily closing sales prices during the five consecutive trading days immediately preceding the completion date of the merger.

Based on the closing price of $36.77 per share of National City common stock on October 6, 2006, the latest practicable date prior to the distribution of this proxy statement/prospectus, the value of 1.0977 shares of National City common stock would be $40.36. If this price changes to, for example, $35.00 or $37.00, then the value of 1.0977 shares of National City common stock would be $38.42 or $40.62, as the case may be. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for National City common stock. For more information about the stock prices of National City, see “— National City Stock Trading and Dividend Information” below.

Cash or Stock Election. All elections by Fidelity Bankshares stockholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 50% of the outstanding shares of Fidelity Bankshares common stock will be converted into the right to receive National City common stock, and the remaining 50% of the outstanding shares of Fidelity Bankshares common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Fidelity Bankshares stockholders in the aggregate elect to receive more or less of National City common stock than National City has agreed to issue in connection with the merger. These procedures are summarized below.

•	If National City common stock is oversubscribed: If Fidelity Bankshares stockholders elect to receive more National City common stock than National City has agreed to issue in the merger, then all Fidelity Bankshares stockholders who have elected to receive cash or who have made no election will receive cash for their Fidelity Bankshares shares and all stockholders who have elected to receive National City common stock will receive a pro rata portion of the available National City shares plus cash for those shares not converted into National City common stock.

•	If National City common stock is undersubscribed: If Fidelity Bankshares stockholders elect to receive fewer shares of National City common stock than National City has agreed to issue in the merger, and

•	the number of shares as to which Fidelity Bankshares stockholders have made no election is less than or equal to this shortfall, then all Fidelity Bankshares stockholders who have elected to receive National City common stock or who have made no election will receive National City common stock, and all Fidelity Bankshares stockholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus National City shares for those Fidelity Bankshares shares not converted into cash; or

•	if the number of no election shares is greater than the shortfall, then all Fidelity Bankshares stockholders who have elected to receive National City common stock will receive National City common stock, all Fidelity Bankshares stockholders who have elected to receive cash will receive cash, and all Fidelity Bankshares stockholders who made no election will receive a pro rata portion of the remaining available cash consideration plus National City shares for those Fidelity Bankshares shares not converted into cash.

Neither Fidelity Bankshares nor National City is making any recommendation as to whether Fidelity Bankshares stockholders should elect to receive cash or National City common stock in the merger. Each Fidelity Bankshares stockholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this proxy statement/prospectus and in the merger agreement, you may receive National City common stock or cash in amounts that vary from the amounts you elect to receive.

Employees who hold allocated shares of Fidelity Bankshares common stock in their employee stock ownership plan accounts will be able to direct the employee stock ownership plan trustee as to whether to make an election to receive cash, National City common stock or a combination of cash and National City common stock for their allocated shares. For any allocated shares for which no directions are received, the employee stock ownership plan trustee will make an election to receive cash or National City common stock, in the same proportion as the elections which the employee stock ownership plan trustee received from other employee stock ownership plan participants, unless the employee stock ownership plan trustee determines that it may not, consistent with its fiduciary duties, make such election for such shares, in which case it will make elections for the shares in the manner as it, in its discretion, determines to be in the best interests of the participants. The employee stock ownership plan trustee will make an election to receive cash or National City common stock with respect to unallocated shares as directed by Fidelity Bankshares, consistent with its fiduciary duties. Similarly, employees who hold shares of Fidelity Bankshares common stock in their 401(k) Plan accounts will be able to direct the 401(k) Plan trustee to make an election to receive cash or National City common stock or a combination of cash and National City common stock for their accounts. Participants in the 401(k) Plan and employee stock ownership plan will receive additional information regarding their rights under these plans.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of Fidelity Bankshares common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, National City common stock, or a combination of cash and National City common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to National City Bank, which will be acting as the exchange agent, on or before 4:00 p.m., Cleveland, Ohio time, on the fifteenth day following the mailing of the election form. National City Bank will act as exchange agent in the merger and in that role will process the exchange of Fidelity Bankshares common stock certificates for cash and/or National City common stock. Shortly after the merger, the exchange agent will allocate cash and shares of National City common stock among Fidelity Bankshares stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Fidelity Bankshares stock certificates after the merger is completed. Please do not forward your Fidelity Bankshares stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Fidelity Bankshares common stock covered by the election form (or an appropriate guarantee of delivery), together with executed transmittal materials included with the election form. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either National City common stock and/or cash for your Fidelity Bankshares common stock, you should complete and return the election form. If you do not make an election, you will be allocated National City common stock and/or cash depending on the elections made by other Fidelity Bankshares stockholders. You should be aware, however, that if you make an election you will not be able to sell or otherwise transfer your shares of Fidelity Bankshares common stock unless you properly withdraw your election prior to the election deadline.

If stock certificates for Fidelity Bankshares common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Fidelity Bankshares shares may be properly exchanged provided that:

1.	such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

2.	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

3.	the exchange agent receives, prior to the election deadline, the certificates for all exchanged Fidelity Bankshares shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Fidelity Bankshares stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Fidelity Bankshares common stock designated as non-election shares.

Fidelity Bankshares stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

National City will deposit with the exchange agent the shares representing National City’s common stock and cash to be issued to Fidelity Bankshares stockholders in exchange for their shares of Fidelity Bankshares common stock. No later than five business days after the completion of the allocation procedures with respect to the distribution of stock and cash consideration, the exchange agent will mail to Fidelity Bankshares stockholders who did not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Fidelity Bankshares stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Fidelity Bankshares common stock, together with the signed letter of transmittal, each Fidelity Bankshares stockholder shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of National City common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Fidelity Bankshares stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any National City common stock into which your shares have been exchanged. No interest will be paid or accrued to Fidelity Bankshares stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Fidelity Bankshares common stock. Fidelity Bankshares stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, National City will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of National City’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

National City, Fidelity Bankshares, the exchange agent or any other person will not be liable to any Fidelity Bankshares stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of Fidelity Bankshares Stock Options

At the effective time of the merger, each holder of an option to purchase a share of Fidelity Bankshares common stock will receive cash for each share underlying an option in an amount equal to the excess (if any) of $39.50 over the exercise price of the outstanding Fidelity Bankshares option, less any required tax withholding.

Employee Matters

Fidelity Federal Bank & Trust’s employee stock ownership plan will be terminated as of, or immediately prior to, consummation of the merger. The employee stock ownership plan loan will be paid in full and the assets of the employee stock ownership plan will be allocated and distributed to the employee stock ownership plan participants in cash or shares of National City common stock. See “— Material United States Federal Income Tax Consequences of the Merger” below for a discussion of material federal income tax treatment of participant accounts under the employee stock ownership plan.

National City will review all other Fidelity Bankshares compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. In the event employee compensation or benefits as currently provided by Fidelity Bankshares or Fidelity Federal Bank & Trust are changed or terminated by National City, National City has agreed to provide compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated National City employees.

All Fidelity employees who become employees of National City at the effective time of the merger generally will be given credit for service at Fidelity Federal Bank & Trust or its subsidiaries for eligibility to participate in, and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under, National City’s compensation and benefit plans; provided, however, that no credit shall be given for purposes of eligibility, vesting or benefits under the National City retiree welfare benefit plan and the National City Non-Contributory Retirement Plan, and provided further that credit for prior service will be given for benefit accrual purposes under the National City vacation pay plan and the National City Severance Benefit Plan. Pursuant to the merger agreement, National City has agreed to use its reasonable best efforts to provide employment to employees of Fidelity Bankshares, but this does not restrict the ability to terminate employment of any employee or make changes to employee benefit programs from time to time.

National City has agreed that, as soon as practicable following the merger, former Fidelity employees will become eligible to participate in the welfare plans of National City in the same manner and as of the earliest date that similarly situated National City employees participate. In the event that the National City welfare plans do not permit immediate eligibility for the former Fidelity employees, National City will sponsor and maintain the Fidelity welfare plans to permit the continued coverage of participating Fidelity employees to the extent permitted by contract or law to avoid a gap in coverage.

See “Financial Interests of Directors and Executive Officers In the Merger” below for a discussion of employment agreements.

Financial Interests of Directors and Executive Officers in the Merger

Contemporaneously with the execution of the Merger Agreement, National City entered into eleven agreements (the “Settlement Agreement(s)”) with the five named executive officers and six other senior officers of Fidelity Bankshares and Fidelity Federal Bank & Trust in order to quantify and settle the benefits owed to the executives under the following benefit plans and agreements maintained by Fidelity Bankshares and Fidelity Federal Bank & Trust: (i) Fidelity Federal Bank & Trust Employment Agreement for Vince A. Elhilow, dated December 20, 2005; (ii) Fidelity Bankshares, Inc. Employment Agreement for Vince A. Elhilow, dated December 20, 2005; (iii) Fidelity Federal Bank & Trust Change in Control Agreement for Richard D. Aldred, dated December 20, 2005; (iv) Fidelity Bankshares, Inc. Change in Control Agreement for Richard D. Aldred, dated December 20, 2005; (v) Fidelity Federal Bank & Trust Change in Control Agreement for Joseph C. Bova, dated December 20, 2005; (vi) Fidelity Bankshares, Inc. Change in Control Agreement for Joseph C. Bova, dated December 20, 2005; (vii) Fidelity Federal Bank & Trust Change in Control Agreement for Christopher H. Cook, dated December 20, 2005; (viii) Fidelity Bankshares, Inc. Change in Control Agreement for Christopher H. Cook, dated December 20, 2005; (ix) Fidelity Federal Bank & Trust Change in Control Agreement for Robert L. Fugate, dated December 20, 2005; (x) Fidelity Bankshares, Inc. Change in Control Agreement for Robert L. Fugate, dated December 20, 2005; (xi) Fidelity Bankshares, Inc. 2002 Incentive Stock Benefit Plan and all amendments to the plan; (xii) Fidelity Federal Bank & Trust Long-Term Deferred Compensation Plan; (xiii) Fidelity Federal Bank & Trust 2005 Long-Term Deferred Compensation Plan as restated; (xiv) Fidelity Federal Bank & Trust Nonqualified Deferred Compensation Plan for Key Executives; (xv) Fidelity Federal Bank & Trust Supplemental Executive Retirement Plan as restated; and (xvi) Fidelity Federal Savings Bank of Florida Retirement Plan for Directors as amended and restated (collectively, the “Fidelity Employee Plans”).

The merger of Fidelity Bankshares into National City constitutes a change in control under the Fidelity Employee Plans. In accordance with the Merger Agreement, National City has agreed to honor the terms of the Fidelity Employee Plans, subject to the terms of the Settlement Agreements.

The terms of the Settlement Agreements are discussed in detail below.

Benefits Pursuant to Settlement Agreements

Employment Agreements with Fidelity Bankshares and Fidelity Federal Bank & Trust.

In accordance with Mr. Elhilow’s Settlement Agreement, at the closing date of the merger, Fidelity Bankshares or National City will pay Mr. Elhilow $3,738,822, subject to applicable withholding taxes, in complete settlement and satisfaction of his rights under his employment agreements. In addition, National City will provide full medical and health coverage for Mr. Elhilow and his spouse under National City’s medical insurance plan commencing at the closing date of the merger until Mr. Elhilow’s termination of employment. Upon Mr. Elhilow’s termination of employment with National City, National City will provide the maximum Medicare supplement available through the American Association of Retired Persons for Mr. Elhilow and his spouse for the duration of their lives. For these purposes, if National City is able to obtain insurance coverage of at least 75% of the cost of the Medicare Part D approved generic drug list for an individual who retires as of the closing date of the merger, National City will pay Mr. Elhilow $74,000 within 30 days of the closing date of the merger. If National City is not able to obtain such insurance coverage, it will pay Mr. Elhilow $155,555 within 30 days of the closing date of the merger. National City will also pay Mr. Elhilow $54,600 to cover post-termination dental coverage, and $550 to cover post-termination life insurance coverage.

Change in Control Agreements. In accordance with their respective Settlement Agreements, Fidelity Bankshares or National City will pay each of Messrs. Aldred, Bova, Cook and Fugate $1,546,436, subject to applicable withholding taxes, in complete satisfaction of their rights under their change in control agreements with Fidelity Bankshares and Fidelity Federal Bank & Trust, other than as specifically set forth in each executive’s Settlement Agreement. In addition, Mr. Aldred and his spouse, and Mr. Fugate and his spouse and dependents, will each receive full medical and health coverage under the National City medical and health plan for a period of 36 months following their termination of employment. Mr. Bova will receive full medical and health coverage for a period of 24 months, and will also receive a lump sum payment of $16,000 on the closing date of the merger to cover 12 months of post-termination medical and health insurance. National City will pay Mr. Cook a lump sum payment of $48,000 within 30 days of the closing date of the merger to cover 36 months of continued life, accident, long-term disability, medical and health coverage following his termination of employment.

Fidelity Bankshares, Inc. 2002 Incentive Stock Benefit Plan. Pursuant to the merger agreement and as reflected in the Settlement Agreements, all Fidelity Bankshares options outstanding and unexercised immediately prior to the closing date will be converted into the right to receive cash and no options will survive the merger. Each holder of an option (“Optionee”) as of the closing date of the merger will receive cash in an amount equal to the number of shares of Fidelity Bankshares common stock covered by such option multiplied by the amount by which $39.50 exceeds the exercise price per share of Fidelity Bankshares common stock under the option. At the record date, Fidelity Bankshares’ employees, executive officers, and directors held options to acquire 1,076,982 shares of Fidelity Bankshares common stock at exercise prices ranging from $13.51 to $33.33 per share. Upon completion of the merger, Messrs. Aldred, Bova, Cook, Elhilow and Fugate will receive cash payments for their unexercised options of $1.4 million, $1.4 million, $1.0 million, $4.5 million, and $1.9 million, respectively. Upon completion of the merger, directors Keith D. Beaty, Paul C. Bremer, F. Ted Brown, Jr., William Sned, Donald Warren, and Karl H. Watson will receive cash payments for their unexercised options of approximately $1.7 million, $1.7 million, $1.7 million, $62,000, $1.7 million, and $1.7 million, respectively.

In addition to stock options that vest upon completion of the merger, all shares of unvested restricted stock awarded under the stock plan will become 100% vested.

Deferred Compensation Plan and 2005 Deferred Compensation Plan. Fidelity Bankshares and National City have agreed that the Deferred Compensation Plan will be merged into the 2005 Deferred Compensation Plan prior to December 31, 2006. The parties have also agreed that Fidelity Bankshares will amend the 2005 Deferred Compensation Plan prior to December 31, 2006, to permit participants to elect prior to December 31, 2006 to change their current distribution election to a lump sum distribution election on a “Change in Control” as such term is defined in Section 409A of the Code. As of June 30, 2006, the present value of the vested accrued benefits for Messrs. Aldred, Bova, Cook, Elhilow and Fugate under the Deferred Compensation Plan and the 2005 Deferred Compensation Plan total $558,259, $513,627, $247,191, $1,199,649, and $582,207, respectively. Unvested accrued benefits under the Deferred Compensation Plan for Messrs. Cook and Fugate total $65,389 and $101,303, respectively. Unvested amounts will vest upon consummation of the merger.

The balances set forth above will fluctuate prior to the closing date of the merger due to earnings and losses occurring after June 30, 2006, and by payment of an annual contribution deemed made to the 2005 Deferred Compensation Plan which is expected to be made in the last quarter of 2006. Payments under the 2005 Deferred Compensation Plan will be made to the executives in accordance with their then existing payment elections.

Fidelity Federal Bank & Trust Nonqualified Deferred Compensation Plan for Key Executives. Under the Fidelity Federal Bank & Trust Nonqualified Deferred Compensation Plan for Key Executives (the “Key Executive Plan”) as of June 30, 2006, Mr. Bova has a vested account balance totaling $716,599 (which includes 19,319 shares of Fidelity Bankshares common stock), Mr. Elhilow has a vested account balance totaling $4,048,840 (which includes 104,427 shares of Fidelity Bankshares common stock), and Mr. Fugate has a vested account balance totaling $1,169,966 (which includes 33,639 shares of Fidelity Bankshares common stock).

The balances set forth above will fluctuate prior to the closing date of the merger due to earnings and losses occurring after June 30, 2006. The fair market value of the executives’ account balances under the Key Executive Plan will be paid to the executives, in cash, within thirty (30) days of the merger.

Fidelity Federal Bank & Trust Supplemental Executive Retirement Plan. Benefits under the Fidelity Federal Bank & Trust Supplemental Executive Retirement Plan (the “SERP”) are normally paid in the form of a single life annuity with a guaranteed 10-year term unless the participant has timely elected an alternate form of distribution such as a joint and 100% survivor’s annuity or a joint and 50% survivor’s annuity at the time of initial enrollment in the plan or prior to December 31, 2006. Recent amendments to the SERP to bring it into compliance with tax law changes also permit participants during the 2006 transition year to bifurcate their accrued benefit payable and have a portion paid in one form, such as an annuity, and a portion paid in another form, such as a lump sum.

In connection with the merger, participants who have attained early or normal retirement age under the plan will begin to receive their payments within 90 days of the closing date of the merger, without regard to whether the participant has retired. A participant who is not eligible for early or normal retirement at the closing date of the merger would be entitled to receive his or her supplemental retirement benefit at the participant’s normal retirement date. Fidelity Bankshares and National City have agreed that Fidelity Bankshares will amend the SERP prior to December 31, 2006 to permit participants to elect to change their current distribution election to a lump sum distribution on a “Change in Control” as defined under Code Section 409A, regardless of whether a participant is eligible for a normal or early retirement benefit under the SERP as of the Change in Control. Monthly benefits under the SERP will be increased for inflation on the January 1 coinciding with or following the anniversary of the date of commencement of payments, and each January 1 thereafter. The increase shall be the lesser of: (i) the percentage change (which can never be less than zero) in the national consumer price index (CPI-U) for the 12 month period preceding October of the prior year (determined by comparing the prior two years’ September indices); or (ii) 6%.

Pursuant to the Settlement Agreements entered into by Messrs. Aldred and Bova, National City will pay each executive a fifteen (15) year certain and life annuity in settlement of their SERP benefits. The monthly annuity payments to Messrs. Aldred and Bova total $25,400 and $22,617, respectively. National City will pay Mr. Cook a monthly annuity payment of $17,977 in the form of a 100% joint and survivor annuity in settlement of his SERP benefits. In addition to the monthly annuity payments, National City will pay Mr. Cook a single lump sum cash payment of $1,453,343, within 30 days of the closing date of the merger. National City will pay Messrs. Elhilow and Fugate a monthly annuity payment of $77,905 and $24,774, respectively, in the form of a ten year certain and life annuity. Annuity payments to Messrs. Aldred, Bova, Cook, Elhilow and Fugate will commence within 90 days of the closing date of the merger.

If the five named executive officers make a lump sum payment election prior to December 31, 2006, then Messrs. Aldred, Bova, Cook, Elhilow and Fugate would receive payments that total $4,886,553, $4,323,089, $5,212,483, $12,805,997, and $5,054,686, respectively, within 30 days of the closing date of the merger.

Gross-Up Payments. In addition to the foregoing payments owed to the executives under the Settlement Agreements, National City will also pay an additional amount to an executive in the event that any of the payments or benefits in connection with the merger or termination of the executive’s employment are “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), or become subject to an excise tax under Code Section 4999. Any gross-up payment made to an executive will be made at the closing date of the merger, provided, however, that if the amount of such payment cannot be finally determined on or before such day, National City will pay to the executive on such day an estimate, determined in good faith by National City, of the minimum amount of such gross-up payment and shall pay the remainder of such payment as soon thereafter as the amount can be determined but in no event later than 30 days after the closing date of the merger. In the event that the Internal Revenue Service or a court determines that the appropriate excise taxes owed by the executive are greater than what has been determined, National City has agreed to indemnify and hold harmless the executive with respect to any additional taxes which the Internal Revenue Service or the court determines may be owed.

Automobile for Vince A. Elhilow. Fidelity Bankshares and National City have agreed that prior to December 31, 2006, Fidelity Bankshares will terminate the lease for the automobile being provided to Vince A. Elhilow (which lease is scheduled to expire in February 2007), purchase the automobile for its residual value, and transfer all right, title and interest in the automobile to Vince A. Elhilow.

Fidelity Federal Savings Bank of Florida Retirement Plan for Directors. On December 20, 2005, the board of directors of Fidelity Federal Bank & Trust adopted resolutions to amend the change in control provisions under the Fidelity Federal Savings Bank of Florida Retirement Plan for Directors (the “Director Retirement Plan”) to provide that if a director’s retirement from the board is a result of a change in control, such director’s benefit period shall be increased by the lesser of: (i) 60 months, or (ii) 180 months less the director’s months of service. Each eligible director under the Director Retirement Plan will receive an annual retirement benefit equal to 80% of the board fees paid to the director during the highest consecutive 12 months out of the last 60 months of service as a director of Fidelity Federal Bank & Trust and Fidelity Bankshares. Accordingly, each director who participates in the Director Retirement Plan will receive an annual benefit payment from National City in the amount of $24,000 ($26,400 in the case of Director Warren), commencing in February 2007, for a fixed period of months that will vary depending on his years of service on the board of Fidelity Federal Bank & Trust and Fidelity Bankshares prior to retirement, in full settlement of his rights under the Director Retirement Plan. The annual annuity payment will be increased for inflation on the January 1 coinciding with or following the anniversary of the commencement of payments thereunder, and on each January 1 thereafter. The increase shall be the lesser of: (i) the percentage change (which can never be less than zero) in the national consumer price index (CPI-U) for the 12 month period preceding October of the prior year (determined by comparing the prior two years’ September indices); or (ii) 6%.

Employment Agreements and Consulting Agreement with National City

In addition to the Settlement Agreements discussed above, National City also entered into employment agreements dated July 26, 2006, with each of Vince A. Elhilow (the “Elhilow-NCC Employment Agreement”), Joseph C. Bova (the “Bova-NCC Employment Agreement”) and Robert L. Fugate (the “Fugate-NCC Employment Agreement”) the terms of which begin upon completion of the merger. National City also entered into a consulting agreement with Vince A. Elhilow dated July 26, 2006 (the “Consulting Agreement”), which begins upon expiration of the Elhilow-NCC Employment Agreement. The principal provisions of these employment agreements and the Consulting Agreement are summarized below.

Elhilow-NCC Employment Agreement. Pursuant to the Elhilow-NCC Employment Agreement, Mr. Elhilow will become Area Chairman Southeast Florida of Fidelity Federal or National City Bank upon completion of the merger. The Elhilow-NCC Employment Agreement is for a term of 12 months. Under the terms of the agreement, Mr. Elhilow will receive a base salary in an amount equal to his base salary with Fidelity Federal Bank & Trust immediately prior to the merger. In addition, Mr. Elhilow will be entitled to participate in the National City Corporation Management Incentive Plan for Senior Officers (the “National City Incentive Plan”) that provides for a bonus amount of between 15% and 35% of base salary (“Short Term Bonus”). Mr. Elhilow will be eligible to receive awards in the National City Equity Program commencing in 2007. Mr. Elhilow also will be reimbursed for membership fees, dues and expenses associated with the clubs to which he belongs on the closing date of the merger. In the event of Mr. Elhilow’s termination of employment due to death or disability during the contract term, the Elhilow-NCC Employment Agreement will terminate and National City will have no further obligations to Mr. Elhilow, other than accrued obligations. In the event National City terminates Mr. Elhilow’s employment for “cause,” he will be entitled to receive his base salary through the date of termination of employment, plus reimbursement for reasonable business expenses. In the event of Mr. Elhilow’s involuntary termination of employment by National City without cause, or voluntary termination for “good reason” under the Elhilow-NCC Employment Agreement, Mr. Elhilow will receive the base salary he would have received during the remaining employment term had his employment not been terminated, his Short Term Bonus at target bonus rates, if he has not received a bonus under the National City Incentive Plan, plus any accrued obligations.

Consulting Agreement. Under the Consulting Agreement, Mr. Elhilow has agreed to provide consulting services to National City immediately following the expiration of the Elhilow-NCC Employment Agreement. The Consulting Agreement is for a term of 12 months commencing on the first anniversary of the closing date of the merger, and ending on the second anniversary date of the merger. Under the Consulting Agreement, National City will pay Mr. Elhilow an annual consulting fee of $650,000 in 12 equal monthly installments, and will reimburse Mr. Elhilow for reasonable business expenses. In the event of Mr. Elhilow’s termination of employment during the first year following the merger due to death, for “cause,” or due to “disability,” as defined in the Elhilow-NCC Employment Agreement, the Consulting Agreement will terminate.

Bova-NCC Employment Agreement and Fugate-NCC Employment Agreement. Pursuant to the Bova-NCC Employment Agreement and the Fugate-NCC Employment Agreement, respectively, Mr. Bova will become Executive Vice President Corporate Services of Fidelity Federal or National City Bank Southeast Florida region, and Mr. Fugate will become Executive Vice President Financial Services/Investments of Fidelity Federal or National City Bank Southeast Florida region. The Bova-NCC Employment Agreement and the Fugate-NCC Employment Agreement are each for a term of 12 months with similar provisions. Under each employment agreement, Mr. Bova and Mr. Fugate will receive a base salary in an amount equal to his base salary with Fidelity Federal Bank & Trust immediately prior to the merger. In addition, each executive will be entitled to participate in the National City Incentive Plan commencing in 2007. In the event of Mr. Bova’s or Mr. Fugate’s termination of employment due to death or disability during the term of the agreement, his employment agreement will terminate and National City will have no further obligations thereunder, other than accrued obligations. In the event National City terminates Mr. Bova or Mr. Fugate for “cause,” he will be entitled to receive his base salary through the date of termination of employment, plus reimbursement for reasonable business expenses. In the event of Mr. Bova’s or Mr. Fugate’s involuntary termination of employment by National City without cause, or voluntary termination for “good reason” under the employment agreement, the executive will receive the base salary he would have received during the remaining employment term had his employment not been terminated, his bonus at target bonus rates, if he has not received a bonus under the National City Incentive Plan, plus any accrued obligations.

Indemnification

Pursuant to the merger agreement, National City has agreed, for a period of six years after the effective date of the merger, to indemnify, defend and hold harmless each present and former officer or director of Fidelity Bankshares or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Fidelity Bankshares or any of its subsidiaries if such action or proceeding pertains to any matter or fact arising, existing or occurring before the effective date of the merger to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law), National City’s certificate of incorporation and bylaws and Fidelity Bankshares’ certificate of incorporation and bylaws. National City will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law), provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance

National City has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Fidelity Bankshares immediately prior to the effective date to continue to be covered by Fidelity Bankshares’ current directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, National City may substitute policies of at least the same coverage and amounts containing terms and conditions that are not materially less favorable than Fidelity Bankshares’ current policies, but in no event will National City be required to expend more than 150% of the annual cost currently expended by Fidelity Bankshares with respect to such insurance.

Benefits to Employees Other than Named Executive Officers

Non-Qualified Deferred Compensation Plans. Four other senior officers of Fidelity Bankshares have vested account balances under the Key Executive Plan and six other senior officers participate in the 2005 Deferred Compensation Plan and the SERP. Under the Key Executive Plan, the aggregate vested account balances of the four senior officers total approximately $4.4 million (which includes 131,760 shares of stock of Fidelity Bankshares). The aggregate value of the accrued benefits owed to the six senior officers under the 2005 Deferred Compensation Plan totals approximately $1.2 million. Unvested amounts will vest upon consummation of the merger. In connection with the merger, the fair market value of the four executives’ account balances under the Key Executive Plan will be distributed in cash within 30 days of the closing date of the merger. Payments under the 2005 Deferred Compensation Plan will be made to the executives in accordance with their existing payment elections. Only one of the six senior officers of Fidelity Bankshares has reached his early or normal retirement age under the SERP and has elected to receive his monthly SERP benefit of $9,600 in the form of a 15-year certain and life annuity commencing within ninety (90) days of the closing date of the merger. The remaining five senior officers of Fidelity have elected to receive their SERP benefit in one of the following forms: (i) single lump sum, (ii) monthly joint and survivor annuity, (iii) 10 year certain and life annuity, or (iv) 15 year certain and life annuity. Monthly annuity payments to the remaining five senior officers range from $8,000 to $13,700, with payment commencement dates ranging from July 1, 2014 to August 1, 2020. The senior officer who elected a lump sum payment option under the SERP will receive $881,213 on her normal retirement date of December 1, 2013. Alternatively, in the event each of the six senior officers elects prior to December 31, 2006 to receive their SERP benefit in the form of a single lump sum payment, an aggregate payment of approximately $7.4 million will be made to the six senior officers within 30 days of the closing date of the merger.

Fidelity Bankshares, Inc. 2002 Incentive Stock Benefit Plan. On the closing date of the merger, cash payments totaling approximately $7.8 million will be made to Optionees under the Fidelity Bankshares, Inc. 2002 Incentive Stock Benefit Plan other than payments owed to the five named executive officers, six other senior officers, and directors of Fidelity Bankshares.

Severance Plan for Employees. Pursuant to the merger agreement, prior to the closing date of the merger Fidelity Bankshares or Fidelity Federal Bank & Trust will adopt a severance plan for employees (the “Fidelity Severance Plan”), and National City has agreed to honor the terms of the Fidelity Severance Plan for 12 months from the closing date of the merger, whereby any employee (other than one who enters into or has an employment agreement or change in control agreement) of Fidelity Bankshares or Fidelity Federal Bank & Trust who is terminated by National City without cause within 12 months following the closing date of the merger will be entitled to receive severance benefits comparable to those provided under the terms of the National City Severance Plan. Under the Fidelity Severance Plan, any continuing employee of Fidelity Bankshares who has a title of vice president or above at Fidelity Bankshares as of February 1, 2006 (other than one who has an employment agreement or change in control agreement with Fidelity Bankshares, or who enters into an employment agreement with National City) would be entitled to receive a minimum of 26 weeks of base pay and a maximum benefit of 40 weeks of base pay, and any other employee would be entitled to receive a severance benefit equal to a minimum of 12 weeks of base pay and a maximum benefit of 40 weeks of base pay. Any commissioned employee would receive a severance benefit payable under the Fidelity Severance Plan on the basis of such employee’s base pay, assuming that such employee’s base pay were equal to the commissions such employee was paid during the 12 months immediately prior to termination. After the first anniversary of the closing date of the merger, any former employee of Fidelity Bankshares or Fidelity Federal Bank & Trust who is terminated without cause will be entitled to severance benefits from National City in accordance with the National City Severance Plan for similarly situated employees.

Employee Stock Ownership Plan. Pursuant to the terms of the merger agreement, Fidelity Bankshares will terminate the employee stock ownership plan with such termination to be effective as of, or prior to, the consummation of the merger. Upon the termination of the employee stock ownership plan, any unvested benefits thereunder shall immediately vest. Upon the receipt of a favorable determination letter for termination of the employee stock ownership plan from the Internal Revenue Service, the account balances in the employee stock ownership plan will be distributed to participants and beneficiaries in accordance with applicable law and the employee stock ownership plan. In connection with the termination of the employee stock ownership plan, and prior to any final distribution to participants, the trustee of the employee stock ownership plan will utilize funds in the employee stock ownership plan suspense account resulting from the exchange of unallocated shares for the acquisition consideration to repay the outstanding loan to the employee stock ownership plan, and any remaining amounts in the employee stock ownership plan suspense account will be allocated to the accounts of participating employee stock ownership plan participants and beneficiaries in accordance with applicable law and the employee stock ownership plan. As of December 31, 2005 the employee stock ownership plan held approximately 573,927 unallocated shares of Fidelity Bankshares common stock in the suspense account as collateral for the employee stock ownership plan loan and the outstanding principal balance of the loan to the employee stock ownership plan was approximately $3,826,000. Assuming an employee stock ownership plan termination in 2007, it is anticipated that approximately 477,000 shares will be allocated to the accounts of employee stock ownership plan participants and beneficiaries in connection with the termination of the employee stock ownership plan.

National City Advisory Board

For a period of one year after the closing date of the merger, National City has agreed to maintain the following nine Fidelity advisory boards that are comprised of non-employee professionals, business leaders, and other individuals who serve the communities in which Fidelity operates: (i) Martin County Advisory Board consisting of 15 members; (ii) St. Lucie County Advisory Board consisting of 15 members; (iii) Northern Palm Beach County Advisory Board consisting of 17 members; (iv) South Central PBC Advisory Board consisting of 13 members; (v) Southern Region Advisory Board consisting of 15 members; (vi) Hispanic Advisory Council consisting of 25 members; (vii) Western Advisory Board consisting of 13 members; (viii) Downtown West Palm Beach Advisory Board consisting of 24 members; and (ix) Glades Advisory Board consisting of 16 members.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Fidelity Bankshares and National City before the effective time of the merger. In general, the merger agreement obligates Fidelity Bankshares to conduct its business in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises. In addition, Fidelity Bankshares has agreed that, except as expressly contemplated by the merger agreement, or as otherwise is approved in writing by National City, it will:

•	not incur any indebtedness for borrowed money; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligation of another; or make any loan or advance; in each case, other than in the ordinary course of business consistent with past practice.

•	not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization.

•	not change or amend its certificate of incorporation or bylaws or the chartering documents of its subsidiaries in a manner that would materially and adversely effect Fidelity Bankshares’ or National City’s ability to complete the merger or the economic benefits of the merger to either party.

•	not issue or sell shares of capital stock, except Fidelity Bankshares may issue shares of common stock under presently outstanding options.

•	not declare or pay dividends other than Fidelity Bankshares’ regular quarterly cash dividend in an amount not to exceed $0.08 per share, dividends paid by Fidelity Bank & Trust to Fidelity Bankshares and regular quarterly cash dividends paid on the preferred stock issued in connection with Fidelity Bankshares’ trust preferred securities.

•	not adopt or amend any of its designated compensation plans, increase compensation or fringe benefits of any director, officer or employee, promote any officer or employee or change the title of any officer or employee, or take any action or grant any benefit not already required under the terms of existing plans or agreements.

•	modify and change its loan, litigation, real estate valuation asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves)

immediately prior to the effective time in a manner consistent on a mutually satisfactory basis with National City and U.S. GAAP and in a manner that does not violate applicable law.

•	not take any action that could materially delay or adversely affect the ability of National City to obtain any government approvals required to complete the merger or which would materially and adversely affect its ability to perform its obligations under the merger agreement or to complete the transactions contemplated by the merger agreement.

•	provide National City on a monthly basis an unaudited balance sheet and income statement.

National City has agreed that, without the prior written consent of Fidelity Bankshares, it will not, among other things, voluntarily take any action that would:

•	adversely affect the ability of the parties to obtain the regulatory approvals for the merger or materially increase the period of time necessary to obtain those approvals; or

•	adversely affect its ability to perform its covenants and agreements under the merger agreement.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization for federal income tax purposes.

Representations and Warranties

The merger agreement contains a number of representations and warranties by National City and Fidelity Bankshares regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority of each of the companies;

•	the corporate power and authority to consummate the transactions completed by the merger agreement;

•	the capitalization of each of the companies;

•	status of significant subsidiaries;

•	accuracy of information to be provided in this proxy statement/prospectus and regulatory applications;

•	the absence of conflicts with various documents, contracts and agreements;

•	required consents and filings with governmental entities and other approvals required for the merger;

•	the accuracy of reports and financial statements filed with the Securities and Exchange Commission and interim financial information as of June 30, 2006;

•	the filing of tax returns, payment of taxes and other tax matters;

•	employee benefit matters;

•	the existence, performance and legal effect of certain contracts;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the absence of materially adverse litigation;

•	compliance with applicable laws including Sarbanes-Oxley;

•	the absence of restrictive agreements with governmental authorities;

•	the expected tax treatment of the merger;

•	the fees and commissions to be paid as a result of the merger;

•	board action with respect to the merger agreement;

•	material interests of insiders with respect to property or contracts of the parties;

•	compliance with applicable environmental laws; and

•	the absence of labor issues.

In addition, National City has made additional representations with respect to ownership of National City stock by significant stockholders.

Fidelity Bankshares has made additional representations regarding:

•	the stockholder vote required with respect to the merger;

•	the status of Fidelity Bankshares corporate minutes;

•	the inapplicability to the merger of state takeover laws; and

•	loan and real estate portfolio matters.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of National City and Fidelity Bankshares to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of Fidelity Bankshares;

•	listing with the New York Stock Exchange of the shares of National City common stock to be issued to Fidelity Bankshares stockholders;

•	approval of the merger by all applicable federal and state regulatory authorities and the expiration of all applicable waiting periods;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act of 1933, and no stop order being issued suspending the effectiveness of the registration statement;

•	the absence of any statute, law, regulation, order or decree that would enjoin or prohibit the merger;

•	the receipt of a tax opinion delivered by Jones Day to National City and Fidelity Bankshares to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code and that, accordingly; (i) no gain or loss will be recognized by National City or Fidelity Bankshares as a result of the merger; (ii) no gain or loss will be recognized by Fidelity Bankshares’ stockholders who exchange their shares of common stock solely for shares of National City common stock (except with respect to cash received in lieu of a fractional share interest in shares of common stock of National City); (iii) the tax basis of the National City common stock to be received by a Fidelity Bankshares stockholder will be the same as the tax basis of the Fidelity Bankshares common stock surrendered pursuant to the merger, decreased by any cash received by the Fidelity Bankshares stockholder in the merger in lieu of a fractional share interest; and (iv) the holding period applicable of the shares of National City common stock to be received in the merger will include the period during which the stockholder held the shares of Fidelity Bankshares common stock that were surrendered, provided the shares of Fidelity Bankshares common stock surrendered were held as a capital asset at the effective time of the merger; and

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, subject to the standards set forth in the merger agreement.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. Fidelity Bankshares and National City have agreed to use all reasonable efforts to obtain all permits, consents, approvals, non-objections and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. National City has filed an application with the Federal Reserve Bank of Cleveland to obtain these regulatory approvals. The merger cannot be completed without such approvals. We cannot assure you that we will obtain the required regulatory approvals, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure you that we will obtain any such additional approvals or actions.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Fidelity Bankshares has agreed that it and its subsidiaries shall not, and shall instruct and otherwise use its best efforts to cause its officers, its directors, employees, agents, advisors or other representatives or consultants not to, directly or indirectly:

(i)	other than purchases or sales of loans or securities in the ordinary course of its business consistent with past practice, solicit or initiate any proposals or offers from any individual or entity relating to any acquisition or purchase of all or a material amount of the assets of or any securities of (including any tender offer or exchange offer), or any proposal for merger, consolidation or business combination recapitalization, liquidation, dissolution or similar transaction involving Fidelity Bankshares or any of its subsidiaries; or

(ii)	except to the extent that the board of directors of Fidelity Bankshares determines in good faith, after consultation with outside legal counsel, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, a transaction described in (i), above.

Nothing in the merger agreement restricts or prohibits any disclosure by Fidelity Bankshares that is required in any document to be filed with the Securities and Exchange Commission after the date of the merger agreement or any disclosure that, the board of directors of Fidelity Bankshares determines in good faith, after consultation with outside legal counsel, is otherwise required under applicable law.

Fidelity Bankshares will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Fidelity Bankshares or any of its subsidiaries.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing:

•	by mutual written agreement of National City and Fidelity Bankshares;

•	by either National City or Fidelity Bankshares if the closing of the merger has not occurred by June 30, 2007 or a later date agreed upon by both parties, and the failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by either National City or Fidelity if the merger has not been approved by Fidelity Bankshares’ stockholders;

•	by either National City of Fidelity Bankshares if (i) the shares of National City common stock issuable in the merger have not been authorized for listing on the New York Stock Exchange, (ii) all authorizations, consents or approvals required for the completion of the merger have not been obtained and are not in full force and effect, (iii) the registration statement relating to the shares of common stock issuable in the merger shall not have been declared effective by the Securities and Exchange Commission and an order shall have been issued by the Securities and Exchange Commission prohibiting the issuance of such shares pursuant to a valid registration statement, or (iv) a temporary restraining order, preliminary or permanent injunction or other order by a state or federal court seeking to prevent the completion of the merger has been issued and remains in effect;

•	by either National City or Fidelity Bankshares if an opinion as to the tax consequences of the merger has not been obtained;

•	by either National City or Fidelity Bankshares if the other party breaches any of its representations or warranties or fails to provide an officer’s certificate attesting to the performance of the required covenants and truthfulness of the representations and warranties;

•	by a non-breaching party if the other party fails to perform or comply with any of the covenants or agreements in the merger agreement and such failure has not been cured within 30 days after the earlier of such written notice of the breach by the terminating party or June 30, 2007;

•	by National City or Fidelity Bankshares if any governmental authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling that has the effect of making the merger illegal or otherwise preventing or prohibiting consummation of the merger;

•	by National City if Fidelity Bankshares fails to convene its special meeting of stockholders to vote on the merger agreement by the later of (i) November 30, 2006 or (ii) 65 days after the registration statement which contains the proxy statement/prospectus becomes effective;

•	by National City if the Fidelity Bankshares board of directors withdraws, modifies or amends its recommendation that stockholders approve the merger agreement, except for a withdrawal, modification or amendment to the recommendation following (i) a breach of a representation or warranty by National City, (ii) a failure of National City to perform its obligations under the merger agreement after notice of such failure has been furnished by Fidelity Bankshares and National City has not cured the failure, or (iii) a material adverse effect occurring with respect to National City;

•	by National City if the Fidelity Bankshares board of directors recommend to its stockholders an acquisition transaction, or has resolved to do so, or has entered into an agreement for completion of an acquisition transaction with a third party;

•	by National City if the Fidelity Bankshares board of directors fails to recommend against acceptance of a tender offer or exchange offer which, if completed, would result in a third party beneficially owing 25% or more of Fidelity Bankshares common stock; and

•	by either party if the nonterminating party has suffered a material adverse effect that cannot be cured within 30 days of the occurrence of the action or event giving rise to the material adverse effect, and in which the terminating party is not the cause.

In the event the agreement is terminated as a result of Fidelity Bankshares’ board withdrawing, modifying or amending its recommendation to approve the merger agreement, as noted above, or in the event Fidelity Bankshares’ board of directors recommends an acquisition transaction or fails to recommend against a tender offer or exchange offer, Fidelity Bankshares has agreed to pay National City a fee of $31.0 million. The termination fee also would be payable to National City if Fidelity Bankshares enters into a merger agreement with a third party within 18 months of the termination of the merger agreement by National City, due to (i) a breach of a representation, warranty, covenant or agreement by Fidelity Bankshares or (ii) Fidelity Bankshares’ failure to convene the meeting of stockholders to vote on the merger agreement.

The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by Fidelity Bankshares stockholders. However, after such approval, no amendment may be made without the approval of Fidelity Bankshares’ stockholders if it reduces the amount or value, or changes the form, of the merger consideration to be delivered to Fidelity Bankshares stockholders pursuant to the merger agreement.

Management and Operations After the Merger

Upon closing of the merger between Fidelity Bankshares and National City, the separate existence of Fidelity Bankshares will cease. The directors and officers of National City immediately prior to the merger will continue as directors and officers of National City after the merger.

Under the terms of the merger agreement, the certificate of incorporation and bylaws of National City will be the certificate of incorporation and bylaws of the combined entity, which will retain the name of National City. National City, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by Fidelity Bankshares will become immediately the property of National City. National City does not currently anticipate closing any branches of National City Bank or Fidelity Federal Bank & Trust.

Closing Date of Merger

The merger agreement provides that the merger will be effective seven business days after the latest of (i) January 5, 2007, (ii) the first date on which the merger may be completed in accordance with government approvals and (iii) the date Fidelity Bankshares’ stockholder approval of the merger agreement has been obtained. The merger will be legally completed by the filing of a certificate of merger with the Secretary of State of the State of Delaware. If the merger is not consummated by June 30, 2007, the merger agreement may be terminated by either Fidelity Bankshares or National City, unless the failure to consummate the merger by such date is due to the breach by the party seeking to terminate the merger agreement or any of its obligations under the merger agreement. See “— Conditions to the Merger” above.

Public Trading Markets

National City common stock is currently traded on the New York Stock Exchange under the symbol “NCC.” Fidelity Bankshares common stock is currently traded on the Nasdaq Global Select Market under the symbol “FFFL.” Upon completion of the merger, Fidelity Bankshares common stock will be delisted from the

Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended. The shares of National City common stock issued pursuant to the merger agreement will be traded on the New York Stock Exchange.

The shares of National City common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of National City or Fidelity Bankshares, as discussed in “— Resale of Shares of National City Common Stock” below.

National City Dividends

National City currently pays quarterly cash dividends of $0.39 per share on its common stock. National City expects to continue such practice, although National City’s board of directors may change this dividend practice at any time. Fidelity Bankshares currently pays a quarterly cash dividend of $0.08 per share, which is expected to continue until the merger but may not be increased without National City’s prior approval.

National City stockholders will be entitled to receive dividends when and if declared by National City’s board of directors out of funds legally available for dividends. The dividend payout ratio is continually reviewed by management and the board of directors, and the current intention is to pay out approximately 45% of earnings in dividends over time.

Fees and Expenses

National City and Fidelity Bankshares will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except for the payment by Fidelity Bankshares to National City of a termination fee in certain circumstances, as described above.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Fidelity Bankshares common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Fidelity Bankshares common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Fidelity Bankshares stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Fidelity Bankshares stockholder who received Fidelity Bankshares common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Fidelity Bankshares benefit plan; or

•	a Fidelity Bankshares stockholder who holds Fidelity Bankshares common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Fidelity Bankshares common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

National City and Fidelity Bankshares have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that National City and Fidelity Bankshares will receive an opinion from Jones Day, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the merger agreement allows us to waive this condition, we currently do not anticipate doing so. If either of us does waive this condition and the tax consequences of the merger are materially different from those described in this proxy statement/prospectus, we will inform you of this decision and ask you to vote on the merger taking this into consideration. In rendering this opinion, counsel may require and rely upon representations contained in representation letters to be received from National City and Fidelity Bankshares. The tax opinion will not be binding on the Internal Revenue Service. National City and Fidelity Bankshares have not and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

•	if you exchange Fidelity Bankshares common stock solely for National City common stock, you will not recognize gain or loss except with respect to any cash received in lieu of a fractional share of National City common stock;

•	if you exchange Fidelity Bankshares common stock solely for cash, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Fidelity Bankshares common stock surrendered;

•	if you exchange Fidelity Bankshares common stock for a combination of National City common stock and cash and your tax basis in the Fidelity Bankshares common stock surrendered is less than the sum of the fair market value of the National City common stock and the amount of cash received, you generally will recognize gain in an amount equal to the lesser of (1) the sum of the cash (excluding any cash received in lieu of a fractional share of National City common stock) and the fair market value of the National City common stock you receive (including any fractional share of National City common stock you are deemed to receive and exchange for cash), minus your tax basis in the Fidelity Bankshares common stock surrendered in the merger; and (2) the amount of cash that you receive in the merger. However, if your tax basis in the Fidelity Bankshares common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the National City common stock received, your loss will not be recognized for tax purposes until you dispose of the shares you received in the merger;

•	your tax basis in the National City common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash), will equal your tax basis in the Fidelity Bankshares common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange (excluding any gain recognized with respect to any cash received in lieu of a fractional share of National City common stock) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of National City common stock); and

•	your holding period of the National City common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash) will include your holding period for the shares of Fidelity Bankshares common stock that you exchange in the merger.

If you acquired different blocks of Fidelity Bankshares common stock at different times or at different prices, any gain or loss you recognize will be determined separately with respect to each block of Fidelity Bankshares common stock, and the cash and National City common stock you receive will be allocated pro rata to each such block of common stock. In addition, your tax basis and holding period in your National City common stock received in the merger may be determined with reference to each block of Fidelity Bankshares common stock exchanged.

Cash in Lieu of Fractional Shares. If you receive cash in lieu of a fractional share of National City common stock, you will be treated as having first received such fractional National City share in the merger and then as having received cash in exchange for the fractional share. Thus, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Dissenting Stockholders. Holders of Fidelity Bankshares common stock who dissent with respect to the merger as discussed in “— Dissenters’ Rights of Appraisal,” below, and who receive cash in respect of their shares of Fidelity Bankshares common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and their aggregate tax basis in their shares of Fidelity Bankshares common stock.

Taxation of Capital Gain. Any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Fidelity Bankshares common stock is greater than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Fidelity

Bankshares common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee (i) provides his or her taxpayer identification number (social security number or employer identification number) and certifies that such stockholder or other payee is not subject to backup withholding on the substitute Form W-9 that will be included as part of the election form transmittal letter or (ii) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Fidelity Federal Bank & Trust’s employee stock ownership plan and 401(k) Plan. Under the Fidelity Federal Bank & Trust’s employee stock ownership plan and 401(k) Plan, participant accounts are invested in Fidelity Bankshares common stock. The instruction by a participant in the employee stock ownership plan or 401(k) Plan to convert the common stock into cash, into National City common stock, or partly into cash and partly into National City common stock pursuant to the merger will not result in a taxable event for the plan participant at the time of the merger. However, the decision may have a long-term tax impact on the plan participant. The employee stock ownership plan will be terminated upon consummation of the merger. Participants will be able to take a distribution of their employee stock ownership plan account in cash or shares of National City common stock or a combination of cash and National City common stock, in accordance with their elections.

Under the terms of the employee stock ownership plan, the common stock may be distributed in kind at the election of the plan participant. In the event that the common stock is distributed in kind as part of a benefit payment which qualifies as a “lump sum distribution” (i.e., a total distribution of a participant’s balance in the plan within one taxable year to a participant who is over age 59-1/2 or has separated from service or on account the participant’s death), and the participant so elects, only the employee stock ownership plan’s original cost or basis of the common stock will be taxed at that time to the participant; the net unrealized appreciation will not be taxed until such time as the common stock is disposed of by the participant in a subsequent taxable transaction. To the extent that gain recognized from the disposition does not exceed the net unrealized appreciation at the time of the distribution from the employee stock ownership plan, the gain recognized will be taxed as long-term capital gain, even if the disposition occurs shortly after the distribution from the employee stock ownership plan. Any additional unrealized appreciation, such as growth in value subsequent to the distribution, will also be taxed as a long-term capital gain if the stock has been held for more than one year after the distribution date.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax consequences that may be important to you. Thus, we urge Fidelity Bankshares stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Shares of National City Common Stock

All shares of National City common stock received by Fidelity Bankshares stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except that shares of National City common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of National City or Fidelity Bankshares at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of National City or Fidelity Bankshares generally include individuals or entities that control, are controlled by, or are under common control with, National City or Fidelity Bankshares and may include certain officers and directors of National City or Fidelity Bankshares as well as principal stockholders of National City or Fidelity Bankshares. Affiliates of both parties have previously been notified of their status.

This proxy statement/prospectus does not cover resales of shares of National City common stock received by any person who may be deemed to be an affiliate of Fidelity Bankshares or National City.

Accounting Treatment

National City will account for the merger using the purchase method of accounting. Under the purchase method, National City will record, at fair value, the acquired assets and assumed liabilities of Fidelity. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, National City will record goodwill. National City will include in its consolidated results of operations the results of Fidelity’s operations after the merger is completed.

Dissenters’ Rights of Appraisal

Under Delaware law, stockholders of Fidelity Bankshares, including the employee stock ownership plan trustee and the 401(k) Plan trustee with respect to the shares allocated to their accounts, have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Fidelity Bankshares common stock instead of the merger consideration. Fidelity Bankshares stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Appendix B of this proxy statement/prospectus.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A Fidelity Bankshares stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a Fidelity Bankshares stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Fidelity Bankshares common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix B of this proxy statement/prospectus. Under Section 262 of the Delaware General Corporation Law, not less than 20 days before Fidelity Bankshares’ special meeting of stockholders, Fidelity Bankshares must notify each of the holders of record of its capital stock as of September 29, 2006 that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. Fidelity Bankshares intends that this proxy statement/prospectus constitutes this notice.

If you are a Fidelity Bankshares stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

You must make a written demand for appraisal — You must deliver a written demand for appraisal to Fidelity Bankshares before the vote on the merger agreement is taken at the Fidelity Bankshares special meeting of stockholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

You must not vote for approval of the merger agreement — You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your appraisal rights. You can also terminate your appraisal rights if you return a signed proxy card and:

•	fail to vote against approval of the merger agreement; or

•	fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

You must continuously hold your Fidelity Bankshares common stock — You must continuously hold your shares of Fidelity Bankshares common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Fidelity Bankshares common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

A written demand for appraisal of Fidelity Bankshares common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her stock certificate. If you are the beneficial owner of Fidelity Bankshares common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

If you own Fidelity Bankshares common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Fidelity Bankshares common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

If you are a record owner, such as a bank or broker, who holds Fidelity Bankshares common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of Fidelity Bankshares common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares of Fidelity Bankshares common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of Fidelity Bankshares common stock that are in your name.

If you are a Fidelity Bankshares stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: Fidelity Bankshares, 205 Datura Street, West Palm Beach, Florida 33401, Attention: Elizabeth M. Cook, Corporate Secretary.

It is important that Fidelity Bankshares receive all written demands before the vote concerning the merger agreement is taken at the Fidelity Bankshares special meeting of stockholders. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholders name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder’s shares.

If the merger is completed, each holder of Fidelity Bankshares common stock who has perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to be paid by National City for such stockholder’s shares of Fidelity Bankshares common stock the fair value in cash of those shares. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Fidelity Bankshares common stock who have perfected their appraisal rights. The shares of Fidelity Bankshares common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement/prospectus as the dissenting shares.

Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

Within ten days after the effective date of the merger, National City must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the Delaware General Corporation Law.

Within 120 days after the effective date of the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Delaware Court of Chancery determine the value of the shares of Fidelity Bankshares common stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Delaware Court of Chancery. National City has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal. A dissenting stockholder must also serve a copy of the petition on National City.

If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of National City. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

If you have complied with the conditions of Section 262, you are entitled to receive a statement from National City. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to National City within 120 days after the effective date of the merger. National City must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

If you properly file a petition for appraisal in the Chancery Court and deliver a copy to National City, National City will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with National City as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct National City to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct National City to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to National City.

If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

•	to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to National City a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of National City; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to do so.

Fidelity Bankshares and National City Stock Trading and Dividend Information

Fidelity Bankshares common stock is currently listed on the Nasdaq Global Select Market under the symbol “FFFL.” The following table sets forth the high and low sales prices for a share of Fidelity Bankshares common stock and cash dividends paid per share for the periods indicated. As of September 29, 2006, there were 25,384,215 shares of Fidelity Bankshares common stock issued and outstanding, and approximately 3,200 stockholders of record.

National City common stock is currently listed on the New York Stock Exchange under the symbol “NCC.” The following table sets forth the high and low trading prices for a share of National City common stock and cash dividends paid per share for the periods indicated. As of September 30, 2006 there were 601,875,473 shares of National City common stock issued and outstanding, and approximately           stockholders of record.

	Price Range of Common Stocks And Dividends
	Fidelity Bankshares			National City
	High ($)	Low ($)	Dividend ($)	High ($)	Low ($)	Dividend ($)

Calendar 2004
First Quarter	25.57	20.83	0.067	37.10	32.14	0.32
Second Quarter	24.687	20.413	0.067	36.10	32.60	0.32
Third Quarter	25.767	22.20	0.067	39.35	34.35	0.35
Fourth Quarter	28.84	24.18	0.08	39.66	36.07	0.35
Calendar 2005
First Quarter	28.53	22.30	0.08	37.75	32.85	0.35
Second Quarter	26.92	22.26	0.08	35.30	32.08	0.35
Third Quarter	33.00	26.15	0.08	37.85	33.37	0.37
Fourth Quarter	34.11	26.25	0.08	35.04	29.75	0.37
Calendar 2006
First Quarter	35.05	30.80	0.08	36.25	33.26	0.37
Second Quarter	33.81	30.79	0.08	38.04	34.38	0.37
Third Quarter	39.35	31.65	0.08	37.42	34.50	0.39

On July 26, 2006, the business day immediately preceding the public announcement of the merger, the closing price of Fidelity Bankshares common stock as reported on the Nasdaq Global Select Market was $36.12 per share. Based on the closing price of $36.74 per share of National City common stock on that date and the exchange ratio of 1.0977 shares of National City common stock for each share of Fidelity Bankshares common stock, the equivalent per share market value of each share of Fidelity Bankshares common stock to be exchanged solely for National City common stock would be $40.33 per share ($36.74 × 1.0977), if you elect and receive all stock consideration. The equivalent per share market value of each share of Fidelity Bankshares common stock to be exchanged solely for cash would be $39.50, if you elect and receive all cash consideration.

On October 6, 2006, the latest practicable date before distribution of this proxy statement/prospectus, the closing price of Fidelity Bankshares was $39.14 per share. Based on the closing price of $36.77 per share of National City common stock on that date and the exchange ratio of 1.0977 shares of National City common stock for each share of Fidelity Bankshares common stock, the equivalent per share market value of each share of Fidelity Bankshares common stock to be exchanged solely for National City common stock would be $40.36 per share, if you elect and receive all stock consideration. The equivalent per share market value of each share of Fidelity Bankshares common stock to be exchanged solely for cash would still be $39.50, if you elect and receive all cash consideration.

Comparison of Stockholders’ Rights for Existing Stockholders of Fidelity Bankshares

As a result of the acquisition of Fidelity Bankshares, certain stockholders of Fidelity Bankshares will receive shares of common stock of National City as merger consideration and therefore will become stockholders of National City. National City and Fidelity Bankshares are both organized under the laws of Delaware. Any differences, therefore, in the rights of stockholders of National City and Fidelity Bankshares arise primarily from differences in their respective certificates of incorporation and bylaws.

While the respective certificates of incorporation and bylaws of National City and Fidelity Bankshares are substantially similar, there are some differences, as discussed below. This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences affecting the rights of stockholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of both Fidelity Bankshares and National City. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Fidelity Bankshares’ or National City’s certificate of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Fidelity Bankshares consists of 32.0 million shares, of which 2.0 million shares are preferred stock, par value $0.10 per share, and 30.0 million shares are common stock, par value $0.10 per share. Fidelity Bankshares’ certificate of incorporation authorizes the Fidelity Bankshares board of directors to issue shares of Fidelity Bankshares preferred stock in one or more series and to fix the designation, powers, preferences and rights of the shares of Fidelity Bankshares preferred stock in each series. The Fidelity Bankshares board of directors has not designated any of the shares of Fidelity Bankshares preferred stock. The authorized capital stock of National City consists of 1,405,000,000 shares, of which 5.0 million shares are preferred stock, without par value, and 1.4 billion shares are common stock, par value $4.00 per share. National City’s certificate of incorporation authorizes the National City board of directors to issue shares of National City preferred stock in one or more series and to fix the designations, powers, preferences and rights of the shares of National City preferred stock in each series. At June 30, 2006, 70,272 shares of Series D Non-voting Convertible Preferred Stock, par value $0.01 (the “Series D Preferred”), was issued and outstanding. Each share of Series D Preferred is convertible into 15.96 shares of National City common stock subject to adjustment. In addition, Series D Preferred stockholders are entitled to receive dividends in an amount equal to the amount they would receive if such shares were converted into common stock. Series D Preferred Stock has a priority over National City’s common stock in payment upon liquidation.

Amendments to Certificate of Incorporation. The certificate of incorporation of Fidelity Bankshares generally provides that any modification of the certificate of incorporation may be made by Fidelity Bankshares. The only exceptions are for amending or repealing provisions relating to the following articles: amendments to the certificate of incorporation, limitation on the voting rights of stockholders, action of stockholders without a meeting, calling of special meetings of stockholders, structure of the board of directors and special meetings, adoption, amendment or repeal of the bylaws and consideration of non-financial interests when considering a business combination. For these provisions, approval requires the affirmative vote of 80% of the total votes eligible to be cast by the holders of the outstanding shares of capital stock entitled to vote.

The certificate of incorporation of National City provides that National City reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by law, and all rights and powers conferred therein on stockholders, directors and officers are subject to such reserved powers.

Amendments to Bylaws. Under Fidelity Bankshares’ certificate of incorporation, the bylaws may be adopted, amended or repealed by a vote of a majority of the board of directors or by 80% of the outstanding shares of capital stock entitled to vote for directors (in addition to any vote of holders of any class or series of stock required by law or the certificate of incorporation). National City’s bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by a majority vote of the members of the board of directors, at any regular or special meeting duly convened, after notice to the directors of that purpose, or by the stockholders at any regular meeting of the stockholders, or at a special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

Number of Directors. Fidelity Bankshares’ certificate of incorporation and bylaws permit Fidelity Bankshares’ board of directors to designate the number of its members, but in the absence of such a designation, there shall be five directors. National City’s bylaws provide that the number of directors may be fixed from time to time by resolution of the board of directors. Presently, the number of directors is fixed at ten.

Limitation On Director Liability. The certificates of incorporation of Fidelity Bankshares and National City each provide for a limitation on a director’s liability for a breach of fiduciary duty except for liability (i) for any breach of the director’s duty of loyalty to Fidelity Bankshares or National City, as the case may be, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Procedures for Nominations of Directors and Presentation of New Business at Meetings of Stockholders. Under Fidelity Bankshares’ bylaws, stockholder nominations for directors and proposals for new business must be made in writing and delivered to Fidelity Bankshares’ Secretary at least 90 days before the date of Fidelity Bankshares’ proxy materials for the preceding year’s special meeting or, if less than 100 days’ notice of the meeting date is given to stockholders, within 10 days following a public announcement of the date of the meeting.

Under National City’s bylaws, for a stockholder to request that a proposal be brought before an annual meeting, the stockholder must:

•	be a stockholder of record of National City at the time of the giving of the notice for an annual meeting;

•	be entitled to vote at such meeting; and

•	have given timely notice thereof in writing to the Secretary of National City.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of National City not less than 60 calendar days prior to the annual meeting; provided, however, that if public announcement of the date of the annual meeting is not made at least 75 calendar days before the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

A stockholder’s notice to the Secretary of National City must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on National City’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and number of shares of National City stock that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made; and

•	any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

At a special meeting, only such business properly brought before the meeting may be conducted or considered, which means the business must be specified in the notice of the meeting given by or at the direction of the chairman of the board or a majority of the board of directors or otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the board of directors.

For a National City stockholder to properly nominate a director, such stockholder must follow the procedures for notices of stockholder proposals. A stockholder’s written notice to National City of a nomination of a person for election as director must additionally include:

•	the name and address, as they appear on National City’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

•	a representation that the stockholder giving the notice is a holder of record of shares of stock of National City entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of National City stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•	such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board of directors; and

•	the signed consent of each nominee to serve as a director of National City if so elected.

Description of Capital Stock of National City

National City is authorized to issue 1.4 billion shares of common stock, par value $4.00 per share, and 5.0 million shares of preferred stock, no par value. At June 30, 2006 there were 605 million shares of National City common stock issued and outstanding. Each share of National City common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Each share of common stock is entitled to one vote as to matters presented to a vote of stockholders.

Shares of preferred stock may be issued from time to time in one or more series. National City’s Board of Directors is authorized, within the limitations and restrictions stated in the fourth article of National City’s Certificate of Incorporation, to fix by resolution the designation of each series of preferred stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting (provided, however, that in no event shall any holder of any series of preferred stock be entitled to more than one vote for each share of such preferred stock held by such person), redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of National City’s Board of Directors under the General Corporation Law of the State of Delaware.

As of June 30, 2006, National City had 70,272 shares of series D Non-voting convertible preferred stock outstanding. Each share of Series D preferred stock is convertible at any time by the holder into 15.96 shares of National City common stock. The conversion rate is subject to adjustment in the event the corporation takes certain actions such as paying a dividend in stock, or splitting its common stock into a smaller number of shares. Dividends are paid on the Series D preferred stock when declared by the board of directors, out of any funds of National City legally available for the payment of such dividends. The Series D preferred stock shall be preferred over National City’s common stock in the event of liquidation or dissolution of the Corporation. In such event, the Series D holders will be entitled to receive the liquidation value of their stock which is $100 per share.

Dividends. National City may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by National City is subject to limitations that are imposed by law and applicable regulations. The holders of common stock of National City will be entitled to receive and share equally in dividends as may be declared by the board of directors of National City out of funds legally available for the payment of dividends. The holders of shares of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of National City have exclusive voting rights in National City. They elect National City’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors.

Liquidation. In the event of any liquidation, dissolution or winding up of National City Bank, National City, as the holder of 100% of National City Bank’s capital stock, would be entitled to receive, in cash or in kind, the assets of National City Bank available for distribution after payment or provision for payment of National City Bank’s debts and liabilities.

Preemptive Rights. Holders of the common stock of National City are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

Provisions of the National City Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of National City’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect, thereby possibly discouraging a third party from seeking control of National City. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in National City’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

National City’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders, which might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of National City more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.

Directors. The board of directors is elected as one class. All directors are elected annually. No person may be elected a director of National City if they are age 68 or older on February 1 of the year of election.

Restrictions on Call of Special Meetings. Under National City’s bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by its certificate of incorporation, may be called by the Chairman of the Board and shall be called by the Chairman of the Board or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of National City issued and outstanding and entitled to vote. The request must state the purpose or purposes of the proposed meeting.

Authorized but Unissued Shares. National City has authorized but unissued shares of common and preferred stock. See “— Description of Capital Stock of National City” above. The certificate of incorporation authorizes 1.4 billion shares of common stock and 5.0 million shares of preferred stock. National City is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designation, powers, preferences, and rights of the shares of each series, and any qualifications, limitations or restrictions on such shares. In the event of a proposed merger, tender offer or other attempt to gain control of National City that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of National City. The board of directors has no present plan to issue any additional preferred stock.

Business Combination Statutes and Provisions

Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	the business combination is approved by the board of directors and holders of at least two-thirds of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

Neither of National City’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to exempt National City from the requirements of Section 203.

Supervision and Regulation

The following discussion briefly describes the material regulations governing savings and loan holding companies and financial holding companies and their respective subsidiaries, referred to collectively in this discussion of supervision and regulation as holding companies, and provides specific information relevant to Fidelity Bankshares and National City. These regulations are intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Fidelity Bankshares or National City or their respective subsidiaries may have a material adverse effect on Fidelity Bankshares or National City.

As a financial holding company, National City is subject to regulation under the Bank Holding Company Act of 1956, as amended, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System. Under the Bank Holding Company Act, holding companies may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank or another holding company, without the Federal Reserve Board’s prior approval. Also, bank holding companies generally may engage only in non-banking and other activities that are determined by the Federal Reserve Board to be closely related to banking, while financial holding companies may engage in activities that are not only closely related to banking but also those activities that are determined to be complementary to banking.

As a savings and loan holding company, Fidelity Bankshares is subject to regulation under the Home Owners’ Loan Act, as amended, and to inspection, examination and supervision by the Office of Thrift Supervision. No approval of the Office of Thrift Supervision is required where Fidelity Bankshares will be merged into a financial holding company regulated by the Federal Reserve Board. In addition, Fidelity Federal Bank & Trust is regulated and examined by the Federal Deposit Insurance Corporation (FDIC).

Fidelity Federal Bank & Trust and National City and their respective subsidiaries also are affected by general economic conditions, the fiscal and monetary policies of the federal government, the Federal Reserve Board and the Office of Thrift Supervision, and by various other governmental requirements and regulations.

Liability for Bank Subsidiaries.  Under current Federal Reserve Board policy, a holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the holding company may not have the resources to provide it. In the event of a holding company’s bankruptcy, any commitment by the holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee, and such commitment would be entitled to priority of payment.

Fidelity Federal Bank & Trust and the National City Bank, National City’s banking subsidiary, are FDIC-insured depository institutions. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same parent holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same parent holding company and that is in danger of default. “Default” generally means the appointment of a conservator or receiver. “In danger of default” generally means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. On July 22, 2006, all subsidiary banks of National City merged with and into National City Bank, Cleveland, Ohio.

Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank’s depositors and certain of its other obligations.

Capital Requirements.  The Federal Reserve Board imposes risk-based capital requirements on large financial and bank holding companies. The Office of Thrift Supervision does not impose separate capital requirements on savings and loan holding companies. Each of the federal banking regulators have adopted substantially similar capital rules for the banking organizations they regulate. These rules require the banking organization to assign its assets and some of its specified off-balance sheet commitments and obligations to various risk categories. Under these regulations, qualifying total capital is classified in one of two tiers, depending on type:

CORE (“TIER 1”) CAPITAL	SUPPLEMENTARY (“TIER 2”) CAPITAL

• common shareholders’ equity	among other items:
• qualifying non-cumulative perpetual preferred stock, including related surplus	• allowances for loan and lease losses, subject to limitations
• minority interests in equity accounts of consolidated subsidiaries	• perpetual preferred stock and related surplus
• less: goodwill and most intangible assets	• hybrid capital instruments mandatory convertible debt securities
• term subordinated debt and intermediate term preferred stock and related surplus, subject to limitations
• unrealized holding gains on equity securities, subject to limitations

The Federal Reserve Board also requires holding companies to maintain a minimum “leverage ratio,” i.e., Tier 1 capital to average total consolidated assets, of at least 3% if the holding company has the highest regulatory rating and meets other requirements, or of at least 4% if the holding company does not meet these requirements. At June 30, 2006, National City’s ratio was 6.89%. The Federal Reserve Board regulations also require financial and bank holding companies that engage in trading activities to adjust their capital standards to incorporate market and interest rate risk components that may result in movements from market prices.

The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a “tangible Tier 1 capital leverage ratio,” deducting all intangibles and other indications of capital strength in evaluating proposals for expansion or new activities.

National City’s bank subsidiaries and Fidelity Federal Bank & Trust are subject to similar risk-based and leverage capital requirements adopted by the Office of the Comptroller of the Currency and the Office of Thrift Supervision, respectfully. National City’s bank subsidiaries and Fidelity Federal Bank & Trust were in compliance with the applicable capital requirements as of June 30, 2006.

Failure to meet capital requirements could subject the banking organization to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described below.

Each of the federal banking regulators have adopted prompt corrective action rules which, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The rules require the federal bank regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements based on these categories.

The rules impose progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a banking organization is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized banking organization must develop a capital restoration plan, and its parent holding company must guarantee the banking organization’s compliance with the plan up to the lesser of 5%

of the bank’s or thrift’s assets at the time it became undercapitalized or the amount needed to comply with the plan.

As of June 30, 2006, National City’s subsidiary banks and Fidelity Federal Bank & Trust were well capitalized, based on the guidelines described above. However, a bank’s capital category is determined solely for the purpose of applying the prompt corrective action regulations and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

Dividend Restrictions.  Federal law limits the amount of dividends National City’s subsidiary banks can pay to National City without regulatory approval. At January 1, 2006, the subsidiary banks could pay dividends of approximately $1.7 billion, plus an additional amount equal to their net profits for the remainder of 2006, as defined by statute, up to the date of any such dividend declaration, without prior regulatory approval.

In addition, the Federal Reserve Board has the authority to prohibit National City from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of National City, could be deemed an unsafe or unsound practice. The ability of the merged company to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

Deposit Insurance Assessments.  The deposits of National City’s subsidiary banks are insured up to regulatory limits by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank’s capitalization and supervisory evaluations provided to the FDIC by the institution’s primary federal regulator. Each insured bank’s insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

Depositor Preferences Statute.  In the “liquidation or other resolution” of an insured depository institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over, other general unsecured claims against that institution, including federal funds and letters of credit.

Brokered Deposits.  Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it is well capitalized, or is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or, unless it provides certain notice to affected depositors, offering “pass through” deposit insurance on certain employee benefit plan accounts.

Interstate Banking and Branching.  Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to certain concentration limits and other requirements:

•	holding companies, such as Fidelity Bankshares and National City, can acquire banks and holding companies located in any state, subject to certain permitted state restrictions for age and deposit concentrations;

•	any subsidiary bank of a holding company can receive deposits, renew time deposits, close loans, service loans and receive loan payments on existing accounts as an agent for any other bank subsidiary of that holding company; and

•	banks can acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation ’opting in” to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation “opting out” of that provision of Riegle-Neal.

Under the Home Owners’ Loan Act, Fidelity Federal Bank & Trust is able to branch in any state of the United States without restriction by providing notice to the OTS.

Control Acquisitions.  Regulations adopted by the Federal Reserve Board prohibits a person or group of persons from acquiring “control” of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, would, under the circumstances set forth in the presumption, constitute acquisition of control of the holding company.

Gramm-Leach-Bliley.  Enacted in 1999, the Gramm-Leach-Bliley Financial Services Modernization Act authorizes affiliations between banking, securities and insurance firms and authorizes financial holding companies and national banks to engage in a variety of new financial activities. National City is a financial holding company and Fidelity Bankshares is a savings and loan holding company. Among the new activities that are permitted to financial holding companies are expanded securities and insurance brokerage, a full range of securities underwriting, insurance underwriting and merchant banking. The Federal Reserve Board, in consultation with the Department of Treasury, may approve additional financial activities. National bank subsidiaries are permitted to engage in similar financial activities but only on an agency basis unless they are one of the 50 largest banks in the United States. National bank subsidiaries at this time are prohibited from insurance underwriting, real estate development and merchant banking. Although the Gramm-Leach-Bliley Act limits the range of companies with which a financial holding company may affiliate, it does permit affiliations with companies in the financial services industry.

Future Legislation.  Various legislation is from time to time introduced in the U.S. Congress and state legislatures that may change banking statutes and the operating environment of Fidelity Bankshares, National City and their subsidiaries in substantial and unpredictable ways. We cannot predict whether potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of Fidelity Bankshares, National City or any of their subsidiaries.

INFORMATION ABOUT NATIONAL CITY

National City is a Financial Holding Company headquartered in Cleveland, Ohio. National City operates through an extensive banking network in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania and also conducts selected consumer lending businesses and other financial services on a nationwide basis. National City’s primary businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. Operations are primarily conducted through more than 1,200 branch banking officers located within a seven-state footprint and over 500 wholesale and retail mortgage offices located throughout the United States. Including its subsidiaries, National City had 33,951 full-time-equivalent employees at June 30, 2006. As of June 30, 2006, National City’s consolidated total assets were $141.5 billion and its total stockholders’ equity was $12.6 billion. Based on asset size, National City is one of the largest commercial banking organizations in the United States.

National City Corporation is a legal entity separate and distinct from its banking subsidiary, National City Bank, and National City’s other subsidiaries . A substantial portion of National City’s cash revenue is received form National City Bank in the form of cash dividends. Federal law limits the manner and amount of funding that National City Bank may provide to National City. Bank subsidiaries are limited as to the dividends they are allowed to pay. The type and amount of any security required to be pledged for any loans from National City Bank to National City is dictated by Section 23A of the Federal Reserve Act and Federal Reserve Board Regulation W. The Office of the Comptroller of the Currency is the primary federal regulator for National City.

National City and National City Bank are required to meet various capital requirements. Failure to meet the minimum capital requirements can result in National City being denied the right to acquire existing companies or establish new companies, National City Bank being limited in its ability to pay dividends,

National City Bank being required to raise additional capital, an increase in the deposit insurance premiums payable to the FDIC and the potential loss of deposit insurance. National City and National City Bank have consistently maintained capital levels at or above the “well-capitalized” standard is the highest regulatory standard.

For National City to maintain it financial holding company status, National City Bank must be “well-capitalized” and “well-managed” and have a Community Reinvestment Act rating of “satisfactory or above” as determined by National City Bank’s federal regulator, which is the Office of the Comptroller of the Currency. As of this time, these requirements have been met by National City Bank.

INFORMATION ABOUT FIDELITY BANKSHARES

Fidelity Bankshares

Fidelity Bankshares is headquartered in West Palm Beach, Florida, and conducts its business primarily in Palm Beach, Martin and St. Lucie Counties in Florida. To a lesser extent, Fidelity Bankshares conducts business in Indian River and Broward Counties. At June 30, 2006, Fidelity Bankshares had 52 offices in its market area, of which 44 were located in Palm Beach County, 3 were located in Martin County, 2 were located in St. Lucie County and 3 were located in Broward County. Palm Beach, Martin and St. Lucie Counties are located in southeastern Florida, an area that has experienced considerable growth and development since the 1960s.

Fidelity Bankshares is a Delaware corporation and the holding company parent of Fidelity Federal Bank & Trust. At June 30, 2006, the only significant asset or business activity of Fidelity Bankshares was its ownership of all of the outstanding stock of Fidelity Federal Bank & Trust. Fidelity Bankshares’ corporate office is located at 205 Datura Street, West Palm Beach, Florida 33401. Fidelity Bankshares telephone number is (561) 803-9900.

On April 1, 2005, Fidelity Bankshares acquired 100 percent of the outstanding common stock First Community Bancorp, Inc. (“First Community”). The aggregate purchase price was $27.9 million, consisting of $15.0 million in cash and 525,036 shares of Fidelity Bankshares common stock. At closing, First Community had total assets of $155.8 million and total deposits of $137.7 million.

In December 2004, Fidelity Bankshares completed the sale of 1,150,000 shares of Fidelity Bankshares common stock in an underwritten public offering. Net proceeds from the sale of the common stock were $43.8 million.

In December 2003, Fidelity Bankshares sold $22.7 million of cumulative trust preferred securities and issued related junior subordinated debentures. The cumulative trust preferred securities have a floating rate of 285 basis points above the three-month LIBOR rate. In October 2004, Fidelity Bankshares sold $30.9 million of floating rate trust preferred securities. The floating rate trust preferred securities have a floating rate of 1967 basis points over the three-month LIBOR rate. The proceeds from this trust preferred securities offering were used to fund the redemption of $29.6 million higher cost, fixed-rate trust preferred securities issued in 1998. The net proceeds raised from Fidelity Bankshares’ 2003 and 2004 trust preferred securities offerings and Fidelity Bankshares’ common stock offering have provided additional capital to support the growth of Fidelity Bankshares’ business.

At June 30, 2006, Fidelity Bankshares had consolidated assets and consolidated stockholders’ equity of $4.2 billion and $294.5 million, respectively. Fidelity Federal Bank & Trust’s deposits totaled $3.4 billion at June 30, 2006.

Fidelity Federal Bank & Trust

Fidelity Federal Bank & Trust was originally chartered as a federal mutual savings and loan association in 1952. In January 1994, Fidelity Federal Bank & Trust reorganized from a mutual savings bank to the stock form of ownership as part of its mutual holding company reorganization. In July 1999, Fidelity

Federal Bank & Trust began offering insurance and investment products through Fidelity Federal Bank & Trust wholly-owned subsidiary-Florida Consolidated Agency, Inc. In February 2000, Fidelity Federal Bank & Trust began offering trust services.

Fidelity Federal Bank & Trust is primarily engaged in the business of attracting deposits from the general public in its market area, and investing such deposits in one- to four-family residential mortgage loans, commercial real estate loans, commercial business and consumer loans.

Board of Directors’ recommendation

The proposal to approve the merger agreement must be approved by a majority of the shares of common stock outstanding. The board of directors of Fidelity Bankshares recommends that stockholders vote FOR approval of this proposal.

ADJOURNMENT OF THE SPECIAL MEETING
(Proposal Two)

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. Under Fidelity Bankshares’ bylaws, written notice of an adjourned meeting need not be given to stockholders if the date, place and time thereof are announced at the special meeting and the date of the adjourned meeting is not more than 30 days after the original date of the special meeting.

In order to allow proxies that have been received by Fidelity Bankshares at the time of the special meeting to be voted for an adjournment, if necessary, Fidelity Bankshares has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The proposal to adjourn the special meeting must be approved by a majority of shares present at the special meeting. The board of directors of Fidelity Bankshares recommends that stockholders vote FOR the adjournment proposal.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Fidelity Bankshares board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. At the special meeting, the only business that will be conducted is that which is brought before the meeting by or at the direction of the board of directors.

Stockholder Proposals For 2007 Annual Meeting

Fidelity Bankshares will hold a 2007 annual meeting only if the merger with National City is not consummated before the time of the annual meeting. If such a meeting is to be held, a stockholder proposal must be received by the Corporate Secretary of Fidelity Bankshares by no later than November 18, 2006 to be included in the proxy statement and form of proxy for the meeting. Any such proposal will be subject to Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Fidelity Bankshares to include in its proxy statement and proxy card relating to any special meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Notice of Business to be Conducted at an Annual Meeting

To be considered for presentation at the next annual meeting of stockholders (if one is held), although not included in the proxy materials, any stockholder proposal must be delivered to the Corporate Secretary not less than 90 days before the date fixed for the annual meeting; provided, however that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made, to be timely, notice by the stockholder must be received no later than the close of business on the 10th day following the date on which notice of the date of the meeting is mailed or made publicly available to stockholders. A stockholder’s notice shall set forth such information as required by the bylaws of Fidelity Bankshares.

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

EXPERTS

The consolidated financial statements of National City appearing in National City’s Annual Report (Form 10-K) for the year ended December 31, 2005, and National City management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference from the Fidelity Bankshares Inc. Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Jones Day, Cleveland, Ohio, will opine as to the qualification of the merger as a reorganization and the tax treatment of the National City stock to be received in connection with the merger under the Internal Revenue Code. The validity of the common stock to be issued in the merger will be passed upon by National City’s Law Department. Members of National City’s Law Department beneficially own shares of common stock of National City.

WHERE YOU CAN FIND MORE INFORMATION

National City has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the shares of National City common stock to be issued to Fidelity Bankshares stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about National City and National City’s stock.

The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commissions Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like National City and Fidelity Bankshares, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by National City with the Securities and Exchange Commission are also available at National City’s website. The address is www.nationalcity.com. The reports and other information filed by Fidelity Bankshares with the Securities and Exchange Commission are also available at Fidelity Bankshares’ website. The address is www.fidelityfederal.com. We have included the web addresses of the Securities Exchange Commission, National City and Fidelity Bankshares as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

You should also be able to inspect reports, proxy statements and other information about National City and Fidelity Bankshares at the offices of the New York Stock Exchange and the Nasdaq Global Select Market, Inc., respectively.

The Securities and Exchange Commission allows National City and Fidelity Bankshares to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about National City and Fidelity Bankshares and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by National City:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	Current Reports on Form 8-K dated January 17, March 14, March 17, April 18, May 1, June 14, July 10, July 11, July 18, July 27, September 5, September 6, and September 14, 2006; and

•	Definitive Proxy Statement filed on March 8, 2006.

This proxy statement/prospectus incorporates by reference the following documents that have been previously filed with the Securities and Exchange Commission by Fidelity Bankshares:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	Current Reports on Form 8-K dated January 4, January 10, January 20, January 31, February 8, February 9, April 20, July 21, August 1, and September 12, 2006, and

•	Definitive Proxy Statement filed on March 24, 2006.

In addition, National City and Fidelity Bankshares each are incorporating by reference any documents they may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus and prior to the date of the Fidelity Bankshares special meeting.

National City has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to National City, and Fidelity Bankshares has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Fidelity Bankshares.

Neither National City nor Fidelity Bankshares has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This proxy statement/prospectus contains a description of the representations and warranties that each of National City and Fidelity Bankshares made to the other in the merger agreement. Representations and warranties made by National City, Fidelity Bankshares and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated by reference into this proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as fact. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Fidelity Bankshares, National City or their respective businesses. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL CITY CORPORATION

and

FIDELITY BANKSHARES, INC.

dated as of July 26, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2006 (this “Agreement”), is made by and between National City Corporation, a Delaware corporation (“National City”), and Fidelity Bankshares, Inc., a Delaware corporation (“Fidelity”). National City and Fidelity are sometimes referred to herein collectively, as “Parties”, and each, as a “Party”.

WHEREAS, National City and Fidelity have each determined that it is in the best interests of their respective stockholders for Fidelity to merge with and into National City (the “Merger”) with National City the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of National City and Fidelity have each approved this Agreement and the Merger and the consummation of the transactions contemplated hereby and have approved the execution and delivery of this Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the Parties hereby agree as follows:

I.  DEFINITIONS; INTERPRETATION

1.1  Certain Defined Terms.   As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings ascribed to them in this Section 1.1:

“Action” means any claim, action, suit, arbitration, inquiry, hearing, investigation or proceeding by or before any Governmental Authority.

“Adjustment Price” means $25.88.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

“Aggregate Merger Consideration” is the sum of (i) the product of (A) the Fidelity Conversion Shares multiplied by (B) $39.50 plus (ii) the product of (A) the Fidelity Conversion Shares multiplied by (B) the Stock Exchange Ratio multiplied by (C) the Market Price.

“Appraisal Rights” are those rights granted pursuant to Section 262 of the DGCL.

“Associate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

“BHCA” means the Bank Holding Company Act of 1956, as amended through the date hereof.

“Business Day” means any day excluding Saturdays, Sundays and any other days on which The Federal Reserve Bank of Cleveland is closed.

“Cash Exchange Ratio” means $39.50, except if the Market Price falls below the Adjustment Price, the Cash Exchange Ratio shall be calculated as follows:

Aggregate Merger Consideration-(Stock Conversion Shares x Stock Exchange Ratio x Market Price)
(2 x Fidelity Conversion Shares)-Stock Conversion Shares

“Claim” shall mean a claim, demand, assessment, Governmental Order, Action or settlement involving an Indemnifiable Loss.

“Commission” means the United States Securities and Exchange Commission.

“Confidentiality Agreement” means the letter agreement dated June 23, 2006 between National City and Fidelity.

“Control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letters” means the Fidelity Disclosure Letter and the National City Disclosure Letter, collectively.

“Dissenting Shares” means shares of Fidelity Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to the shares pursuant to Section 262 of the DGCL.

“Environmental Law” means any Law relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local Laws respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended through the date hereof and the rules and regulations promulgated thereunder.

“Federal Approval Date” means the day the FRB issues an order approving consummation of the Merger.

“Fidelity Common Stock” means the common stock, par value $.10 per share, of Fidelity.

“Fidelity Conversion Shares” means the quotient resulting from dividing (i) the difference of (A) the number of issued and outstanding shares of Fidelity Common Stock immediately prior to the Effective Time less (B) the number of shares cancelled or retired pursuant to Section 3.1(a)(ii) of this Agreement divided by (ii) two (2).

“Fidelity Disclosure Letter” means a letter delivered by Fidelity to National City on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of Fidelity contained in this Agreement. The Fidelity Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. The matters expressly disclosed in the Fidelity Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the Fidelity Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

“Fidelity Federal Bank & Trust” means Fidelity Federal Bank & Trust, a federally chartered savings bank and a wholly-owned Subsidiary of Fidelity.

“FRB” means the Federal Reserve Board.

“Governmental Authority” means (i) any United States federal, state or local government, governmental, regulatory or administrative authority, agency, panel instrumentality, political subdivision, branch, department, official, entity or commission, (ii) any court, tribunal, or judicial or arbitral body or (iii) governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature pertaining to government.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended through the date hereof, and the rules and regulations thereunder.

“Hazardous Substance” means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any “oil,” as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local Laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vi) any lead based paint or coating and (viii) any underground storage tank(s).

“HOLA” means the Home Owners’ Loan Act of 1933, as amended through the date hereof.

“Indemnifiable Loss” means any and all costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, settlements or deficiencies (including any interest, penalties, investigation, legal, accounting and other costs and expenses reasonably incurred in the investigation, collection, prosecution and defense of any action and amounts paid in settlement), actually paid or incurred by a D&O Indemnitee, as applicable; provided, however, Indemnifiable Loss shall not include special or consequential damages and exemplary or punitive damages.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Fidelity” means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the Fidelity Disclosure Letter.

“Knowledge of National City” means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the National City Disclosure Letter.

“Law” means any United States federal, state, local statute, law, ordinance, regulation, rule, code, Governmental Order, license, permit, authorization, approval, consent, agreement, or requirement enacted, adopted, issued or promulgated by any Governmental Authority.

“Loan Portfolio Properties, Trust Properties and Other Properties” means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by National City or Fidelity, as the case may be, or any of their Subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

“Market Price” means the average of the per share closing price of the National City Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal) for the five (5) trading-day period ending on the Business Day before the date of the Effective Time (for the sake of clarity, such fifth (5th) Business Day shall be considered the last full trading day included within the valuation period). The Market Price shall be calculated to the nearest one-hundredth of one cent.

“Material Adverse Effect” means, with respect to a Party, any event, occurrence or effect that (i) has a material negative impact on the financial condition, business or results of operations of the Party and its Subsidiaries, taken as a whole, except as set forth in Section 1.1 of the National City Disclosure Letter, or (ii) would materially impair the ability of the Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded (with respect to each of clause (A), (B), (C) or (D), to the extent that the effect of a change on it is not materially different than on comparable U.S. banking or financial services organizations) any effect to the extent attributable to or resulting from (A) any changes in Laws or interpretations of Laws generally affecting U.S. banking or financial services organizations, (B) any change in U.S. GAAP or regulatory accounting requirements, generally affecting U.S. banking or financial services organizations, but not uniquely relating to the Party, (C) events, conditions or trends in economic, business or financial conditions generally or affecting U.S. banking or financial services organizations specifically (including changes in interest rates and changes in the markets for securities), (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (E) actions or omissions of the Party taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby; and provided further, the effect of any action taken by Fidelity solely pursuant to Section 6.2(f) below shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

“National City Common Stock” means the common stock, par value $4.00 per share, of National City.

“National City Disclosure Letter” means a letter delivered by National City to Fidelity on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of National City contained in this Agreement. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. The matters expressly disclosed in the National City Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

“National City Non-Contributory Retirement Plan” means the National City Corporation Non-Contributory Retirement Plan, a tax-qualified defined benefit plan.

“National City Severance Benefit Plan” means the National City Corporation Severance Benefit Plan.

“OTS” means the Office of Thrift Supervision.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” is to be interpreted broadly to include any Governmental Authority, bank, savings association, joint-stock company, individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SBIA” means the Small Business Investment Act of 1958, as amended through the date hereof, and the rules and regulations promulgated thereunder.

“Secretary of State of Delaware” means the Secretary of State for the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended through the date hereof, and the rules and regulations promulgated thereunder.

“Stock Conversion Shares” means Fidelity Conversion Shares, except if the Market Price falls below the Adjustment Price, Stock Conversion Shares shall be calculated as follows:

((42% x Aggregate Merger Consideration) ÷ the Market Price)
Stock Exchange Ratio

“Stock Exchange Ratio” means 1.0977.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, payroll, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including, without limitation, returns for estimated and withholding Taxes), including any schedule or attachment thereto, and including any amendment thereof.

“U.S. GAAP” means United States generally accepted accounting principles and practices as in effect at the date of the financial statement to which it refers, and applied consistently by a Person in the preparation of such financial statements throughout the periods involved if and to the extent such principles and practices are within United States generally accepted accounting principles in effect on the date of the relevant financial statement.

1.2  Other Terms.  The following terms shall have the meanings defined in the Preamble, Recital or Section indicated.

Acquisition Transactions	6.1
Agreement	Preamble
Allocation Date	3.3
Benefit Agreements	4.10
Branch Lease	5.10
BSA	4.13(b)
Cash Consideration	3.1(a)
Cash Election Shares	3.2(a)
Closing Date	7.1

Closing	7.1
Code	Recitals
Consents	8.1(c)
Constituent Corporations	2.2
Continuing Employee	6.5(b)
Covered Parties	6.9(b)
CRA	4.13(b)
D&O Indemnitees	6.9(a)
Delaware Certificate of Merger	2.2
Dissenting Shares	3.1(c)
Dissenting Stockholder	3.1(c)
DPC Shares	3.1(a)
Consents	8.1
Effective Time	2.2
Election Deadline	3.2(c)
Election Form	3.2(b)
Election Form Record Date	3.2(b)
Eligible Plans	6.5(d)
Exchange Agent	3.2(b)
FDIA	4.14
Fidelity	Preamble
Fidelity Contracts	5.10
Fidelity Employee Plans	5.9(a)
Fidelity Insiders	6.17
Fidelity Meeting	6.15
Fidelity Option Plan	3.5
Fidelity Option	3.5
Fidelity Reports	5.7(a)
Fidelity Unaudited Interim Financial Information	5.7(b)
Insurance Expense Cap	6.9(c)
Insurance Policies	6.9(c)
Jones Day	8.1(f)
KBW	5.16
Landlord Consent	5.10
Mailing Date	3.2(b)
Merger Consideration	3.1(a)
Merger	Recitals
Monthly Financial Information	6.2(h)
National City	Preamble
National City Contracts	4.10
National City Employee Plans	4.9
National City Reports	4.7(a)
National City Unaudited Interim Financial Information	4.7(b)
National City Termination Fee	9.2(b)
No-Election Shares	3.2 (a)

Old Certificates	3.2(b)
Optionee	5.3
Owned Real Property	5.26(a)
Party or Parties	Preamble
PBGC	4.9
Proxy Statement	4.5
Real Estate	5.26(a)
Registration Statement	4.5
Shortfall Number	3.3(c)
State Entities	4.6
Stock Consideration	3.1(a)
Stock Election	3.2(b)
Stock Election Number	3.2(a)
Stock Election Shares	3.2(a)
Surviving Corporation	2.3
Trust Account Shares	3.1(a)
Unexercised Options	3.5

1.3  Interpretation and Rules of Construction.   In this Agreement, except to the extent that the context otherwise requires, (i) when a reference is made in this Agreement to the Preamble, a Recital, Article, Section, Exhibit or Schedule, such reference is to the Preamble, Recital, Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated, (ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”, (iv) the words “hereof,” “herein,” “below,” “above” or “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, (viii) references to a Person are also to its permitted successors and assigns, (ix) the use of “or” means “either or both” unless expressly indicated otherwise, (x) unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, (xi) references to “the date of this Agreement” or “the date hereof” are to July 26, 2006, (xii) references to any Governmental Authority include any successor to that Governmental Authority and (xiii) references to the “transactions contemplated hereby” includes the transactions provided in this Agreement and the Exhibits or Schedules to it. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement (including all Schedules and Exhibits and Disclosure Letters) or any amendments, supplements or modifications hereto. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law).

II.  THE MERGER

2.1  Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Fidelity will be merged with and into National City and the separate corporate existence of Fidelity will thereupon cease in accordance with the applicable provisions of the DGCL.

National City may at any time, upon prior written notice to Fidelity, change the method of effecting the combination with Fidelity (including without limitations the provisions of this Article II) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Fidelity into a wholly-owned subsidiary of National City; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration to be paid or issued to holders of Fidelity Common Stock as provided for in this Agreement, (B) adversely affect the tax treatment of Fidelity’s stockholders as a result of receiving the Merger Consideration, (C) materially impede or delay the Merger or the consummation of the transactions contemplated by this Agreement or (D) relieve National City of any of its obligations hereunder.

2.2  Effective Time.  As soon as practicable after satisfaction or waiver of all conditions to the Merger and immediately prior to the Closing, which shall occur at the time set forth in Section 7.1 below, National City and Fidelity (sometimes together referred to herein as the “Constituent Corporations”) shall cause a certificate of merger complying with the requirements of the DGCL (the “Delaware Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the later of the following to occur: (a) the filing of the Delaware Certificate of Merger; or (b) such later time as shall be specified in such filing (the “Effective Time”).

2.3  Effect of the Merger.  The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, National City will be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and will continue to be governed by the Laws of the State of Delaware, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

2.4  Certificate of Incorporation and By-laws.  The certificate of incorporation and by-laws of National City in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation, until amended in accordance with applicable Law.

2.5  Directors and Officers.  The directors and officers of National City immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation’s certificate of incorporation and by-laws and the DGCL.

2.6  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Fidelity, or (ii) otherwise carry out the purposes of this Agreement, Fidelity and its officers and directors (solely in their capacity as such) shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Fidelity or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Fidelity or otherwise to take any and all such action.

III.  CONSIDERATION; CONVERSION OF SHARES; ELECTION PROCESS;
EXCHANGE PROCEDURE

3.1  Effect on Capital Stock.

(a)  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i)  Each outstanding share of National City Common Stock, that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(ii)  Each outstanding share of Fidelity Common Stock held in the treasury of Fidelity or owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any such shares of Fidelity Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity (“Trust Account Shares”) or acquired in satisfaction of debts previously contracted (“DPC Shares”)) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(iii)  Each share of outstanding Fidelity Common Stock immediately outstanding prior to the Effective Time (except for shares of Fidelity Common Stock cancelled or retired pursuant to Section 3.1(a)(ii) above or Dissenting Shares as set forth in Section 3.1(c) below) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (A) an amount equal to the Cash Exchange Ratio, in cash (the “Cash Consideration”) or (B) a number of shares of National City Common Stock equal to the Stock Exchange Ratio (the “Stock Consideration”).

The Cash Consideration and the Stock Consideration and the consideration provided in Section 3.4 below dealing with a fractional share, is sometimes referred to herein collectively as the “Merger Consideration”.

(b)  If between the date of this Agreement and the Effective Time, the shares of National City Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

(c)  Each outstanding share of Fidelity Common Stock to which a holder has perfected his or Appraisal Rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Fidelity shall give National City prompt written notice upon receipt by Fidelity of any such demands for payment of the fair value of such shares of Fidelity Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law (any stockholder making such demand being hereinafter called a “Dissenting Stockholder”), and National City shall have the right to participate in all negotiations and proceedings with respect to any such demands. Fidelity shall not, except with the prior written consent of National City, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for Appraisal Rights or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect Appraisal Rights. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

(d)  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holders’ shares of Fidelity Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her Appraisal Rights after the Election Deadline, each share of Fidelity Common Stock of such holder shall be treated as a Non-Election Share.

(e)  After the Effective Time, shares of Fidelity Common Stock shall no longer be outstanding and shall automatically be canceled an shall cease to exist, and shall represent only the right to receive the Merger Consideration.

3.2  Election Procedures.

(a)  Holders of Fidelity Common Stock may elect to receive shares of National City Common Stock or cash (in either case without interest) in exchange for their shares of Fidelity Common Stock in accordance with the following procedures. Holders of Certificates representing more than one share of Fidelity Common Stock may elect to receive Stock Consideration for some of their shares and Cash Consideration for the balance of their shares. Shares of Fidelity Common Stock as to which Cash Consideration has been made are referred to herein as “Cash Election Shares”. Shares of Fidelity Common Stock as to which a Stock Consideration has been made are referred to as “Stock Election Shares”. Shares of Fidelity Common Stock as to which no election has been made (or as to which an Election Form is not properly returned or timely completed) are referred to herein as “No-Election Shares”. The aggregate number of shares of Fidelity Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number”. Any Dissenting Shares shall be deemed to be Cash Election Shares and the holders thereof shall in no event receive consideration comprised of National City Common Stock with respect to such shares.

(b)  National City shall appoint National City Bank, or such other Person with whom National City may enter into an agreement (the “Exchange Agent”), whereby the Exchange Agent shall agree to act as agent for purposes of mailing and receiving Election Forms, tabulating the results and distributing consideration to Fidelity’s stockholders in exchange for certificates that immediately prior to the Effective Time evidenced shares of Fidelity Common Stock (“Old Certificates”) for the Merger Consideration. The Exchange Agent shall mail an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to an Old Certificate shall pass, only upon proper delivery of such Old Certificate to the Exchange Agent), in such form as Fidelity and National City shall mutually agree (the “Election Form”), no later than fifteen (15) Business Days prior to the anticipated Effective Time or on such earlier date as National City and Fidelity may mutually agree (the “Mailing Date”) to each holder of record of Fidelity Common Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”); provided, however, that Election Forms need not be mailed prior to the receipt of required approvals of Government Authorities (exclusive of the expiration or termination of statutory waiting periods). The Exchange Agent shall make available an additional Election Form to all Persons who become record holders of Fidelity Common Stock between the Election Form Record Date and the Election Deadline. Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in Section 3.3, (i) to elect to receive the Cash Consideration for all of the shares of Fidelity Common Stock held by such holder, in accordance with Section 3.1(a)(iii), (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1(iii), (iii) to elect to receive the Stock Consideration for a part of such holder’s Fidelity Common Stock, or (iv) to indicate that such record holder has no preference as to the recipient of cash or National City Common Stock for such shares, which shall be deemed to be No-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of National City Common Stock.

(c)  To be effective, a properly completed and executed Election Form shall be submitted to the Exchange Agent on or before 4:00 p.m., Cleveland, Ohio time, on a date to be decided by National City and reasonably acceptable to Fidelity (which date shall not be earlier than fifteen (15) Business Days after the Mailing Date and no later than the Effective Time) (the “Election Deadline”). An election by a holder of shares of Fidelity Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed as required by the Election Form) by such stockholder accompanied either by the Old Certificate(s) representing all shares of Fidelity Common Stock owned by such stockholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Fidelity, or by an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States. National City shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to validity of Election Forms.

(d)  Two or more holders of shares of Fidelity Common Stock who are determined to constructively own the shares of Fidelity Common Stock owned by each other by virtue of Section 318(a) of the Code and who so certify to National City’s satisfaction, and any single holder of shares of Fidelity Common Stock who holds his or her shares in two or more different names and who so certifies to National City’s satisfaction, may submit a joint Election Form covering the aggregate shares of Fidelity Common Stock owned by all such holders or by such single holder as the case may be. For all purposes of this Agreement, each such group of holders, and each such single holder, who submits a joint Election Form shall be treated as a single holder of shares of Fidelity Common Stock.

(e)  Record holders of shares of Fidelity Common Stock who are nominees may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that on the request of National City, such record holder shall certify to the satisfaction of National City that such record holder holds such shares of Fidelity Common Stock as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of shares of Fidelity Common Stock, subject, however, to Section 3.2(d) above dealing with joint Election Forms.

(f)  Any holder of shares of Fidelity Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of Fidelity Common Stock may at any time prior to the Election Deadline revoke his or her election and withdraw his or her Old Certificate(s) for shares of Fidelity Common Stock deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the Business Day prior to the Election Deadline.

(g)  In the event of the termination of this Agreement after holders of shares of Fidelity Common Stock have deposited their Old Certificate(s) with the Exchange Agent, National City and Fidelity shall jointly and promptly instruct the Exchange Agent to return all Old Certificates to the Persons who deposited the same. Holders of shares of Fidelity Common Stock shall continue to have the right to vote and to receive all dividends paid on shares of Fidelity Common Stock deposited by them with the Exchange Agent until the Effective Time.

3.3  Allocation.  Not more than ten (10) Business Days after the Election Deadline (the “Allocation Date”), the Exchange Agent shall effectuate the allocation among holders of shares of Fidelity Common Stock of rights to receive Stock Consideration and/or Cash Consideration in the Merger as follows:

(a)  If the Stock Election Shares equals the Stock Conversion Shares, then all Cash Election Shares and all No-Election Shares shall be converted into the right to receive Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration.

(b)  If the Stock Election Shares exceeds the Stock Conversion Shares, then all Cash Election Shares and all No-Election Shares shall be converted into the right to receive Cash Consideration, and, subject to Section 3.4 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Shares and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(c)  If the Stock Election Shares is less than the Stock Conversion Shares (the amount by which the Stock Conversion Shares exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election shares shall be converted into the right to receive the Stock Consideration and the No-Election Shares and Cash Election Shares shall be treated in the following manner:

(i)  if the Shortfall Number is less than or equal to the number of No-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.4 hereof, each holder of No-Election Shares shall receive the Stock Consideration in respect of that number of No-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of No-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No-Election Shares, with the remaining number of such holder’s No-Election Shares being converted into the right to receive the Cash Consideration; or

(ii)  if the Shortfall Number exceeds the number of No-Election Shares, then, subject to Section 3.4 hereof, all No-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of No-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(d)  National City shall have the right to make reasonable determinations and to establish reasonable procedures in connection with the allocation contemplated by this Section 3.3.

(e)  As soon as practicable, after completion of the allocation procedure described above, the Exchange Agent shall distribute the Merger Consideration as provided herein, and the Old Certificates shall forthwith be cancelled. National City will deliver to the Exchange Agent the number of shares of National City Common Stock and the amount of Cash Consideration payable in the Merger in sufficient time for the Exchange Agent to make such distribution. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto (without interest).

(f)  If National City receives written notice from its counsel to the effect that such counsel is unable to deliver a tax opinion required pursuant to Section 8.1(f) on the date of the Effective Time, notwithstanding anything to the contrary contained in this Article III, National City shall have the right, at its sole and absolute discretion, to increase the Stock Consideration and decrease the Cash Consideration in equal amounts to the extent necessary (as reasonably determined by National City based on the advice of its counsel) to cause the aggregate value of the Stock Consideration to at least equal forty percent (40%) of the Aggregate Merger Consideration (which determination shall be made based on the average of the high and low trading prices for National City Common Stock on the date of the Effective Time or, if the Closing occurs before the opening of the markets, the last business day immediately preceding the date of the Effective Time; and for this purpose total Aggregate Merger Consideration may be deemed to include cash paid to holders of Dissenting Shares, cash paid in lieu of fractional shares, and other amounts paid in connection with the Merger).

3.4  No Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of National City Common Stock shall be issued in the Merger. Each holder of shares of Fidelity Common Stock who otherwise would have been entitled to a fraction of a share of National City Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Fidelity Common Stock owned by such holder at the Effective Time) by the Market Price. No such holder shall be entitled to dividends, voting rights or any other rights of a stockholder of National City in respect of any fractional share of National City Common Stock.

3.5  Stock Options.  Except as expressly provided in this Section 3.5, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, all rights under any stock option granted by Fidelity or its predecessors pursuant to the Fidelity Bankshares, Inc. 2002 Incentive Stock Benefit Plan (the “Fidelity Option Plan”) that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time (“Unexercised Options”) shall cease to represent a right to acquire shares of

Fidelity Common Stock (each a “Fidelity Option”) and shall be converted automatically into the right to receive cash equal to the product of (a) the number of shares of Fidelity Common Stock subject to the Unexercised Option, multiplied by (b) the positive difference, if any, resulting from subtracting the exercise price of such Fidelity Option from $39.50. At the Effective Time, the Fidelity Option Plan shall be terminated with respect to the granting of any additional options or option rights.

3.6  Exchange of Certificates.

(a)  Exchange Agent.  Except as set forth herein, from and after the Effective Time each holder of an Old Certificate shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Fidelity Common Stock so represented by the Old Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock that constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

(b)  Notice of Exchange.  Promptly after the Effective Time, and in any event no later than five (5) Business Days after the allocation contemplated by Section 3.3 above is completed, National City and the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate that has not yet surrendered their shares of Fidelity Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefore. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the Person entitled thereto the appropriate Merger Consideration for each share of Fidelity Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

(c)  Exchange Fund.  As of the Effective Time, for the benefit of the holders of Old Certificates, National City shall make available to the Exchange Agent (i) the number of shares of National City Common Stock issuable to holders of Old Certificates pursuant to Section 3.1 above, (ii) the aggregate Cash Consideration payable to holders of Old Certificates pursuant to Section 3.1 above, and (iii) the estimated cash payable pursuant to Section 3.4 above dealing with fractional shares. Any net profit resulting from, or interest or income produced by any funds deposited with the Exchange Agent will be payable to National City. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(d)  Transfer.  If delivery of all or part of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Old Certificate is registered, it shall be a condition to such delivery or exchange that the Old Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Old Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

(e)  Right to Merger Consideration.  Subject to Section 3.6(e) below, until surrendered and exchanged in accordance with this Section 3.6, each Old Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, together with any dividends or other distributions as provided in Sections 3.6(e) and 3.6(f) below, and shall have no other rights. From and after the Effective Time, National City shall be entitled to treat such Old Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Fidelity Common Stock represented by such Old Certificates may be converted, notwithstanding any failure to surrender such Old Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to National City any shares of National City Common Stock and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Old Certificates, and thereafter such holders shall be entitled to look to National City (subject to abandoned property, escheat or other similar Laws) with respect to the shares of National City Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Old Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Fidelity Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)  Distributions with Respect to Unexchanged Certificates.  Whenever a dividend or other distribution is declared by National City on shares of National City Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to shares of National City Common Stock shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of National City Common Stock represented thereby until the holder of such Old Certificate shall surrender such Old Certificate in accordance with this Article III. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Fidelity on Fidelity Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

(g)  Lost or Destroyed Certificates.  In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such Old Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Old Certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Fidelity, National City or the Exchange Agent or any other party with respect to the Old Certificate alleged to have been lost, stolen or destroyed.

(h)  Voting With Respect to Unexchanged Certificates.  Holders of unsurrendered Old Certificates will not be entitled to vote at any meeting of National City stockholders.

3.7  Closing of Fidelity’s Transfer Books.  The stock transfer books of Fidelity shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of shares of Fidelity Common Stock which is not registered in the transfer records of Fidelity, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if an Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of Fidelity to establish the identity of those Persons entitled to a notice and letter of transmittal pursuant to Section 3.6(c) and receive the Merger Consideration specified in this Agreement for their shares of Fidelity Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow and thereafter be relieved with respect to any claims to such Merger Consideration.

IV.  REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

Except as disclosed in the National City Disclosure Letter, National City hereby represents and warrants to Fidelity that:

4.1  Corporate Organization.

(a)  National City is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. National City is registered as a financial holding company under the BHCA. National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has heretofore delivered to Fidelity true and complete copies of its certificate of incorporation and by-laws.

(b)  National City Bank is a national bank organized, validly existing and in good standing under the Laws of the United States of America.

4.2  Authority.  National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the board of directors of National City and no other corporate proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated in this Agreement. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery of this Agreement by Fidelity) constitutes valid and binding obligations of National City enforceable against National City in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

4.3  Capitalization.  As of the date hereof, the authorized capital stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on July 21, 2006 (i) 610,491,250 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) 70,272 shares of preferred stock were issued, outstanding, fully paid and nonassessable. As of the date hereof, except as set forth in this Section 4.3, pursuant to the exercise of employee stock options under National City’s various plans that authorize the issuance of stock in effect, National City’s dividend reinvestment plan and stock grants made pursuant to National City’s various plans that authorize the issuance of stock options, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City Subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock issuable in exchange for shares of Fidelity Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

4.4  Subsidiaries.  The name and state of incorporation of each Significant Subsidiary of National City is set forth in Section 4.4 of the National City Disclosure Letter. Each Significant Subsidiary is a bank, a corporation or a limited liability company or other business entity duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Significant Subsidiary are owned by National City or a National City Subsidiary and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank subsidiary and applicable state Law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

4.5  Information in Registration Statement; Proxy Statement and Other Communications.  The information with respect to National City or any of National City’s Subsidiaries prepared or provided by National City for inclusion in (i) the registration statement to be filed with the Commission by National City on Form S-4 under the Securities Act (the “Registration Statement”), for the purpose of registering the shares of National City Common Stock to be issued in the Merger, which shall include the proxy statement of Fidelity required to be mailed to the stockholders of Fidelity in connection with the Fidelity Meeting (the “Proxy Statement”), (ii) any filing made pursuant to Rule 165 or 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or (iii) any other document filed with or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

4.6  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of National City or any of National City’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any of National City’s Subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger pursuant to the DGCL, (iii) filings required under the securities or Blue Sky Laws of the various states, (iv) filings under the HSR Act, (v) filings with, and approval by, the FRB, (vi) filings with, and approvals by the OTS, (vii) filings with, and approvals by, any state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the “State Entities”), (viii) filings and approvals pursuant to any applicable state takeover Law, (ix) filings and approvals under the SBIA or (x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

4.7  Reports and Financial Statements.

(a)  Since January 1, 2001, National City and each of National City’s Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the “National City Reports”). National City has previously furnished or will promptly furnish Fidelity with true and complete copies of each of National City’s annual reports on Form 10-K for the years 2001 through 2005 and its quarterly report on Form 10-Q for March 31, 2006. As of their respective dates, the National City Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of National City and National City’s Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with U.S. GAAP, except as disclosed in the National City Reports.

(b)  National City has previously furnished Fidelity with true and complete copies of an unaudited income statement and balance sheet of National City for the period of January 1, 2006 through June 30, 2006 (the “National City Unaudited Interim Financial Information”). The National City Unaudited Interim Financial Information (i) has been accurately derived from the books and records of National City, (ii) fairly presents, in all material respects, the financial condition and the results of operations of National City as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that National City used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for March 31, 2006. National City’s reserve for possible loan losses as shown in the National City Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

4.8  Taxes.  National City has made available to Fidelity true and correct copies of the federal, state and local income Tax Returns, and state and local property and sales tax returns and any other tax returns filed by National City and any of National City’s Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. National City and each National City Subsidiary has prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. National City and each of its Subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Neither National City nor any National City Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Neither National City nor any National City Subsidiary is a party to any action or proceeding, nor to the Knowledge of National City, is any such action or proceeding threatened, by any Governmental Authority in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by National City or any of National City’s Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

4.9  Employee Plans.  All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or its Subsidiaries (“National City Employee Plans”) have been maintained, operated, and administered in compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws. With respect to each National City Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the IRS to be so qualified, (ii) is the subject of a pending application for such determination that was timely filed, or (iii) will be submitted for such a determination prior to the end of the “remedial amendment period” within the meaning of Section 401(b) of the Code, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither National City nor any of its Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29)

of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation (“PBGC”) instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (g) no pension plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of 413(c) of the Code. Neither National City nor any of its Subsidiaries has incurred any liability to the PBGC with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any Person considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA.

4.10  Material Contracts.  Except as disclosed in the National City Reports, neither National City nor any of its Subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, “Benefit Agreements”) that was required to be filed with the SEC pursuant to Item 402 of Regulation S-K of the Exchange Act as of the date thereof, (b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any of its Subsidiaries or the guarantee by National City or any of its Subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the Commission as of the date thereof (collectively, the “National City Contracts”). Neither National City nor any of National City’s Subsidiaries is in default under any of the National City Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

4.11  Absence of Certain Changes or Events.  Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, since December 31, 2005, there has not been any change in the financial condition, results of operations or business of National City and its Subsidiaries which would, to the Knowledge of National City, now or in the future have a Material Adverse Effect.

4.12  Litigation.  Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the Knowledge of National City, threatened against or affecting National City or any of National City’s Subsidiaries which, if decided adversely to National City, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator, outstanding, or to the Knowledge of National City, threatened against National City or any of National City’s Subsidiaries having, or which would, to the Knowledge of National City, now or in the future have, a Material Adverse Effect.

4.13  Compliance with Laws and Orders.

 (a)  National City and each National City Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Authority relating to National City or National City Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(b)  Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, the businesses of National City and of National City’s Subsidiaries are not being conducted in violation of any Law or Governmental Order of any Governmental Authority (including, without limitation, in the case of National City’s Subsidiaries that are banks, all Laws pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, to the Knowledge of National City, will not, have a Material Adverse Effect. National City’s Subsidiaries that are banks are not in violation of those Laws applicable to depository institutions, and corresponding regulations and policies relating to the Community Reinvestment Act (“CRA”), privacy Laws, the Bank Security Act, as amended (the “BSA”), or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to National City or any of National City’s Subsidiaries is pending or, to the Knowledge of National City, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

(c)  Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, National City and each National City Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal Law and common law. None of National City, any National City Subsidiary, or any director, officer or employee of National City or of any National City Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.14  Agreements with Bank Regulators, Etc.  Neither National City nor any National City Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement, or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither National City nor any of National City’s Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act, as amended (“FDIA”) to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. To the Knowledge of National City, there is no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

4.15  National City Ownership of Stock.  As of the date of this Agreement, neither National City nor any of its Affiliates or Associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Fidelity Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of Fidelity Common Stock.

4.16  Tax Treatment.  As of the date hereof, to the Knowledge of National City there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.17  Fees.  Neither National City nor any of National City’s Subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

4.18  National City Action.  The board of directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of National City and its stockholders and (b) approved this Agreement and the transactions contemplated hereby, including the Merger.

4.19  Material Interests of Certain Persons.  Except as disclosed in National City’s Reports, no officer or director of National City, or any Associate of any such officer or director, has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of National City or any of its Subsidiaries that is required to be disclosed under the requirements of the Exchange Act.

4.20  Environmental Matters.  To the Knowledge of National City, (i) neither National City nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) none of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or its Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the Knowledge of National City, threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or its Subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

4.21  Labor Matters.  (a) Neither National City nor its Subsidiaries are engaged in, or have engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, threatened against or directly affecting National City or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the Knowledge of National City, are threatened; (e) no collective bargaining agreement exists which is binding on National City and/or its Subsidiaries; (f) neither National City nor its Subsidiaries have experienced any material work stoppage or other material labor difficulty; and (g) neither National City nor its Subsidiaries are delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

4.22  Sarbanes-Oxley Act.  National City is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

4.23  Notice of Breach or Potential Breach.  National City shall promptly notify Fidelity of any change, circumstance or event which would cause any of the representations or warranties made by National City pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevent National City from complying with any of its obligations hereunder. To the Knowledge of National City, there is no fact or development that would have a Material Adverse Effect, or which might in the future, in National City’s reasonable judgment, have a Material Adverse Effect, on National City’s or its Subsidiaries’ continuing business, which has not been set forth in this Agreement, the National City Reports or the National City Disclosure Letter.

4.24  Disclosure.  No representation or warranty by National City in this Agreement after giving effect to the disclosures set forth in the National City Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Fidelity of a breach of representation, warranty, covenant, agreement or obligation of National City hereunder will not be affected by any investigation conducted by Fidelity with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

V.  REPRESENTATIONS AND WARRANTIES OF FIDELITY

Except as disclosed in the Fidelity Disclosure Letter, Fidelity hereby represents and warrants to National City that:

5.1  Corporate Organization.

(a)  Fidelity is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Fidelity is registered as a savings and loan holding company under the HOLA. Fidelity has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Fidelity has heretofore delivered to National City true and complete copies of its certificate of incorporation and by-laws.

(b)  Fidelity Federal Bank & Trust is a savings bank organized with valid corporate existence under the Laws of the United States of America.

5.2  Authority.  Fidelity has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Fidelity’s stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Fidelity and no other corporate proceedings on the part of Fidelity are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement, subject only to approval by the stockholders of Fidelity as provided in Section 6.15 below. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of Fidelity, enforceable against Fidelity in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

5.3  Capitalization.  As of the date hereof, the authorized capital stock of Fidelity consists of 30,000,000 shares of Fidelity Common Stock and 2,000,000 shares of Fidelity preferred stock. As of the close of business on the date hereof, 25,335,470 shares of Fidelity Common Stock were validly issued and outstanding, fully paid and nonassessable (including 87,844 restricted shares of Fidelity Common Stock that have been previously awarded pursuant to the Fidelity Bankshares, Inc. 2002 Incentive Stock Benefit Plan, and not yet certificated as contemplated by such awards) and no shares of preferred stock were issued or outstanding. As of the date of this Agreement except as set forth in this Section 5.3, there are no shares of capital stock of Fidelity authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Fidelity obligating Fidelity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Fidelity or obligating Fidelity to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which Fidelity or any of Fidelity’s Subsidiaries is a party with respect to the voting of the capital stock of Fidelity. As of the date of this Agreement, there were outstanding under the Fidelity Option Plan options to purchase 1,125,827 shares of Fidelity Common Stock, which Fidelity Options had an average exercise price of $15.29 and for which adequate shares of Fidelity Common Stock have been reserved for issuance under the Fidelity Option Plan. Section 5.3 to the Fidelity Disclosure Letter sets forth as of the close of business on the date of this Agreement, with respect to each Fidelity Option, a true, accurate complete list of (i) the name of each optionee (each, an “Optionee”), (ii) the number of shares of Fidelity Common Stock the Optionee has the right to purchase under the Fidelity Option, (iii) the exercise price for the Fidelity Option and (iv) the date the Fidelity Option was granted to the Optionee. The exercise price per share of Fidelity Common Stock under the Fidelity Options was determined based on the market value of such shares of Fidelity Common Stock at the time such Fidelity Options were granted. No Fidelity Option (a) has a stated exercise price lower than the fair market value for shares of the Fidelity Common Stock on the date the grant of the Fidelity Option as determined under the Fidelity Option Plan, or (b) has had its exercise date or grant date delayed or “backdated”.

5.4  Subsidiaries.  The Fidelity Disclosure Letter sets forth the name and state of incorporation of each Subsidiary of Fidelity. Each Fidelity Subsidiary is a bank, a corporation or other business entity duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Fidelity Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Fidelity Subsidiary are owned by Fidelity or another Fidelity Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Fidelity Subsidiary obligating any Fidelity Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Fidelity Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

5.5  Information in Disclosure Documents, Registration Statement, Etc.  None of the information with respect to Fidelity or any Fidelity Subsidiary prepared or provided by Fidelity for (i) inclusion in the Registration Statement will at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Fidelity Meeting, (ii) any filing made pursuant to Rules 165 or 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or (iii) any other document filed with or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

5.6  Consent and Approvals; No Violation.  Neither the execution and delivery of this Agreement by Fidelity nor the consummation by Fidelity of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of Fidelity, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Fidelity or any Fidelity Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fidelity or any Fidelity Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) filing under the HSR Act, (v) filings with, and approval by, the FRB, (vi) filings with, and approval by, the OTS, (vii) filings with, and approvals by, the State Entities, (viii) filings and approvals under the SBIA or (ix) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

5.7  Reports and Financial Statements.

(a)  Since January 1, 2001, Fidelity and each Fidelity Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the “Fidelity Reports”). Fidelity has previously furnished or will promptly furnish National City with true and complete copies of each of Fidelity’s annual reports on Form 10-K for the years 2001 through 2005 and its quarterly report on Form 10-Q for March 31, 2006. As of their respective dates, the Fidelity Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Fidelity included in the Fidelity Reports have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Fidelity and Fidelity Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Fidelity and its consolidated Subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Fidelity Reports.

(b)  Fidelity has previously furnished National City with true and complete copies of an unaudited income statement and balance sheet of Fidelity for the period of January 1, 2006 through June 30, 2006 (the “Fidelity Unaudited Interim Financial Information”). The Fidelity Unaudited Interim Financial Information (i) has been accurately derived from the books and records of Fidelity, (ii) fairly presents, in all material respects, the financial condition and the results of operations of Fidelity as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that Fidelity used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for March 31, 2006. Fidelity’s reserve for possible loan losses as shown in the Fidelity Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices. Fidelity’s reserve for possible loan losses as shown in the Fidelity Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

5.8  Taxes.  Fidelity has made available to National City true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by Fidelity and any of Fidelity Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Fidelity and each Fidelity Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Fidelity and each Fidelity Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Neither Fidelity nor any Fidelity Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Neither Fidelity nor any Fidelity Subsidiary is a party to any action or proceeding, nor to the Knowledge of Fidelity, is any such action or proceeding threatened, by any Governmental Authority in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Fidelity or any Fidelity Subsidiary in respect of any material deficiencies for any tax, assessment, or government charge.

5.9  Employee Plans.

(a)  All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of

Fidelity or Fidelity Subsidiaries (“Fidelity Employee Plans”) have been maintained, operated, and administered in compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws. With respect to each Fidelity Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the Fidelity Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (i) has been determined by the IRS to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither Fidelity nor any of Fidelity Subsidiary has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (g) no pension plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of 413(c) of the Code. Neither Fidelity nor any Fidelity Subsidiary has incurred any liability to the PBGC with respect to any “single-employer plan” within the meaning of action 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Fidelity nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. There is no basis for any Person to assert that Fidelity or any of its Subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Fidelity Employee Plan, (A) there is no liability on the part of Fidelity or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy were terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Fidelity, no such proceeding with respect to any such insurer is imminent. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (A) constitute a stated triggering event under any Fidelity Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Fidelity or any of its subsidiaries to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing. Neither Fidelity nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Fidelity Employee Plan. There are no restrictions on the rights of Fidelity or Fidelity Subsidiaries to amend or terminate any such Fidelity Employee Plan without incurring any liability thereunder.

(b)  Fidelity and Fidelity’s Subsidiaries have accrued expenses for the value of all of the “benefit liabilities” due and owing or to become due and owing under any and all non-qualified plans as of the end of the most recent fiscal quarter end and will have accrued expenses for the value of all of the “benefit liabilities” due and owing or to become due and owing under any and all non-qualified plans as of the Effective Time, calculated on the basis of appropriate actuarial assumptions. Any “Rabbi Trusts” maintained by Fidelity for the benefit of the participants in Fidelity’s non-qualified plans has adequate balances to pay any and all “benefit liabilities” due or owing or to become due and owing under any and all non-qualified plans following a change in control, as such term may be defined in each and every plan.

5.10  Material Contracts.  Except as disclosed in Fidelity Reports, neither Fidelity nor any Fidelity Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any Person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Fidelity or any Fidelity Subsidiary or the guarantee by Fidelity or any Fidelity Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Fidelity with the Commission as of the date of this Agreement, (d) any contract, agreement, license, lease or sublease (each, a “Branch Lease”) relating to the use or occupancy of a Fidelity or a Fidelity Subsidiary branch that will require Fidelity or such Fidelity Subsidiary to obtain the prior consent of the lessor as a result of the transactions contemplated hereunder (each, a “Landlord Consent”), or (e) any contract, agreement, plan, policy or understanding providing for aggregate payments in excess of $100,000 that by its terms is affected (including, but not limited to, accelerated vesting or payment, setting of benefits, change in payment, establishing benefits or payments) by a change in control (as to items (a)-(e), collectively, the “Fidelity Contracts”). Neither Fidelity nor any Fidelity Subsidiary is in default under any Fidelity Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither Fidelity nor any Fidelity Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Fidelity or any Fidelity Subsidiary the subject of a proceeding asserting that is or any Fidelity Subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Fidelity Subsidiary pending or, to the Knowledge of Fidelity, threatened.

5.11  Absence of Certain Changes or Events.  Except as disclosed in Fidelity Reports filed by Fidelity with the Commission prior to the date of this Agreement, since December 31, 2005, there has not been any change in the financial condition, results of operations or business of Fidelity or any Fidelity Subsidiary which would, to the Knowledge of Fidelity, or in the future have a Material Adverse Effect.

5.12  Litigation.  There is no suit, action or proceeding pending, or, to the Knowledge of Fidelity, threatened against or affecting Fidelity or any Fidelity Subsidiary which, if decided adversely to Fidelity, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator, outstanding, or to the Knowledge of Fidelity, threatened against Fidelity or any Fidelity Subsidiary having, or which would, to the Knowledge of Fidelity, now or in the future have, a Material Adverse Effect.

5.13  Compliance with Laws and Orders.

(a)  Fidelity and each Fidelity Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law, statute, order, rule, regulation, policy or guideline of any Governmental Authority relating to Fidelity or Fidelity Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(b)  Except as disclosed in Fidelity Reports filed by Fidelity with the Commission prior to the date of this Agreement, the businesses of Fidelity and each Fidelity Subsidiary are not being conducted in violation of any Law or Governmental Order of any Governmental Authority (including, without limitation, in the case of a Fidelity Subsidiary that is a thrift, all Laws pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, to the Knowledge of Fidelity, will not, have a Material Adverse Effect. Fidelity’s Subsidiaries that are thrifts are not in violation of those Laws applicable to depository institutions, and corresponding regulations and policies relating to the CRA, privacy Laws, the BSA or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to Fidelity or any Fidelity Subsidiary is pending or, to the Knowledge of Fidelity, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

(c)  Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, Fidelity and each Fidelity Subsidiary have properly administered all accounts for which acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal Law and common law. None of Fidelity, any Fidelity Subsidiary, or any director, officer or employee of Fidelity or of any Fidelity Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

5.14  Agreements with Regulators, Etc.  Neither Fidelity nor any Fidelity Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) materially delays the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Fidelity been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Fidelity nor any Fidelity Subsidiary is required by Section 32 of the FDIA to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. To the Knowledge of Fidelity, there is no reason why the regulatory approvals referred to in Section 5.6(c) above should not be obtained.

5.15  Tax Treatment.  As of the date hereof, to the Knowledge of Fidelity there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.16  Fees.  Except for fees paid and payable to Keefe Bruyette & Woods, Inc. (“KBW”), neither Fidelity nor any Fidelity Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement. Attached as Schedule 5.16 to the Fidelity Disclosure Letter, is a true, accurate and complete copy of the engagement letter between Fidelity and KBW for any fees paid and payable by Fidelity to KBW, in connection with, or as a result of, the transactions contemplated by this Agreement. As of the date of this Agreement, Fidelity has received an opinion of KBW, issued to the board of directors of Fidelity, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of Fidelity Common Stock.

5.17  Fidelity Action.  The board of directors of Fidelity (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of Fidelity and its stockholders, (b) approved this Agreement and the transactions contemplated herein, including the Merger, and (c) has directed that the Merger be submitted for consideration by Fidelity’s stockholders at the Fidelity Meeting. The board of directors of Fidelity has approved the transactions contemplated herein and taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions described herein from, any provision of the DGCL that purports to limit or restrict business combinations or the ability to acquire or to vote shares and any other applicable state business combination or anti-takeover provisions of Fidelity’s certificate of incorporation and by-laws.

5.18  Vote Required.  The affirmative vote of a majority of the outstanding shares of Fidelity Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Fidelity capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

5.19  Material Interests of Certain Persons.  Except as disclosed in Fidelity’s Reports, no officer or director of Fidelity, or any Associate of any such officer or director, has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Fidelity or any of its Subsidiaries that is required to be disclosed under the requirements of the Exchange Act.

5.20  Environmental Matters.  To the Knowledge of Fidelity (i) neither Fidelity nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) none of the Loan Portfolio Properties, Trust Properties and Other Properties of Fidelity or any Fidelity Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the Knowledge of Fidelity, threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Fidelity or any Fidelity Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

5.21  Labor Matters.  (a) Fidelity or its Subsidiaries are not engaged in, and have not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting Fidelity or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the Knowledge of Fidelity, are threatened; (e) no collective bargaining agreement exists which is binding on Fidelity and/or its Subsidiaries; (f) neither Fidelity nor its Subsidiaries have experienced during the seven (7) years prior to the date of this Agreement any material work stoppage or other material labor difficulty; and (g) neither Fidelity nor its Subsidiaries are delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

5.22  Minute Books.  The minute books of Fidelity and each Fidelity Subsidiary contain with respect to all meetings and actions that occurred during the period from January 1, 1996 through and including July 15, 2006 and will contain at Closing with respect to meetings and actions occurring after July 15, 2006, accurate records of all corporate actions of their respective stockholder(s) and boards of directors (including committees of the board of directors), and the signatures contained therein are true signatures of the persons whose signatures they represent.

5.23  Loans.  Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, all of the loans, leases, installment sales contracts and other credit transactions on the books of Fidelity and the Fidelity Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, neither the terms of such loans, leases, installment sales contracts and other credit transactions, nor any of the documentation evidencing such transactions, nor the manner in which such loans, leases, installment sales contracts and other credit transactions have been administered and serviced, nor Fidelity’s procedures and practices of approving or rejecting applications for such transactions, violates any federal, state or local Law applicable thereto, including without limitation the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the

Equal Credit Opportunity Act, as amended, and state Laws relating to consumer protection, installment sales and usury.

5.24  Transactions.  None of Fidelity or any of its Subsidiaries has entered into any contract, agreement or is subject to any Governmental Order, subject to any restrictions concerning (i) any of its businesses, (ii) businesses it may engage in, (iii) the conduct of its business, (iv) customers it may solicit or accept business from or (v) Persons it may solicit for employment or hire.

5.25  State Takeover Statutes.  Fidelity is exempt from and the Merger shall not be subject to any state takeover Law.

5.26  Real Property.

(a)  Section 5.26 of the Fidelity Disclosure Letter identifies each parcel of real property owned (“Owned Real Property”) or occupied by Fidelity or a Fidelity Subsidiary (collectively “Real Estate”) and accompanying the Fidelity Disclosure Letter is a complete copy of each lease pertaining to Real Estate to which Fidelity or a Fidelity Subsidiary is a party.

(b)  To the Knowledge of Fidelity, the building, structures and improvements located on, fixtures contained in, and appurtenances attached to, each Real Estate conform and are in compliance, in all material respects, with all applicable Laws, including Environmental Laws and the Americans With Disabilities Act. Fidelity has not received any notice from a lessor, any Governmental Authority or any other Person requiring any work or repairs to Real Estate that the tenant has not completed in compliance with such notice. To the Knowledge of Fidelity, in their present state of repair all structural and mechanical components of the facilities serving the Real Estate (including the roof, all heating, ventilation, plumbing and electrical systems used in the operation thereof) are adequate for Fidelity’s or the applicable Fidelity Subsidiary’s purposes, and sufficient to permit the use of the Real Estate in a manner consistent with Fidelity’s or the applicable Fidelity Subsidiary’s past practice.

5.27  Sarbanes-Oxley Act.  Fidelity is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

5.28  Notice of Breach or Potential Breach.  Fidelity shall promptly notify National City of any change, circumstance or event which would cause any of the representations or warranties made by Fidelity pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents Fidelity from complying with any of its obligations hereunder. To the Knowledge of Fidelity, there is no fact or development that would have a Material Adverse Effect, or which might in the future, in Fidelity’s reasonable judgment, have a Material Adverse Effect, on Fidelity’s or its Subsidiaries’ continuing business, which has not been set forth in this Agreement, the Fidelity Reports or the Fidelity Disclosure Letter.

5.29  Disclosure.  No representation or warranty by Fidelity in this Agreement after giving effect to the disclosures set forth in the Fidelity Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by National City of a breach of representation, warranty, covenant, agreement or obligation of Fidelity hereunder will not be affected by any investigation conducted by National City with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

VI.  COVENANTS

6.1  Acquisition Proposals.  Fidelity and each Fidelity Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) other than purchases or sales of loans or securities in the ordinary course of its business consistent with past practice, solicit or initiate any proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of or any securities of (including any tender offer or exchange offer), or any proposal for merger, consolidation or business combination recapitalization, liquidation, dissolution or similar transaction involving Fidelity or a Fidelity Subsidiary (such transactions are referred to herein as “Acquisition Transactions”) or (ii) except to the extent that the board of directors of Fidelity determines in good faith, after consultation with outside legal counsel, in the exercise of its fiduciary duties in accordance with applicable Law, to participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 6.1 shall restrict or prohibit any disclosure by Fidelity that is required in any document to be filed with the Commission after the date of this Agreement or any disclosure that, the board of directors of Fidelity determines in good faith, after consultation with outside legal counsel, is otherwise required under applicable Law. Fidelity will, and cause each Fidelity Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Fidelity will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Fidelity or any Fidelity Subsidiary.

6.2  Interim Operations of Fidelity.  During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or as otherwise approved expressly in writing by National City (which approval will not be unreasonably withheld or delayed), Fidelity agrees for itself and its Subsidiaries as follows:

(a)  Conduct of Business.  Fidelity shall, and shall cause each Fidelity Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Fidelity shall use reasonable efforts to preserve intact the business organization of Fidelity and each Fidelity Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Fidelity or any Fidelity Subsidiary. Other than in the ordinary course of business consistent with past practice, Fidelity shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, entering into short-term borrowings with federal home loan banks, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (iii) make any loan or advance. Fidelity shall not, and shall not permit any of the Fidelity Subsidiaries to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization.

(b)  Certificates and By-Laws.  Fidelity shall not and shall not permit any Fidelity Subsidiary to make any change or amendment to their respective certificates of incorporation or by-laws (or comparable governing instruments) in a manner that would materially and adversely effect either party’s ability to consummate the Merger or the economic benefits of the Merger to either Party.

(c)  Capital Stock.  Fidelity shall not, and shall not permit any Fidelity Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted prior to the date of this Agreement pursuant to the Fidelity Option Plan) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Fidelity nor any Fidelity Subsidiary shall grant any awards under any Fidelity Employee Plan, including, without limitation, stock options, restricted stock, stock units or stock.

(d)  Dividends.  Fidelity shall not, and shall not permit any Fidelity Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property)

with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) regular quarterly cash dividends in an amount not to exceed $0.08 per share of Fidelity Common Stock payable on the regular historical payment dates, (ii) dividends paid by any Fidelity Subsidiary to Fidelity or another Fidelity Subsidiary with respect to its capital stock between the date hereof and the Effective Time and (iii) regular quarterly cash dividends paid on the preferred stock of Fidelity Capital Trust II and Fidelity Capital Trust III. It is agreed by the Parties that they will cooperate to assure that, during any quarter, there shall not be a duplication of nor omission of payment of dividends to stockholders of Fidelity.

(e)  Employee Plans, Compensation, Etc.  Except as otherwise provided in this Agreement and Section 6.5(g) of the National City Disclosure Letter, Fidelity shall not, and shall not permit any Fidelity Subsidiary (i) to adopt or amend (except as required by Law (including as required to maintain qualification under Section 401(a) of the Code) or other contractual obligations existing on the date hereof so long as Fidelity provides advance written notice to National City of such adoption or amendment) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, (ii) (except for normal merit increases to employees in the ordinary course of business consistent with past practice not to exceed the limit set forth in Section 6.5(g) of the National City Disclosure Letter) to increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights), (iii) to promote any officer or employee or change the title of any officer or employee or (iv) to take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(f)  Certain Policies.  Fidelity will modify and change its loan, litigation, real estate valuation asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) immediately prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and U.S. GAAP and in a manner that does not violate applicable Law. Any modification or change made or action taken pursuant to this Section 6.2(f) shall not impact (by either increasing or decreasing) the benefits or bonuses to the officers, directors or employees of Fidelity or any Fidelity Subsidiary under the Fidelity Employee Plans. Fidelity’s representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

(g)  Other Operations.  During the period from the date of this Agreement to the Effective Time, Fidelity will not take any action that could (i) materially delay or adversely affect the ability of National City to obtain any approvals of Government Entities required to permit consummation of the Merger or (ii) materially and adversely affect its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(h)  Delivery of Monthly Financial Information.  Fidelity shall promptly after (i) the end of each month (and in no event later than twenty (20) days after the last day of such month) deliver to National City an unaudited balance sheet and a statement of income of Fidelity as of and for such month then ended (the “Monthly Financial Information”). The Monthly Financial Information shall be prepared on a basis consistent with the interim Fidelity Financial Statements.

6.3  Interim Operations of National City.  During the period from the date of this Agreement to the Effective Time, without the prior written consent of Fidelity, National City will not take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially and adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

6.4  Control of Other Party’s Business.  Nothing contained in this Agreement shall give National City, directly or indirectly, the right to control or direct the operations of Fidelity or shall give Fidelity, directly or indirectly, the right to control or direct the operations of National City prior to the Effective Time. Prior to the Effective Time, each of Fidelity and National City shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.5  Employee Matters.

(a)  Benefit Agreements.  National City shall honor, maintain and perform at and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable Law), all of Fidelity’s and Fidelity’s Subsidiaries’ vested obligations under Fidelity Employee Plans. This provision shall not be construed as precluding the merger of a Fidelity Employee Plan into a National City Employee Plan; provided, however, that National City shall have the right to delay the payment, or limit the form of payment of any amount under any Fidelity Employee Plan to the extent National City and Fidelity jointly and, in good faith, determine that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A of the Code and the regulations promulgated thereunder; provided, however, that any delay or limitation in the form of payment shall be no longer than reasonably necessary to avoid such adverse tax consequences and such payment shall be made, to the maximum extent possible, in accordance with the payment election so made, if any, or to give effect to the plan or agreement under which the payment is made.

(b)  Employment of Continuing Employees.  To the extent permitted by Law, National City agrees that it will use its reasonable best efforts so that each Person who is an employee of Fidelity or any Fidelity Subsidiary immediately prior to the Effective Time (individually, a “Continuing Employee” and, collectively, the “Continuing Employees”) shall be an employee of National City or one of its Subsidiaries as of the Effective Time. After the conversion of the Continuing Employees to National City’s welfare plans as contemplated by Section 6.5(d) below, each Continuing Employee, while employed by National City or one of its Subsidiaries, shall continue to receive base pay and benefits under the Eligible Plans that in the aggregate are no less favorable than the benefits under the Eligible Plans enjoyed generally by National City employees working in similar business lines.

(c)  Employment and Change in Control Agreements.  National City acknowledges that, and will cause the Surviving Corporation to acknowledge that, the consummation of the Merger shall be considered a “change in control” under the agreements set forth in Section 6.5(c) of the National City Disclosure Letter. The acceleration of the amounts required to be paid under this paragraph shall not be considered compensation, annual compensation or final monthly compensation for purposes of increasing any payment made under any employment, change in control or other severance agreement or any nonqualified deferred compensation plan to which such person is a party.

(d)  Participation in National City Employee Plans.  As soon as practicable after the Effective Time, National City and its Subsidiaries shall cause the Continuing Employees, while employed by National City or any of its Subsidiaries, to be eligible to participate in the plans listed in Section 6.5(d) of the National City Disclosure Letter (the “Eligible Plans”) that similarly situated National City employees participate. In the event that applicable Law or the terms of National City Employee Plans do not permit immediate eligibility for the Continuing Employees for any Eligible Plans, the Continuing Employees shall be eligible to participate in such Eligible Plan as of the earliest eligibility date. Prior to such time as a Continuing Employee becomes eligible to participate in the Eligible Plans, National City covenants that it will sponsor and maintain the Fidelity Employee Plans as listed in Section 6.5(d) of the National City Disclosure Letter to permit the continued participation of Continuing Employees to the extent permitted by contract and Law in the best efforts of National City to avoid a gap in coverage.

(e)  Credit for Service.  For purposes of all Eligible Plans covering Continuing Employees or any of their dependents or beneficiaries, National City shall credit or shall cause Surviving Corporation to credit the Continuing Employees with all service with, Fidelity or any Fidelity Subsidiaries for purposes of eligibility and vesting as if such service had been performed for National City, but not for purposes of eligibility, vesting or benefits under National City’s retiree welfare benefit plan and the National City Non-Contributory Retirement Plan. Notwithstanding anything herein to the contrary, years of service for Fidelity or any Fidelity Subsidiary shall be counted for benefit accrual purposes under National City’s vacation pay plan and National City Severance Benefit Plan to which a Continuing Employee may become subject.

(f)  Severance Upon Termination of Continuing Employee.  If a Continuing Employee is terminated without cause at or after the Effective Time by National City or any of its Subsidiaries, (i) on or prior to the first anniversary of the Effective Time, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries that would have been paid under the severance benefit plan or program of Fidelity applicable to such Continuing Employee immediately prior to the Effective Time, and (ii) after the first anniversary of the Effective Time, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries in accordance with the National City Severance Benefit Plan for similarly situated employees.

(g)  Additional Agreements.  Notwithstanding anything to the contrary in this Agreement, Fidelity and National City shall take all actions necessary to enact the items set forth on Section 6.5(g) of the National City Disclosure Letter, and Section 6.5(g) of the National City Disclosure Letter shall be deemed incorporated into this Section 6.5(g).

(h)  Employee Stock Ownership Plan.  Promptly after the execution of this Agreement, Fidelity shall take such action as is necessary in order to seek a favorable determination letter on the termination of Fidelity’s employee stock ownership plan (“ESOP”) in accordance with the ESOP’s provisions. As of or immediately prior to the Effective Time, the ESOP would be terminated in accordance with its provisions and any terminating amendments, and the outstanding balance of the ESOP loan would be repaid with the merger consideration received on shares held in the suspense account (i.e., the account that holds shares purchased with the ESOP loan prior to allocation to participants). Any remaining merger consideration in the ESOP suspense account will be allocated to participants’ accounts upon the repayment of the ESOP loan. Promptly upon the latter of (i) the receipt of the favorable determination letter and (ii) the Effective Time, the ESOP account balances shall be distributed to the ESOP participants.

6.6  Access and Information.  Upon reasonable notice, National City and Fidelity shall, and shall cause its respective Subsidiaries to, afford to the other party hereto and its representatives (including, without limitation, directors, officers and employees of such investigating party and its Affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such investigating party may reasonably request; provided, however, that a party shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the advice of counsel, to result in the loss or impairment of any privilege generally recognized under Law with respect to such information, (ii) would be precluded by any Law or Governmental Order of any Governmental Authority, or (iii) subject to Section 6.1 above, relates to confidential board deliberations relating to such Party’s discussions of this Agreement or an Acquisition Proposal. Any claim by a Party for a breach of representation, warranty, covenant, agreement or obligation of such Party hereunder shall not be affected by any investigation conducted by such Party with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. All information contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreement.

6.7  Certain Filings, Consents and Arrangements.  National City and Fidelity each shall (a) by a date mutually agreeable to the parties, make any required filings and applications required to be filed with Governmental Authorities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant Law and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations, and (c) deliver to the other Party copies of the publicly available portions of all such reports promptly after they are filed.

6.8  State Takeover Statutes.  Fidelity shall take all necessary steps to (i) exempt Fidelity and the Merger from the requirements of any state or federal takeover Law by action of Fidelity’s board of directors or otherwise and (ii), upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover Law.

6.9  Indemnification.

(a)  From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Fidelity or any Fidelity Subsidiary (the “D&O Indemnitees”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Fidelity, any of the Fidelity Subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, National City shall assume and honor any obligation Fidelity had immediately prior to the Effective Time with respect to the indemnification of each such D&O Indemnitee against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each D&O Indemnitee to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). National City’s obligations under this Section 6.9(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(b)  National City agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Fidelity and the Fidelity Subsidiaries, and their respective heirs and assigns (the “Covered Parties”) as provided in their respective articles or certificate of incorporation or code of regulations or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

(c)  National City, from and after the Effective Time, shall (i) cause the Persons who served as directors or officers of Fidelity and the Fidelity Subsidiaries on or before the Effective Time to be covered by Fidelity’s existing directors’ and officers’ liability insurance policy or an equivalent “tail” directors and officers liability insurance policy for a period of not less than six (6) years from the Effective Time (provided, that National City may maintain policies that provide at least similar coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the “Insurance Policies”); provided, however, that (i) after the first year of coverage under the Insurance Policies, National City shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 6.9(c) for the Insurance Policies to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by Fidelity for its current premiums for such insurance (the “Insurance Expense Cap”), and (ii) National City shall use its reasonable best efforts to obtain the Insurance Policies commencing on the Effective Time and, within the Insurance Expense Cap, keep such Insurance Policies in effect until the sixth anniversary of the Effective Time. If National City is unable to obtain such Insurance Policy with the coverage required hereby within the Insurance Expense Cap, then National City shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable.

(d)  If National City or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or

(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of National City assume the obligations set forth in this Section 6.9.

(e)  The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, as the case may be, each Indemnitee or director or officer of Fidelity and each Fidelity Subsidiary and their respective heirs, representatives and assigns. National City agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any such Person or his or her personal representatives in successfully enforcing the obligations of National City under this Section 6.9. The provisions of this Section 6.9 shall survive the Closing for an indefinite period of time and are in addition to any other rights to which a D&O Indemnitee may be entitled.

6.10  Additional Agreements.

(a)  Subject to the terms and conditions herein provided, each Party agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities or Persons, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals, except Fidelity shall use its best efforts to take or obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities or Persons for the contracts identified on Section 6.10(a) of the National City Disclosure Letter.

(b)  Each Party covenants, for itself and its Affiliates, not to take intentionally any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on National City or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the Parties to obtain any approval required for the consummation of the Merger without imposition of conditions or restrictions.

(c)  Notwithstanding anything to the contrary in this Agreement, Fidelity and National City shall take all actions necessary to enact the items set forth on Section 6.10(c) of the National City Disclosure Letter, and Section 6.10(c) of the National City Disclosure Letter shall be deemed incorporated into this Section 6.10(c).

6.11  Publicity.  The initial press release announcing this Agreement shall be a joint press release and thereafter Fidelity and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, including, any statements or announcements to employees or customers of Fidelity, and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto.

6.12  Registration Statement.  National City shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following receipt of final comments from the Staff of the Commission on the Proxy Statement (or advice that such Staff will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of such Registration Statement. National City shall also take any action required to be taken under state blue sky or securities Laws in connection with the issuance of the National City Common Stock pursuant to the Merger, and Fidelity shall promptly furnish National City all information concerning Fidelity and the holders of its capital stock and shall take any action as National City may reasonably request in connection with any such action.

6.13  Proxy Statement.  As soon as practicable after the date hereof, Fidelity shall prepare the Proxy Statement. Promptly after the Registration Statement becomes effective, Fidelity shall mail the Proxy

Statement to all holders of shares of Fidelity Common Stock. National City and Fidelity shall reasonably cooperate with each other in the preparation of the Registration Statement.

6.14  Stock Exchange Listings.  National City shall assure that the National City Common Stock to be issued pursuant to the Merger is properly listed on the New York Stock Exchange.

6.15  Stockholders’ Meeting.  Fidelity shall take all action necessary, in accordance with applicable Law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of Fidelity Common Stock (the “Fidelity Meeting”) as promptly as practicable for the purpose of considering and taking action upon this Agreement. Unless the board of directors of Fidelity shall have determined in good faith, after consultation with outside legal counsel, that making such a recommendation would cause the board of directors of Fidelity to violate its fiduciary duty under applicable Law, the board of directors of Fidelity shall recommend that the holders of Fidelity Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Fidelity Meeting.

6.16  Tax-Free Reorganization Treatment.  Neither National City nor Fidelity shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.17  Section 16.  National City and Fidelity agree that, in order to most effectively compensate and retain Fidelity Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Fidelity Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Fidelity Common Stock and Unexercised Options into Merger Consideration, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. “Fidelity Insiders” shall mean those officers and directors of Fidelity who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Fidelity shall, reasonably promptly following the date hereof, provide to National City a list of (a) the Fidelity Insiders, (b) the number of shares of National City Common Stock expected to be received pursuant to the Merger, as appropriate, by each Fidelity Insider at the Effective Time on account of shares of Fidelity Common Stock thereon, reasonably expected to be held by such Fidelity Insider immediately prior to the Effective Time and (c) a description of the material terms of such Unexercised Options. Prior to the Effective Time, (x) Fidelity’s board of directors shall take such actions consistent with the Commission’s interpretive guidance to approve the disposition of shares of Fidelity Common Stock and Unexercised Options thereon, by each Fidelity Insider for purposes of Rule 16b-3(e) such that the deemed “sale” of such shares of Fidelity Common Stock and Fidelity Options thereon by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act, and (y) the National City board of directors shall take such action consistent with the Commission’s interpretive guidance to approve the acquisition of shares of National City Common Stock by each director and officer of National City for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed “purchase” of such shares of National City Common Stock, by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act.

6.18  Title Examinations.  As soon as practicable but in no event later than October 31, 2006, Fidelity shall cause, at its sole cost and expense, a title company, mutually acceptable to National City and Fidelity, to deliver title examinations for each Owned Real Property.

VII.  CLOSING MATTERS

7.1  The Closing.  Subject to satisfaction or waiver of all conditions precedent set forth in Article VII below, the closing (the “Closing”) shall occur at such location mutually agreeable to the Parties and on a date (the “Closing Date”) which is seven (7) Business Days after the latest of:

(a)  January 5, 2007;

(b)  the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Authorities; and

(c)  the date the required approvals of Fidelity’s stockholders have been obtained,

or such other date to which the Parties agree in writing. If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Authorities to effect the Closing.

7.2  Documents and Certificates.  National City and Fidelity shall use their respective reasonable best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

VIII.  CONDITIONS

8.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)  The Merger shall have been approved and adopted by the requisite vote of the holders of shares of Fidelity Common Stock.

(b)  The shares of National City Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange.

(c)  All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Authority (collectively, “Consents”) which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain of which would not have a Material Adverse Effect to, National City and National City’s Subsidiaries taken as a whole or Fidelity and Fidelity Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no Consent shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

(d)  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; provided, however, that prior to June 30, 2007, the fact that a stop order has been issued and remains in effect shall not be the sole basis for termination of this Agreement by a Party pursuant to Sections 9.1(d) or 9.1(e) of this Agreement so long as the other party is taking, or cooperating in taking, all commercially reasonable actions to obtain the lifting of such stop order.

(e)  No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect; provided, however, that prior to the earlier of (i) June 30, 2007 or (ii) the time at which such injunction or order becomes final and non-appealable, the entry of any such injunction or order shall not be the sole basis for termination of this Agreement by a Party pursuant to Section 9.1(d) of this Agreement so long as the other Party is taking, or cooperating in taking, all commercially reasonable actions to cause such injunction or order to be appealed, vacated, lifted or otherwise modified to permit the Merger to become effective.

(f)  Jones Day (“Jones Day”) shall have delivered to Fidelity and National City, respectively, their opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by National City or Fidelity as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of Fidelity who exchange their shares of Fidelity Common Stock solely for shares of National City Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in shares of National City Common Stock); (iii) the tax basis of the shares of National City Common Stock received by stockholders who exchange all of their shares of Fidelity Common Stock solely for shares of National City Common Stock in the Merger will be the same as the tax basis of the shares of Fidelity Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of National City Common Stock received in the Merger will include the period during which the shares of Fidelity Common Stock surrendered in exchange therefor were held, provided such shares of Fidelity Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Fidelity, National City, and others.

8.2  Conditions to Obligation of Fidelity to Effect the Merger.  The obligation of Fidelity to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a)  National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

(b)  The representations and warranties of National City contained in this Agreement shall be true and correct when made and shall be true and correct as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times.

(c)  National City shall have furnished Fidelity a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the Knowledge of National City, the conditions set forth in Subsections 8.2(a) and 8.2(b) above have been satisfied.

8.3  Conditions to Obligation of National City to Effect the Merger.  The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a)  Fidelity shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

(b)  The representations and warranties of Fidelity contained in this Agreement shall be true and correct when made and shall be true and correct as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times.

(c)  Fidelity shall have furnished National City a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Fidelity that, to the Knowledge of Fidelity, the conditions set forth in Subsections 8.3(a) and 8.3(b) above have been satisfied.

IX.  TERMINATION

9.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any approval or adoption of this Agreement by the stockholders of Fidelity:

(a)  by mutual written consent of the board of directors of National City and the board of directors of Fidelity;

(b)  by National City or Fidelity if the Merger shall not have been consummated on or before June 30, 2007 and such terminating party is not in material breach hereof;

(c)  by National City or Fidelity if the condition specified in Section 8.1(a) has not been met.

(d)  by National City or Fidelity if any of the conditions specified in Sections 8.1(b), (c), (d) or (e) have not been met or waived by Fidelity and National City at such time as such condition can no longer be satisfied;

(e)  by National City or Fidelity if the condition specified in Section 8.1(f) has not been met or waived by National City and Fidelity, and an equivalent opinion from a nationally recognized law firm reasonably acceptable to the Parties within thirty (30) days of being notified that Jones Day is unwilling or unable to provide the opinion set for in Section 8.1(f);

(f)  by Fidelity (i) if any condition specified in Sections 8.2 (b) or (c) above has not been met or waived by Fidelity at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.2(a) has not been met or waived by Fidelity, but in connection with this clause (ii) only after Fidelity has furnished written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007;

(g)  by National City (i) if any condition specified in Sections 8.3 (b) or (c) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.3(a) has not been met or waived by National City, but in connection with this clause (ii) only after National City has furnished written notice to Fidelity of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007;

(h)  by National City or Fidelity if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(i)  by National City if the Fidelity Meeting shall not have been convened by the later of (A) November 30, 2006 or (B) sixty-five (65) days after the Registration Statement becomes effective;

(j)  by National City, if after recommending that the stockholders of Fidelity approve and adopt this Agreement, the board of directors of Fidelity shall have withdrawn, modified or amended such recommendation in any manner adverse to National City, except for a withdrawal, modification or amendment following (i) a breach of a representation or warranty of National City contained in this Agreement, (ii) a failure of National City to perform in all material respects its covenants contained in this Agreement, but only after Fidelity has furnished National City written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007, or (iii) a Material Adverse Effect occurring with respect to National City;

(k)  by National City if the board of directors of Fidelity does not publicly recommend in the Proxy Statement that Fidelity’s stockholders approve and adopt the Agreement, except for the failure to make a recommendation following (i) a breach of a representation or warranty of National City contained in this Agreement, (ii) a failure of National City to perform in all material respects its covenants contained in this Agreement, but only after Fidelity has furnished National City written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007, or (iii) a Material Adverse Effect occurring with respect to National City;

(l)  by National City if the board of directors of Fidelity shall have recommended to the stockholders of Fidelity an Acquisition Transaction with a third party or shall have resolved to do so or shall have entered into any agreement for the consummation of an Acquisition Transaction with a third party;

(m)  by National City if a tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty-five percent (25%) or more of any class of equity securities of Fidelity is commenced, and the board of directors of Fidelity fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that Fidelity or any of the other Persons described in Section 6.1 has taken any of the actions set forth in Section 6.1 in compliance with the terms of Section 6.1, together with a statement that the board of directors of Fidelity continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation of this Agreement;

(n)  by National City, if Fidelity shall have suffered a Material Adverse Effect that cannot be cured within thirty (30) days the occurrence of the action or event that gave rise to Material Adverse Effect, and National City is not the cause of the Material Adverse Effect; or

(o)  by Fidelity, if National City shall have suffered a Material Adverse Effect that cannot be cured within thirty (30) days the occurrence of the action or event that gave rise to Material Adverse Effect, and Fidelity is not the cause of the Material Adverse Effect.

9.2  Effect of Termination.

(a)  In the event of termination of this Agreement by any Party as provided in Section 9.1 above, this Agreement shall forthwith become void and there shall be no liability on the party of either Party except (i) as set forth in this Section 9.2, all of Sections 10.1 and 10.4, and the last sentence of Section 6.6, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

(b)  In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the Parties hereto agree that Fidelity shall pay to National City a termination fee of $31 million (the “National City Termination Fee”) in the manner set forth below, if this Agreement is terminated:

(A)  Each of (1) pursuant to (I) Sections 9.1(g) or (i) above or (II) pursuant to Sections 9.1(d) (solely with respect to Section 8.1 (e)) or (h) as a result of any third Person or its Affiliate having initiated or instigated any such proceedings and if such third Person or its Affiliate announces its intent to engage in a bona fide Acquisition Transaction as determined by the board of directors of Fidelity in good faith, after consultation with outside legal counsel and financial consultants, and (2) if within eighteen (18) months following the effective date of termination described in Section 9.2 (b)(A)(1), Fidelity or any Fidelity Subsidiary enters into any agreement, contract, letter of intent or understanding with a third Person relating to any direct or indirect acquisition or purchase by such Person of Fidelity, any Fidelity Subsidiary or any business line of Fidelity or any equity securities of Fidelity or of any Fidelity Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Fidelity or any Fidelity Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Fidelity or any Fidelity Subsidiary; or

(B)  pursuant to Section 9.1(j), (k), (l) or (m).

(c)  If the Merger is consummated, all costs and expenses incurred by the Parties in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

(d)  Nothing contained in Section 9.2(b) shall constitute or shall be deemed to constitute liquidated damages for the willful breach by Fidelity of the terms of this Agreement.

X.  MISCELLANEOUS

10.1  Non-Survival of Representations, Warranties and Agreements.  The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 9.1, as the case may be; provided, however, that if the Merger is consummated, Sections 2.6, 3.1 3.2, 6.5, 6.9 and 6.16 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that all of this Section 10.1, the last sentence of Section 6.6 and all of Sections 9.1, 9.2 and 10.4 will in all events survive any termination of this Agreement.

10.2  Waiver and Amendment.  Subject to applicable provisions of the DGCL, any provision of this Agreement may be waived at any time by the Party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 10.2 and is signed by the Party or Parties sought to be bound thereby.

10.3  Entire Agreement.  This Agreement, the Confidentiality Agreement and Disclosure Letters contain the entire agreement between National City and Fidelity with respect to the Merger and the other transactions contemplated hereby, and supersede all prior agreements between the Parties with respect to such matters.

10.4  Applicable Law; Consent to Jurisdiction.  This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware. National City and Fidelity consent to personal jurisdiction in any action brought in any federal or state court within the city of Cleveland, Ohio, having subject matter jurisdiction in the matter for purposes of any action arising out of this Agreement.

10.5  Notices.  All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

If to Fidelity to:

Fidelity Bankshares, Inc.
205 Datura Street
West Palm Beach, Florida 33401
Attention: Vince A. Elhilow
Chairman, President and Chief Executive Officer
Fax No. (561) 803-9985

With copies to:

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 400
Washington, DC 20015
Attention: Eric Luse, Esq. and Alan Schick, Esq.
Fax No. (202) 362-2902

If to National City to:

National City Corporation
P. O. Box 5756
Cleveland, Ohio 44101-0756
Attention: Chairman of the Board
Fax No. (216) 222-2336

With a copy to:

National City Corporation
Law Department
P. O. Box 5756
Cleveland, Ohio 44101-0756
Attention: General Counsel
Fax No. (216) 222-2336

or to such other address as a Party may have furnished to the other Party in writing in accordance with this Section 10.5.

10.6  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

10.7  Parties in Interest; Assignment.  Except for Section 3.5 above (which is intended to be for the benefit of the holders of Unexercised Options under the Fidelity Option Plan to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons) and Sections 6.5 and 6.9 hereof (which is intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons), this Agreement is not intended to nor will it confer upon any other Person (other than the parties hereto) any rights or remedies. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Except as herein expressly provided, without the prior written consent of the other Party, neither National City nor Fidelity shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other Party shall be null and void.

10.8  Expenses.  Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.9  Severability.  If any term or other provision of this Agreement is determined by judicial order or bank regulatory authority to be invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

10.10  Update and Supplement to Disclosure Letters.  Fidelity and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose other information or exceptions to one or more representations or warranties contained in Article IV hereof in the case of National City and Article V hereof in the case of Fidelity which are a result of events which occur, or knowledge first obtained, after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (i) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date hereof, and (ii) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 8.3 in the case of National City, and Section 8.2 hereof in the case of Fidelity shall have been satisfied, and (iii) this Section 10.10 shall not relieve any party of its obligations under any covenant set forth herein.

10.11  Enforcement of the Agreement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

[Remainder of this page left intentionally blank]

Agreement and Plan of Merger Signature Page

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

FIDELITY BANKSHARES, INC. (“Fidelity”)

By:	/s/ Vince A. Elhilow
Vince A. Elhilow
Chairman, President and Chief Executive Officer

NATIONAL CITY CORPORATION (“National City”)

By:	/s/ Jeffrey D. Kelly
Jeffrey D. Kelly
Vice Chairman and Chief Financial Officer

Appendix B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

July 26, 2006
The Board of Directors
Fidelity Bankshares, Inc.
205 Datura Street
West Palm Beach, FL 33401

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Fidelity Bankshares, Inc. (“Fidelity”) of the consideration offered in the proposed merger (“the Merger”) with National City Corporation (“National City”) pursuant to the Agreement and Plan of Merger, dated as of July 26, 2006, among Fidelity and National City (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.10 per share, of Fidelity (the “Common Shares”) will be converted into $39.50 in cash or 1.0977 shares of National City common stock, par value $4.00 per share, with 50% of the Common Shares receiving cash and 50% of the Common Shares receiving National City common stock (the “Merger Consideration”). Holders of the Common Shares may elect to receive shares of National City common stock or cash, but the total Merger Consideration each holder may receive is subject to an allocation process as set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of these enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Fidelity and National City, and as an active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Fidelity and National City for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion, we have disclosed it to you. KBW has also disclosed to you that we may seek to earn investment banking fees from National City in the future. We have acted exclusively for you, the Board of Directors of Fidelity, in rendering this fairness opinion, and this opinion does not constitute a recommendation to any stockholder of Fidelity as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. We will receive a fee from Fidelity for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Fidelity and National City and the Merger.

In the course of our engagement as financial advisor we have, among other things:

i.	reviewed the Agreement;

ii.	reviewed certain historical financial and other information concerning National City, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iii.	reviewed certain historical financial and other information concerning Fidelity, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iv.	held discussions with members of senior management of Fidelity and National City regarding past and current business operations, regulatory matters, financial condition and future prospects;

v.	reviewed earnings per share estimates for the years ending December 31, 2006 and 2007 published by First Call and discussed them with management of National City;

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559

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vi.	reviewed earnings per share estimates for the years ending December 31, 2006 and 2007 published by First Call and discussed them with management of Fidelity;

vii.	reviewed and studied the historical stock prices and trading volumes of the common stock of National City and Fidelity;

viii.	analyzed certain publicly available financial information and valuation multiples of other financial institutions deemed comparable or otherwise relevant, and compared National City and Fidelity to those institutions;

ix.	compared the financial terms of the Merger with the financial terms of certain other transactions deemed comparable or otherwise relevant; and

x.	performed other studies and analyses that we considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the respective managements of Fidelity and National City as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for National City and Fidelity are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any properties of National City or Fidelity, or examine or review any individual credit files.

In connection with rendering our opinion, we have also assumed that there has been no change material to our analysis in Fidelity’s or National City’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have also assumed in all respects material to our analysis that Fidelity and National City will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Fidelity and National City; (ii) the assets and liabilities of Fidelity and National City; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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REVOCABLE PROXY

FIDELITY BANKSHARES, INC.
SPECIAL MEETING OF STOCKHOLDERS
November 20, 2006

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders (“Meeting”) to be held at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, FL 33406 at 2:00 p.m., (local time) on Monday, November 20, 2006. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	AGAINST	ABSTAIN

1.	To consider and vote upon a proposal to approve the agreement and plan of merger by and between National City Corporation and Fidelity Bankshares, Inc., dated as of July 26, 2006, and all of the matters contemplated in the merger agreement, pursuant to which Fidelity Bankshares will merge with and into National City Corporation, with National City Corporation as the Surviving Corporation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	The potential adjournment of the special meeting of stockholders if necessary to solicit additional proxies.	☐	☐	☐
3.	Any other matter that may properly come before the special meeting of stockholders or any adjournment thereof.

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Special Meeting and a proxy statement/prospectus dated October 12, 2006.

Dated: , 2006	☐ Check Box if You Plan to Attend Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.

Vote By Telephone

Have your proxy card available when you call the Toll-Free Number 1-866-     -      using a touch-tone phone and follow the simple instructions to record your vote.

Vote By Internet

Have your proxy card available when you access the website www.proxyvotenow.com/fffl and follow the simple instructions to record your vote

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to:

Vote By Telephone	Vote By Internet	Vote By Mail
Call Toll-Free using a	Access the website and	Return your proxy in
Touch-Tone phone:	cast your vote:	the postage-paid
1-866- -	www.proxyvotenow.com/fffl	envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

If voting by mail, Proxy must be signed and dated below.
 Please fold and detach card at perforation before mailing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article VI of National City’s First Restatement of Bylaws, as amended through February 28, 2005, and Article Seventh of our Amended and Restated Certificate of Incorporation provides for broad indemnification of National City’s directors and officers. National City also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 21.	Exhibits

(a)	Exhibit Number and Description
2	Agreement and Plan of Merger by and between National City Corporation and Fidelity Bankshares, Inc., dated as of July 26, 2006 (included as Annex A to the proxy statement/prospectus).
3.1	Amended and Restated Certificate of Incorporation of National City Corporation dated April 13, 1999 (filed as Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference).
3.2	National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through February 28, 2005) (filed as Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed on February 28, 2005, and incorporated herein by reference).
3.3	Certificate of Designation Rights and Preferences of the Series D Non-voting Convertible Preferred Stock Without Par Value of National City Corporation (filed as Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
4.1	Amended and restated Certificate of Incorporation of National City Corporation dated April 13, 1999 (filed as Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference) related to capital stock of National City Corporation.
4.2	National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through February 28, 2005) (filed as Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed on February 28, 2005, and incorporated herein by reference) related to stockholder rights.
4.3	Certificate of Designation Rights and Preferences of the Series D Non-voting Convertible Preferred Stock Without Par Value of National City Corporation (filed as Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
4.4	National City agrees to furnish upon request to the Commission a copy of each instrument defining the rights of holders of Senior and Subordinated debt of National City.
5	Opinion of National City Corporation Law Department re Legality.*
8	Opinion of Jones Day re Tax Matters.
10.1	National City Corporation’s 1993 Stock Option Plan (filed as Exhibit 10.5 to Registration Statement No. 33-49823 and incorporated herein by reference).
10.2	National City Corporation Plan for Deferred Payment of Directors’ Fees, as Amended (filed as Exhibit 10.5 to Registration Statement No. 2-914334 and incorporated herein by reference).
10.3	National City Corporation Supplemental Executive Retirement Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.4	National City Corporation Amended and Second Restated 1991 Restricted Stock Plan (filed as Exhibit 10.9 to Registration Statement No. 33-49823 and incorporated herein by reference).
10.5	Form of grant made under National City Corporation 1991 Restricted Stock Plan in connection with National City Corporation Supplemental Executive Retirement Plan as Amended (filed as Exhibit 10.7 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
10.6	Form of contracts with David A. Daberko, William E. MacDonald III, Jon L. Gorney, Jeffrey D. Kelly, David L. Zoeller, Thomas A. Richlovsky, James P. Gulick, John D. Gellhausen, James R. Bell III, Peter E. Raskind, Philip L. Rice, Timothy J. Lathe, Shelley J. Seifert, Daniel J. Frate, Ted M. Parker, and Paul D. Geraghty (filed as Exhibit 10.29 to Registrant’s Form S-4 Registration Statement No. 333-45609 dated February 4, 1998, and incorporated herein by reference).
10.7	Split Dollar Insurance Agreement effective January 1, 1994, between National City Corporation and certain key employees (filed as Exhibit 10.11 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
10.8	National City Corporation 1997 Stock Option Plan as Amended and Restated effective October 22, 2001 (filed as Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
10.9	National City Corporation 1997 Restricted Stock Plan as Amended and Restated effective October 31, 2001 (filed as Exhibit 10.18 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
10.10	National City Corporation Retention Plan for Executive Officers, Amended and Restated effective January 1, 2005 (filed as Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).
10.11	Integra Financial Corporation Management Incentive Plan (filed as Exhibit 4.4 to Registrant’s Post-Effective Amendment No. 1 [on Form S-8] to Form S-4 Registration Statement No. 333-01697, dated April 30, 1996, and incorporated herein by reference).
10.12	National City Corporation Management Incentive Plan for Senior Officers, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.13 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).
10.13	National City Corporation Supplemental Cash Balance Pension Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.14 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).
10.14	The National City Corporation 2001 Stock Option Plan as Amended and Restated effective October 22, 2001 (filed as Exhibit 10.27 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
10.15	National City Corporation 2002 Restricted Stock Plan (filed as Exhibit A to Registrant’s Proxy Statement dated March 8, 2002, and incorporated herein by reference).
10.16	The National City Corporation Long-Term Deferred Share Compensation Plan effective April 22, 2002 (filed as Exhibit 10.33 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).
10.17	The National City Corporation Deferred Compensation Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.18 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).
10.18	Form of Agreement Not To Compete with David A. Daberko and William E. MacDonald III (filed as Exhibit 10.35 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

10.19	Visa® U.S.A. Inc. limited guaranty between National City Corporation and Visa® U.S.A. Inc. dated August 6, 2002 (filed as Exhibit 10.36 to Registrant’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2002, and incorporated herein by reference).
10.20	The National City Corporation Executive Savings Plan, as Amended and Restated effective January 1, 2003 (filed as Exhibit 10.32 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
10.21	The National City Corporation Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.33 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
10.22	Amendment No. 1 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.35 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
10.23	Amendment No. 1 to the Split Dollar Insurance Agreement effective January 1, 2003 (filed as Exhibit 10.37 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
10.24	Credit Agreement dated as of April 12, 2001, by and between National City and the banks named therein (filed as Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference) and the Assumption Agreement dated June 11, 2002 (filed as Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).
10.25	MasterCard International Incorporated limited guaranty between National City Corporation and MasterCard International Incorporated dated April 30, 2003 (filed as Exhibit 10.39 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
10.26	The National City Corporation Long-Term Cash and Equity Incentive Plan (filed as Exhibit 10.40 to the Registrant’s Quarterly Report on Form 10-Q for the quarter year ended September 30, 2005, and incorporated herein by reference).
10.27	National City Executive Long-Term Disability Plan (filed as Exhibit 10.41 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
10.28	Amendment No. 2 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.42 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).
10.29	Amendment No. 3 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.1 to the Registrant’s Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-61712 dated April 19, 2004, and incorporated herein by reference).
10.30	Amendment No. 4 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.3 to the Registrant’s Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-61712 dated April 19, 2004, and incorporated herein by reference).
10.31	Provident Financial Group, Inc. Deferred Compensation Plan (filed as Exhibit 10.22 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
10.32	Provident Financial Group, Inc. Outside Directors Deferred Compensation Plan (filed as Exhibit 10.24 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.33	Provident Financial Group, Inc. Supplemental Executive Retirement Plan (filed as Exhibit 10.25 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
10.34	The National City Corporation 2004 Deferred Compensation Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.35 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).
10.35	Amendment No. 5 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.61 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
10.36	Amendment No. 6 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.62 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).
10.37	Appendices AO, AP, AQ, and AR to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.63 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
10.38	Form of Restricted Stock Agreement (filed as Exhibit 10.64 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference).
10.39	Form of Restricted Stock Agreement used in connection with National City Corporation Management Incentive Plan for Senior Officers (filed as Exhibit 10.65 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).
10.40	Form of Incentive Stock Option Agreement (filed as Exhibit 10.66 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).
10.41	Form of Non-qualified Stock Option Agreement (filed as Exhibit 10.67 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).
10.42	Form of contracts with Robert B. Crowl and Jon N. Couture (filed as Exhibit 10.68 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference).
10.43	Release and Non-competition Agreement between National City Corporation and Jose Armando Ramirez (filed as Exhibit 10.69 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).
10.44	Appendices AS, AT, AU, AV, and AW to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.70 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).
10.45	Form of Restricted Stock Unit Award Agreement (filed as Exhibit 10.45 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and incorporated herein by reference).
10.46	National City Corporation Management Severance Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.47 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).
10.47	Form of Amendment to Agreement Not to Compete with David A. Daberko and William E. MacDonald III (filed as Exhibit 10.48 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.48	Form of Non-Elective Deferred Compensation Award Statement (filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on May 1, 2006, and incorporated herein by reference).
10.49	Form of Non-Elective Deferred Compensation Award Statement (filed as Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on May 1, 2006, and incorporated herein by reference).
10.50	Deferred Compensation Plan for Daniel J. Frate (filed as Exhibit 10.51 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).
12	Computation of Ratio of Earnings to Fixed Charges (filed as exhibit 12.1 to National City’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and incorporated herein by reference).
21	Subsidiaries of National City Corporation.*
23.1	Consent of National City Law Department (included in Exhibit 5).*
23.2	Consent of Jones Day (included in Exhibit 8).
23.3	Consent of Keefe, Bruyette & Woods, Inc. (included in opinion included as Annex B to the proxy statement/prospectus).*
23.4	Consent of Ernst & Young LLP relating to the consolidated financial statements of National City Corporation.
23.5	Consent of Deloitte & Touche LLP relating to the consolidated financial statements of Fidelity Bankshares, Inc.
24	Power of Attorney.*
(b)	Financial statement schedules: Not applicable.
(c)	Reports, opinion or appraisals: The opinion of Keefe, Bruyette & Woods, Inc. is included as Annex B to the proxy statement/prospectus.

* Previously filed.

Item 22.	Undertakings

A.	National City hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	National City hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	National City hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

D.	National City undertakes that every prospectus (i) that is filed under paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of National City pursuant to the foregoing provisions, or otherwise, National City has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by National City of expenses incurred or paid by a director, officer or controlling person of National City in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, National City will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of and will be governed by the final adjudication of such issue.

F.	National City hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus under Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

G.	National City hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, National City has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on October 12, 2006.

NATIONAL CITY CORPORATION

By:	/s/ Thomas A. Richlovsky
Thomas A. Richlovsky
Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on October 12, 2006.

/s/ David A. Daberko* David A. Daberko	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey D. Kelly Jeffrey D. Kelly	Vice Chairman and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas A. Richlovsky Thomas A. Richlovsky	Senior Vice President and Treasurer (Principal Accounting Officer)

/s/ Jon E. Barfield* Jon E. Barfield*	Director

/s/ James S. Broadhurst* James S. Broadhurst	Director

/s/ Christopher M. Connor* Christopher M. Connor	Director

/s/ Bernadine P. Healy, M.D.* Bernadine P. Healy, M.D.	Director

/s/ S. Craig Lindner* S. Craig Lindner	Director

/s/ Paul A. Ormond* Paul A. Ormond	Director

/s/ Gerald L. Shaheen* Gerald L. Shaheen	Director

/s/ Jerry Sue Thornton, Ph.D.* Jerry Sue Thornton, Ph.D.	Director

/s/ Morry Weiss* Morry Weiss	Director

* David L. Zoeller, Executive Vice President and General Counsel of National City, as attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such officers and directors and filed with this registration statement.

/s/  David L. Zoeller
David L. Zoeller, Attorney-in-Fact